As Filed with the Securities and Exchange Commission on April 7, 2005
                                                Registration No. 333-116360
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   __________

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ____________


                             MEDIS TECHNOLOGIES LTD.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                                  ____________

        DELAWARE                       3629                     13-3669062
(State of Incorporation)   (Primary Standard Industrial      (I.R.S. Employer
                            Classification Code Number)   Identification Number)

                                805 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 935-8484
   (Address and Telephone Number of Registrant's Principal Executive Offices)

                                ROBERT K. LIFTON
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             MEDIS TECHNOLOGIES LTD.
                                805 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 935-8484
            (Name, Address and Telephone Number of Agent for Service)
                                  ____________

                                   COPIES TO:
                              IRA I. ROXLAND, ESQ.
                              STEPHEN E. FOX, ESQ.
                        SONNENSCHEIN NATH & ROSENTHAL LLP
                           1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                                 (212) 768-6700
                               FAX: (212) 768-6800
                                  ____________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

================================================================================

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                           __________________________


     Pursuant to Rule 429 promulgated under the Securities Act of 1933, the prospectus forming a part of this Registration Statement on Form S-1 also relates to the Registrant's Registration Statement on Form S-3 (Registration No. 333-63874), effective on July 17, 2001, the Registrant's Registration Statement on Form S-4 to Form S-3 (Registration No. 333-107801), effective on October 17, 2003, the Registrant's Registration Statement on Form S-3 (Registration No. 333-112623), effective on February 13, 2004, and the Registrant's Registration Statement on Form S-3 to Form S-1 (Registration No. 333-73276), effective on November 26, 2002.

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: (a) one to be used in connection with an offering of up to 170,669 shares of the Registrant's common stock, par value $0.01 per share ("Common Stock"), for resale by the holders thereof named herein (the "Resale Prospectus") and (b) one to be used in connection with an offering of (i) up to 305,528 shares of the Registrant's Common Stock issuable upon exercise of outstanding one-year warrants issued in November 2003, which have previously been registered pursuant to the Registrant's Registration Statement on Form S-4 to Form S-3 (Registration No. 333-107801), (ii) up to 9,208 shares of the Registrant's Common Stock issuable upon exercise of outstanding loyalty program warrants issued as part of the Registrant's September 2002 Shareholder Loyalty Program, which have previously been registered pursuant to the Registrant's Registration Statement on Form S-3 to Form S-1 (Registration No. 333-73276), and (iii) up to 2,189,500 shares of the Registrant's Common Stock for resale by the holders thereof named herein, which have previously been registered pursuant to the Registrant's Registration Statements on Form S-3 (Registration Nos. 333-63874 and 333-112623) (the "Update Prospectus").

     The complete Resale Prospectus follows immediately. Following the Resale Prospectus are certain pages of the Update Prospectus, which include: (i) an alternate front cover page, (ii) an alternate table of contents, (iii) an alternate section entitled "Prospectus Summary--The Offering," (iv) a section entitled "The Offering and Use of Proceeds," (iv) an alternate section entitled "Selling Stockholders" and (v) an alternate section entitled "Plan of Distribution."

     All other pages of the Resale Prospectus and the Update Prospectus are the same.

     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   * * * * * *


                   Subject to Completion, dated April 7, 2005

PRELIMINARY PROSPECTUS


                             MEDIS TECHNOLOGIES LTD.

                         170,669 Shares of Common Stock

                             _______________________


     This prospectus relates to the offer and sale from time to time of up to 170,669 shares of our common stock by the persons described in this prospectus, whom we call the "selling stockholders." Registering these shares does not mean that the selling stockholders will actually offer or sell any of these shares. We will receive no proceeds from the sale of any of these shares if the selling stockholders sell them.

     Our common stock is currently traded on the Nasdaq National Market under the symbol "MDTL." The closing price of our common stock on March 31, 2005 was $14.34 per share.

     THIS INVESTMENT INVOLVES RISKS. YOU SHOULD REFER TO THE DISCUSSION OF RISK FACTORS, BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             _______________________


                                     , 2005

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Forward Looking Statements.....................................................i
Prospectus Summary.............................................................1
Risk Factors...................................................................3
Price Range of Common Stock....................................................9
Selected Financial Data.......................................................10
Management's Discussion and Analysis of Financial Condition
    and Results of Operations.................................................11
Business......................................................................20
Management....................................................................33
Principal Stockholders........................................................39
Certain Transactions..........................................................41
Selling Stockholders..........................................................42
Plan of Distribution..........................................................43
Description of Our Securities.................................................45
Legal Matters.................................................................46
Experts.......................................................................46
Where Can You Find More Information...........................................46
Index To Financial Statements................................................F-1

                           FORWARD LOOKING STATEMENTS

     Because we want to provide you with meaningful and useful information, this prospectus contains certain forward-looking statements that reflect our current expectations regarding our future results of operations, performance and achievements. We have tried, wherever possible, to identify these forward-looking statements by using words such as "anticipate," "believe," "estimate," "expect," "plan," "intend" and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, including the factors set forth under "Risk Factors," which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, any of these statements. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU IN MAKING A DECISION TO ACQUIRE OUR COMMON STOCK. FOR A MORE COMPLETE UNDERSTANDING OF OUR COMPANY AND OUR COMMON STOCK, YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE RISKS DESCRIBED UNDER "RISK FACTORS" FOUND ELSEWHERE IN THIS PROSPECTUS.

                                    OVERVIEW

     Our primary business focus is on the development, manufacturing, marketing and distribution of direct liquid fuel cell products for portable electronic devices, for the consumer (personal and professional) and military markets. A discussion of our direct liquid fuel cell products and technology and of our other technologies, including our CellScan, inherently conductive polymers, stirling cycle system, toroidal technologies and Rankin cycle liner compressor, can be found elsewhere in this prospectus.

     We are a Delaware corporation organized in April 1992. Our principal executive offices are located at 805 Third Avenue, New York, New York 10022. Our telephone number is (212) 935-8484. Our website is located at www.medistechnologies.com. The information on our website is not a part of this prospectus. All of our operating and research facilities are located in the State of Israel.



                                  THE OFFERING

Common stock offered for sale
by the selling stockholders..........................   170,669 shares
Common stock to be outstanding
after this offering..................................   27,220,624 shares (1)
_______________
(1) Based upon our issued and outstanding shares of common stock as of March 31, 2005. This number excludes 1,444,100 and 3,103,000 shares of our common stock which are issuable upon exercise of outstanding warrants and outstanding options granted under our stock option plan, respectively. An additional 147,000 shares are reserved for future grants under our stock option plan.

                    SUMMARY CONSOLIDATED FINANCIAL STATEMENTS

     The following tables set forth our summary historical financial data. The consolidated statement of operations data for the years ended December 31, 2002, 2003 and 2004 have been derived from our audited financial statements included elsewhere in this prospectus. The data should be read in conjunction with our consolidated financial statements and the notes to such statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

STATEMENT OF OPERATIONS DATA:

                                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                             ------------------------------------------------
                                                                 2002              2003              2004
                                                             ------------      ------------      ------------
Sales ....................................................   $    192,000      $    131,000      $         --
Cost of sales ............................................        130,000            46,000                --
                                                             ------------      ------------      ------------
Gross profit .............................................         62,000            85,000                --
Operating expenses:
     Research and development costs, net .................      4,054,000         4,804,000         9,799,000
     Selling, marketing, general and administrative
         expenses ........................................      3,749,000         4,197,000         5,829,000
     Amortization of intangible assets ...................      2,633,000           997,000           208,000
                                                             ------------      ------------      ------------
     Total operating expenses ............................     10,436,000         9,998,000        15,836,000
                                                             ------------      ------------      ------------
     Loss from operations ................................    (10,374,000)       (9,913,000)      (15,836,000)
Other income (expenses):
     Interest and other income ...........................        151,000           131,000           246,000
     Interest expense ....................................        (82,000)          (55,000)          (72,000)
                                                             ------------      ------------      ------------
Loss before minority interest ............................    (10,305,000)       (9,837,000)      (15,662,000)
Minority interest in loss of subsidiaries ................             --                --                --
                                                             ------------      ------------      ------------
Net loss .................................................    (10,305,000)       (9,837,000)      (15,662,000)
Value of warrants issued or extended .....................     (2,241,000)       (1,226,000)       (2,066,000)
                                                             ------------      ------------      ------------
Net loss attributable to common stockholders .............   $(12,546,000)     $(11,063,000)     $(17,728,000)
                                                             ============      ============      ============

Basic and diluted net loss per share .....................   $      (0.57)(1)  $      (0.47)     $      (0.68)
                                                             ============      ============      ============
Weighted average number of common shares used in
     computing net basic and diluted net loss per share...     21,897,871 (1)    23,429,829        26,142,150
                                                             ============      ============      ============

BALANCE SHEET DATA:

                                                                            AS OF DECEMBER 31,
                                                             ------------------------------------------------
                                                                 2002              2003              2004
                                                             ------------      ------------      ------------
Working capital(2)........................................   $  5,037,000      $  5,870,000      $ 12,534,000
Total assets..............................................     67,391,000        68,451,000        79,773,000
Accumulated deficit.......................................    (96,390,000)     (107,453,000)     (125,181,000)
Total stockholders' equity................................     65,405,000        65,977,000        73,863,000

----------------
(1) In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," the weighted average shares used in computing basic and diluted net loss per share, and the basic and diluted net loss per share for the year ended December 31, 2002, have been adjusted to give retroactive effect to shares issued in our March 11, 2003 rights offering.
(2)  Working capital is total current assets less total current liabilities.

     Certain comparative statement of operations data has been reclassified to conform with current year's presentation.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS OTHER INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

         WE HAVE HAD LIMITED REVENUES SINCE INCEPTION AND NONE IN 1999, 2000, 2001 AND 2004, AND WE CANNOT PREDICT WHEN WE WILL ACHIEVE PROFITABILITY.

         We have not been profitable and cannot predict when we will achieve profitability. We have experienced net losses since our inception in April 1992. We, on a consolidated basis with our subsidiaries, have had limited revenues since inception and none in 1999, 2000, 2001 and 2004. We do not anticipate generating significant revenues until we successfully develop, commercialize and sell products derived from our fuel cell technologies or any of our other technologies, of which we can give no assurance. We are unable to determine when we will generate significant revenues from the sale of any of such products.

         We cannot predict when we will achieve profitability, if ever. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of December 31, 2004, we had an accumulated deficit of approximately $125,181,000.

         WE MAY NEVER COMPLETE THE DEVELOPMENT OF COMMERCIALLY ACCEPTABLE FUEL CELL PRODUCTS OR DEVELOP ANY OF OUR OTHER TECHNOLOGIES INTO COMMERCIALLY ACCEPTABLE PRODUCTS.

         We do not know when or whether we will successfully complete the development of commercially acceptable fuel cell products for our target markets, or develop any of our other technologies into commercially acceptable products. We continue to seek to improve our fuel cell technologies, particularly in the areas of energy capacity, power density, stability of power output, operating time, reduction of size and weight as well as the temperature conditions under which the fuel cells can operate. We also seek to improve the engineering design of our fuel cells and refill cartridges before we are able to produce a commercially acceptable product. Additionally, we must complete the production model of the converter used in our power pack to step up voltage together with the power management system that allows the fuel cell Power Pack to respond to differing voltage requirements of different devices. Failure of any of the above could delay or prevent the successful development of commercially acceptable fuel cell products for any of our target markets.

         Developing any technology into a marketable product that the consumer will desire to purchase is a risky, time consuming and expensive process. You should anticipate that we will encounter setbacks, discrepancies requiring time consuming and costly redesigns and changes and that there is the possibility of outright failure.

         WE MAY NOT MEET OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION MILESTONES AND TIME TABLES.

         We establish milestones and time tables, based upon our expectations regarding our technologies, plans and programs at that time, which we use to assess our progress toward developing and delivering into the market place commercially acceptable fuel cell product. These milestones relate to technology and design improvements as well as to dates for achieving large scale production and marketing goals. If our products exhibit technical defects or are unable to meet cost or performance goals, including levels and stability of power output, useful life and reliability, or if our production cannot be achieved in time our commercialization schedule could be delayed and third parties who are collaborating with us to manufacture or market our fuel cell products may decline to continue that collaboration. Furthermore, potential purchasers of our initial commercial products may lose interest or may opt to purchase alternative technologies.

         Generally, we have made technological advances and established production and distribution relationships that met our time table and milestone schedules. We can give no assurance that our commercialization schedule will continue to be met as we further develop our fuel cell products, or any of our other technologies or products.

         CUSTOMERS WILL BE UNLIKELY TO BUY OUR FUEL CELL PRODUCTS UNLESS WE CAN DEMONSTRATE THAT THEY CAN BE PRODUCED FOR SALE TO CONSUMERS AT ATTRACTIVE PRICES.

         To date, we have focused primarily on research and development of our fuel cell technologies and are only at the early stages of production engineering for large scale production of our fuel cell products. Consequently, we have no experience in the final stages of manufacturing our fuel cell products on a commercial basis. We plan to manufacture our fuel cell products through third-party contract manufacturers. We can offer no assurance that either we, our contract manufacturers or any other party we partner with to volume-produce our products will develop efficient, automated, low-cost manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our fuel cell products. Even if we or our contract manufacturers are successful in developing such manufacturing capability and processes, we do not know whether we or they will be timely in meeting our product commercialization schedule or the production and delivery requirements of potential customers. A failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business and financial results.

         The price of our fuel cell products is dependent largely on material and other manufacturing costs. We are unable to offer any assurance that either we or a contract manufacturer will be able to reduce costs to a level which will allow production of a competitive product that the consumer finds attractive or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity. Furthermore, although we have estimated a pricing structure for our fuel cell products, we can give no assurance that these estimates will be correct in light of any manufacturing process we adopt or distribution channels we use.

         Furthermore, our contemplated program for the volume production of our fuel cell products would require us to manufacture the electrodes, catalysts and fuel internally and deliver same to our proposed contract manufacturer. Although we have established electrode production operations in our facility in Israel, we have not ascertained whether we are capable of production of any of that or any other components at a large enough scale to adequately supply those components in sufficient volume, or if those components will meet or surpass the manufacturing standards necessary for a successful final product.

         A COMMERCIALLY ACCEPTABLE MARKET FOR OUR FUEL CELL PRODUCTS MAY NEVER DEVELOP OR MAY TAKE LONGER TO DEVELOP THAN WE ANTICIPATE.

         A commercially acceptable market may never develop for our fuel cell products or any of our other technologies, or may develop more slowly than we anticipate. Our fuel cell products represent a new market product, and we do not know with certainty to what extent, if any, end-users will want to purchase and use them. The development of a commercially acceptable market for our fuel cell products may be affected by many factors, some of which are out of our control, including:

     o the level to which the capabilities of our fuel cell product has advanced in performance, time of use, size, weight, cost and other factors that determine consumer acceptance;

     o    the emergence of newer, more competitive technologies and products;

     o improvements to existing technologies, including existing rechargeable battery technology or the chips used in the electronic devices that allow the batteries to operate more efficiently;

     o the future cost of sodium borohydrides, alkalines, glycerol, ethanol, or any other hydrogen-based fuels, the catalysts used in our fuel cell products or other chemicals used for powering our fuel cell products;

     o regulations that affect or limit the use of the components in our fuel cells or our fuel cells in general, including regulations determining the use of our fuel cell products in an airplane cabin or other consumer uses;

     o    consumer perceptions of the safety of our products; and

     o    consumer reluctance to try a new product.

         If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and may never achieve profitability.

         WE WILL BE UNABLE TO MARKET OR SELL OUR FUEL CELL PRODUCTS OR PRODUCTS DERIVED FROM ANY OF OUR OTHER TECHNOLOGIES IF WE ARE UNSUCCESSFUL IN ENTERING INTO ARRANGEMENTS, ALLIANCES, JOINT VENTURES OR LICENSING AGREEMENTS WITH THIRD PARTIES.

         As we do not have nor do we intend to develop our own marketing or wide scale manufacturing infrastructure, our ability to market, manufacture and sell our fuel cell technologies or any of our other technologies is wholly dependent on our entry into manufacturing, sales or distributing arrangements, strategic alliances, joint ventures or licensing agreements with third parties possessing such capabilities. We can offer no assurance that we will be successful in entering into such arrangements, alliances, joint ventures or agreements or that the terms of which will be entirely beneficial to us.

         PROBLEMS OR DELAYS IN OUR COLLABORATION EFFORTS WITH THIRD PARTIES TO DEVELOP OR MARKET OUR FUEL CELL PRODUCTS COULD HURT OUR REPUTATION AND THE REPUTATION OF OUR PRODUCTS.

         We have entered into agreements with third parties who have agreed to assist us in developing or marketing our fuel cell products or producing and supplying components of our fuel cell products. We are in discussions with other third parties and may enter into similar agreements with such other parties or others in the future, of which we can give no assurances of success. These collaboration agreements contemplate that these third parties will work with our scientists to test various aspects of, or assist in developing components of, our fuel cells. Such tests or development efforts may encounter problems and delays for a number of reasons, including, without limitation, the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly and the failure to maintain and service any test prototypes properly. Many of these potential problems and delays are beyond our control. In addition, collaborative efforts, by their nature, often create problems due to miscommunications and disparate expectations and priorities among the parties involved and may result in unexpected modifications and delays in developing or marketing our fuel cell technologies or impact the cost of making and delivering our fuel cell products.. Any such problems or perceived problems with these collaborative efforts could hurt our reputation and the reputation of our products and technologies.

         OUR EFFORTS TO PROTECT OUR INTELLECTUAL PROPERTY MAY NOT OFFER SUFFICIENT PROTECTION, WHICH COULD HINDER OUR GROWTH AND SUCCESS.

         We regard our patents, trade secrets, copyrights and similar intellectual property rights as essential to our growth and success. We rely upon a combination of patent, copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with employees and with third parties to establish and protect our proprietary rights. We own, directly or indirectly through subsidiaries or companies in which we have an interest, patents for certain technologies and are currently applying for additional patents. We can offer no assurance that we will succeed in receiving patent and other proprietary protection in all markets we enter, or, if successful, that such protection will be sufficient. If we successfully develop and market any or all of our technologies, we expect to face efforts by larger companies and other organizations or authorities to undermine our patents by challenging or copying our intellectual property. Moreover, intellectual property rights are not protected in certain parts of the world. We intend to vigorously defend our intellectual property against any challenges that may arise. However, any infringement action initiated by us may be very costly and require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations.

         CLAIMS BY THIRD PARTIES THAT OUR TECHNOLOGY INFRINGES UPON THEIR PATENTS MAY, IF SUCCESSFUL, PREVENT US FROM FURTHER DEVELOPING OR SELLING OUR TECHNOLOGIES.

         Although we do not believe our business activities infringe upon the rights of others, nor are we aware of any pending or contemplated actions to such effect, we can give no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

         IF WE DO NOT OBTAIN ADDITIONAL FINANCING, WE MAY BE FORCED TO CURTAIL OUR PLANNED MANUFACTURING AND MARKETING PROGRAMS, AS WELL AS RESEARCH AND DEVELOPMENT EFFORTS.

         Our ability to carry out our plans for manufacturing and marketing our fuel cell products, as well as sustain our research and development program is dependent upon our ability to secure additional funding. As of December 31, 2004, giving effect to the $700,000 we raised in our January 2005 private placement and to the approximately

$1,400,000 we raised in the first quarter of 2005 from the exercise of outstanding stock options and warrants, we believe that our cash resources, including monies available to us from our unused credit facility, will be sufficient to support our projected expenditures for operating and developmental activities for our Power Pack products and purchases of capital equipment, for at least the next 14 months. However, our plans for volume manufacturing and marketing would require us very sharply to increase our spending levels prior to the end of such period. To accomplish those plans we will need to raise additional funds through public or private debt or equity financing. We also may require such financing in order to be competitive, to establish a stronger financial position and to continue our operations. We can offer no assurance that we will be able to secure additional funding, or funding on terms acceptable to us, to meet our financial obligations, if necessary, or that a third party will be willing to make such funds available. Our failure to raise additional funds could require us to delay or curtail our marketing and production programs and research and product development efforts or cause us to default under the repayment terms of our revolving credit facility, if we were to borrow funds under that facility and we are unable to repay such borrowings. Furthermore, our failure to successfully develop or market our fuel cell products or products derived from any of our other technologies may materially adversely affect our ability to raise additional funds. In any event, it is not possible to make any reliable estimate of the funds required to complete the development of our fuel cell technologies or any of our other technologies or market and produce our fuel cell products.

         IF WE WERE TO LOSE OUR TECHNICAL TALENT OR MEMBERS OF SENIOR MANAGEMENT AND COULD NOT FIND APPROPRIATE REPLACEMENTS IN A TIMELY MANNER, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

         Our success depends to a significant extent upon Zvi Rehavi, Executive Vice President, Gennadi Finkelshtain General Manager of More Energy, and the other scientists, engineers and technicians that seek out, recognize and develop our technologies, as well as our highly skilled and experienced management, including Robert K. Lifton, our chief executive officer, and Howard Weingrow, our president. The loss of the services of Messrs. Rehavi and Finkelshtain, of any of our other technical talent or of Messrs. Lifton and Weingrow could have a material adverse effect on our ability to develop our fuel cell products into successful commercial products or any of our other technologies into commercial products. We possess key-person life insurance of $245,000 on Mr. Rehavi and $3,000,000 on Mr. Finkelshtain. Although to date we have been successful in recruiting and retaining executive, managerial and technical personnel, we can offer no assurance that we will continue to attract and retain the qualified personnel needed for our business. The failure to attract or retain qualified personnel could have a material adverse effect on our business.

         THERE MAY BE ADVERSE EFFECTS ON OUR EARNINGS AND OUR STOCK PRICE DUE TO THE LARGE AMOUNT OF GOODWILL AND INTANGIBLE ASSETS ON OUR CONSOLIDATED BALANCE SHEET.

         At December 31, 2004, our consolidated balance sheet showed approximately $58,205,000 of goodwill. Our goodwill balance of $58,205,000 is subject to a test for impairment at least annually, which could result in a charge to operations in the event impairment of the goodwill balance would be found. We continue to amortize the remaining unamortized balance of our intangible assets of $672,000, with a remaining useful life of approximately 39 months.

         RISKS ASSOCIATED WITH CONDUCTING OPERATIONS IN ISRAEL COULD MATERIALLY ADVERSELY AFFECT OUR ABILITY TO COMPLETE THE DEVELOPMENT OF OUR FUEL CELL TECHNOLOGY OR ANY OF OUR OTHER TECHNOLOGIES.

         Our research and development facilities, our pilot manufacturing facility for catalyst and electrodes, as well as some of our executive offices and back-office functions, are located in the State of Israel and our key personnel and their families reside in Israel. We are, therefore, directly affected by the political, economic and military conditions in Israel. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and any other country, whether due to the Israeli-Palestinian conflict or America's war against terrorism, among others, could have a material adverse effect on our ability to complete the development of any of our fuel cell products, our technologies or our ability to supply our technology to contract manufacturers, development partners, customers or vendors. Furthermore, any interruption or curtailment of trade between Israel and any other country in which we have strategic relationships could similarly adversely affect such relationships. In addition, all male adult permanent residents of Israel under the age of 54, unless exempt, are obligated to perform up to 36 days of military reserve duty annually and are subject to being called to active duty at any time under emergency circumstances. Some of our employees are currently obligated to perform annual reserve duty. We are unable to assess what impact, if any, these factors may have upon our future operations.

         In addition, historically, Israel has suffered from high inflation and the devaluation of its currency, the New Israeli Shekel, or NIS, compared to the U.S. dollar. Future inflation or further devaluations of the NIS may have a negative impact on our NIS-based obligations over time upon substantial price increases caused by inflation.

         IT MAY BE DIFFICULT TO SERVE PROCESS ON OR ENFORCE A JUDGMENT AGAINST OUR ISRAELI OFFICERS AND DIRECTORS, MAKING IT DIFFICULT TO BRING A SUCCESSFUL LAWSUIT AGAINST US, OR OUR OFFICERS AND DIRECTORS, INDIVIDUALLY OR IN THE AGGREGATE.

         Service of process upon our directors and officers, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, any judgment obtained in the United States against us may not be collectible within the United States to the extent our assets are located outside the United States. This could limit the ability of our stockholders to sue us based upon an alleged breach of duty or other cause of action. We have been informed by our Israeli legal counsel that there is doubt as to the enforceability of civil liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934 in original actions instituted in Israel. However, subject to limitation, Israeli courts may enforce United States final executory judgments for liquidated amounts in civil matters, obtained after a trial before a court of competent jurisdiction, according to the rules of private international law currently prevailing in Israel, which enforce similar Israeli judgments, provided that:

     o due service of process has been effected and the defendant was given a reasonable opportunity to defend;

     o the obligation imposed by the judgment is executionable according to the laws relating to the enforceability of judgments in Israel, such judgment is not contrary to public policy, security or sovereignty of the State of Israel and such judgment is executionable in the state in which it was given;

     o such judgments were not obtained by fraud and do not conflict with any other valid judgments in the same manner between the same parties; and

     o an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

         Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, which can then be converted into United States dollars and transferred out of Israel. The judgment debtor may also pay in dollars. Judgment creditors must bear the risk of unfavorable exchange rates.

         WE INTEND TO RETAIN ALL OF OUR FUTURE EARNINGS, IF ANY, FOR USE IN OUR BUSINESS OPERATIONS AND DO NOT EXPECT TO PAY DIVIDENDS TO OUR STOCKHOLDERS.

         We have not paid any dividends on our common stock to date and do not anticipate declaring any dividends in the foreseeable future. Our board presently intends to retain all earnings, if any, for use in our business operations.

         WE CURRENTLY FACE AND WILL CONTINUE TO FACE SIGNIFICANT COMPETITION.

         Our fuel cell product face and will continue to face significant competition. A large number of corporations, national laboratories and universities in the United States, Canada, Europe, Japan and elsewhere are actively engaged in the development and manufacture of power sources, including batteries and fuel cells, both for portable electronic devices and other uses. Each of these competitors has the potential to capture market share in various markets, which would have a material adverse effect on our position in the industry and our financial results.

         We expect competition to intensify greatly as the need for new energy alternatives becomes more apparent and continues to increase. Some of our competitors are well established and have substantially greater managerial, technical, financial, marketing and product development resources. Additionally, companies, government sponsored laboratories and universities, both large and small, are entering the markets in which we compete. There can also be no assurance that current and future competitors will not be more successful in the markets in which we compete than we have been, or will be in the future. There can be no assurance that we will be successful in such a competitive environment.

         WE EXPECT TO BE DEPENDENT ON THIRD PARTY SUPPLIERS FOR THE SUPPLY OF KEY MATERIALS AND COMPONENTS FOR OUR PRODUCTS.

         If and when either we or our contract manufacturers or manufacturing, strategic alliance or joint venture partners commence production of our fuel cells or fuel cell products, of which there can be no assurance, we expect to rely upon third party suppliers to provide requisite materials and components. A supplier's failure to supply materials or components in a timely manner, or to supply materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, could harm our ability to manufacture our fuel cell products or meet our cost target. We or our contract manufacturers, manufacturing, strategic alliance or joint venture partners may be unable to obtain comparable materials or components from alternative suppliers, and that could adversely affect our ability to produce viable fuel cells or significantly raise the cost of producing fuel cells or fuel cell products.

         In addition, platinum is presently a component of the anode electrode in our fuel cell products. Platinum is a scarce natural resource and we are dependent upon a sufficient supply of this commodity at a cost that allows us to meet our cost targets for our fuel cell products. While we do not anticipate significant near or long-term shortages in the supply of platinum, such shortages could adversely affect our ability to produce commercially acceptable fuel cell product or raise our cost of producing our fuel cell products beyond our targeted cost.

                           PRICE RANGE OF COMMON STOCK

         Our common stock has traded on the Nasdaq National Market under the symbol "MDTL" since October 3, 2000. Between June 6, 2000 and October 2, 2000, our common stock was traded on the Nasdaq SmallCap Market under the same symbol. Prior to June 6, 2000, there was no public market for our common stock. The closing high and low sales prices of our common stock, as reported by the Nasdaq National Market, for the quarters indicated are as follows:

                                                    HIGH        LOW
                                                    ----        ---
      2003:
      First Quarter                               $ 5.320     $ 3.310
      Second Quarter                                8.880       5.350
      Third Quarter                                12.490       7.401
      Fourth Quarter                               12.070       8.450
      2004:
      First Quarter                               $ 16.42     $ 10.95
      Second Quarter                                16.73       12.04
      Third Quarter                                 15.90        8.75
      Fourth Quarter                                18.35       11.75
      2005:
      First Quarter                               $ 21.60     $ 12.07
      Second Quarter (through April 5, 2005)        14.16       13.50

         As of March 31, 2005, there were approximately 562 stockholders of record of our common stock. Such number does not include beneficial owners holding shares through nominee names.

         We have never declared or paid any dividends on our common stock. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business. Thus, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend on various factors, including our results of operations, financial condition, capital requirements and investment opportunities. In addition, the terms of our credit facility restrict our ability to pay dividends on our common stock.

                             SELECTED FINANCIAL DATA

     The selected consolidated statement of operations data for the years ended December 31, 2000 and 2001 and the selected consolidated balance sheet data as of December 31, 2000, 2001 and 2002 have been derived from audited financial statements not included in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 2002, 2003, and 2004 and the selected consolidated balance sheet data as of December 31, 2003 and 2004 have been derived from our audited financial statements included elsewhere in this prospectus. Such consolidated financial statements include the financial statements of all of our direct and indirect subsidiaries. The data should be read in conjunction with the consolidated financial statements and the notes to such statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

STATEMENT OF OPERATIONS DATA:

                                                                         FOR THE YEAR ENDED DECEMBER 31,
                                               ------------------------------------------------------------------------------------
                                                   2000              2001              2002              2003              2004
                                               ------------      ------------      ------------      ------------      ------------
Sales ........................................ $         --      $         --      $    192,000      $    131,000      $         --
Cost of sales ................................           --                --           130,000            46,000                --
                                               ------------      ------------      ------------      ------------      ------------
Gross profit .................................           --                --            62,000            85,000                --
Operating expenses:
     Research and development costs, net .....    4,493,000         4,251,000         4,054,000         4,804,000         9,799,000
     Selling, marketing, general and
        administrative expenses ..............    5,405,000         6,297,000         3,749,000         4,197,000         5,829,000
     Amortization of intangible assets .......   13,668,000        21,129,000         2,633,000           997,000           208,000
                                               ------------      ------------      ------------      ------------      ------------
     Total operating expenses ................   23,566,000        31,677,000        10,436,000         9,998,000        15,836,000
                                               ------------      ------------      ------------      ------------      ------------
     Loss from operations ....................  (23,566,000)      (31,677,000)      (10,374,000)       (9,913,000)      (15,836,000)
Other income (expenses):
     Interest and other income ...............      214,000           178,000           151,000           131,000           246,000
     Interest expense ........................      (13,000)          (63,000)          (82,000)          (55,000)          (72,000)
                                               ------------      ------------      ------------      ------------      ------------
Loss before minority interest ................  (23,365,000)      (31,562,000)      (10,305,000)       (9,837,000)      (15,662,000)
Minority interest in loss of subsidiaries ....      873,000                --                --                --                --
                                               ------------      ------------      ------------      ------------      ------------
Net loss .....................................  (22,492,000)      (31,562,000)      (10,305,000)       (9,837,000)      (15,662,000)
Value of warrants issued or extended .........   (2,971,000)       (3,204,000)       (2,241,000)       (1,226,000)       (2,066,000)
                                               ------------      ------------      ------------      ------------      ------------

Net loss attributable to common stockholders.. $(25,463,000)     $(34,766,000)     $(12,546,000)     $(11,063,000)     $(17,728,000)
                                               ============      ============      ============      ============      ============

Basic and diluted net loss per share ......... $      (1.49)(1)  $      (1.68)(1)  $      (0.57)(2)  $      (0.47)     $      (0.68)
                                               ============      ============      ============      ============      ============
Weighted average number of common shares used
     in computing net basic and diluted net
     loss per share ..........................   17,114,998 (1)    20,720,362 (1)    21,897,871 (2)    23,429,829        26,142,150
                                               ============      ============      ============      ============      ============


BALANCE SHEET DATA:

                                                                                 AS OF DECEMBER 31,
                                               ------------------------------------------------------------------------------------
                                                   2000              2001              2002              2003              2004
                                               ------------      ------------      ------------      ------------      ------------
Working capital(3)......................       $  2,522,000      $  5,489,000      $  5,037,000      $  5,870,000      $ 12,534,000
Total assets............................         87,202,000        69,894,000        67,391,000        68,451,000        79,773,000
Accumulated deficit.....................        (49,078,000)      (83,844,000)      (96,390,000)     (107,453,000)     (125,181,000)
Total stockholders' equity..............         86,142,000        68,634,000        65,405,000        65,977,000        73,863,000

-----------------
(1) In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," the weighted average shares used in computing basic and diluted net loss per share, and the basic and diluted net loss per share for the years ended December 31, 2000 and 2001 have been adjusted to give retroactive effect to shares issued in our March 18, 2002 and March 11, 2003 rights offerings.
(2) In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," the weighted average shares used in computing basic and diluted net loss per share, and the basic and diluted net loss per share for the year ended December 31, 2002, have been adjusted to give retroactive effect to shares issued in our March 11, 2003 rights offering.
(3)  Working capital is total current assets less total current liabilities.

     Certain comparative statement of operations data has been reclassified to conform with current year's presentation.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

         Our primary business focus is on the development, manufacturing, marketing and distribution of direct liquid fuel cell products for portable electronic devices, for the consumer (personal and professional) and military markets. We are also working to develop and commercialize other technologies we own or own the rights to, including the CellScan. We have recently curtailed or stopped the development program for some of our technologies, including our inherently conductive polymers and stirling cycle system, based upon our decision to devote more resources to developing our fuel cell technologies and commercializing fuel cell-based products. In recent years we have increased funding of our fuel cell related efforts, which increases we expect will continue until such time as we successfully commercialize our first fuel cell products, of which we can give no assurance, and perhaps thereafter.

         This presentation includes the operations of our wholly owned subsidiaries, unless we tell you otherwise.

RESULTS OF OPERATIONS

         From our inception in April 1992 through December 31, 2004 we have generated an accumulated deficit of approximately $125,181,000, including approximately $43,543,000 from amortization expense. We expect to incur additional operating losses during 2005 and possibly thereafter, principally as a result of our continuing anticipated research and development costs, increases in selling, marketing, general and administrative expenses related to the introduction of our products and the uncertainty of bringing our fuel cell technology or any of our other technologies to commercial success. Since our inception, we have relied principally on outside sources of funding to finance our operations, as our revenues have been minimal. We expect this to continue until we are able to successfully commercialize our fuel cell or any of our other products or technologies, of which we can give no assurance.

         Our research and development costs, net have increased from approximately $2,749,000 for the year ended December 31, 1999 to approximately $9,799,000 for the year ended December 31, 2004; however, if we are unable to successfully commercially develop our fuel cell technology or any of our other technologies, we will be forced to curtail our spending levels until such time, if ever, as we generate revenues or otherwise receive funds from third party sources.

     YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

         We sustained a net loss of $15,662,000 during the year ended December 31, 2004, compared to $9,837,000 during the year ended December 31, 2003. The increase in the net loss can primarily be attributed to an increase in research and development costs as we increase funding of our fuel cell related efforts, and an increase in selling, general and administrative expenses (including non-cash charges related to stock options and warrants), somewhat offset by a decrease in amortization of intangible assets during the year ended December 31, 2004, as certain intangible assets have become fully amortized.

         We did not recognize any revenues during the year ended December 31, 2004, compared to revenues of approximately $131,000 and gross profit of approximately $85,000 during the year ended December 31, 2003. The revenues recognized during the year ended December 31, 2003 were attributable to a January 2002 agreement to develop for a third party an application for the use of our inherently conductive polymers in its fuel cell products.

         Research and development costs amounted to $9,799,000 during the year ended December 31, 2004, compared to $4,804,000 during the year ended December 31, 2003. The increases in research and development costs incurred during 2004 compared to 2003, can be primarily attributed to an increase of approximately $5,028,000 in costs related to our fuel cell technologies and an increase of approximately $42,000 in costs related to our CellScan, somewhat offset by a net decrease of approximately $75,000 in costs related to our toroidal technologies, stirling cycle system, linear compressor and other research and development costs. The research and development activities for the periods presented include:

     o FUEL CELL TECHNOLOGIES. We incurred costs relating to our fuel cell technologies of approximately $8,495,000 during the year ended December 31, 2004 compared to costs of approximately $3,467,000 during the year ended December 31, 2003. The increase in our research and development expenses related to our fuel cell technologies of approximately $5,028,000 reflect our decision to continue to devote substantial and increasing amounts of resources to the further development of our fuel cell technologies and products.

     o CELLSCAN. We incurred costs relating to the refinement and assembly of the desktop CellScan system and on various CellScan research activities of approximately $1,003,000 during the year ended December 31, 2004, compared to costs of approximately $961,000 during the year ended December 31, 2003. During the year ended December 31, 2004, in order to move towards commercialization of the CellScan, we devoted a greater proportion of our CellScan resources to the assembly of additional desktop CellScan systems, as compared to the same periods in 2003 when we devoted a greater proportion to the establishment of CellScan research programs at third party medical institutions.

     o TOROIDAL TECHNOLOGIES, STIRLING CYCLE SYSTEM, LINEAR COMPRESSOR AND OTHER COSTS. We incurred costs relating to our toroidal engine and compressor, stirling cycle system, linear compressor and other research and development costs aggregating approximately $300,000 during the year ended December 31, 2004, compared to costs of approximately $376,000 during the year ended December 31, 2003. The decrease reflects management's decision to allocate less of our resources to the development of these technologies and more of our resources to the development of our fuel cell technologies and products.

         Selling, marketing, general and administrative ("SG&A") expenses during the year ended December 31, 2004 amounted to approximately $5,829,000, compared to approximately $4,197,000 during the year ended December 31, 2003. The increase of $1,632,000 for the year ended December 31, 2004 is primarily attributable to an increase in non-cash charges relating to stock options and warrants of approximately $931,000 (comprised of approximately $964,000 related to the extension of the expiration date of certain stock options and warrants, partially offset by a net decrease of approximately $33,000 in other costs related to stock options and warrants); an increase in selling and marketing expenses of approximately $285,000; an increase in professional fees of approximately $171,000; an increase in labor and executive consulting costs of approximately $101,000; an increase in insurance costs of approximately $79,000; and a net increase in various other SG&A cost categories of approximately $65,000.

         Amortization of intangible assets amounted to $208,000 during the year ended December 31, 2004, compared to $997,000 during the year ended December 31, 2003. The decrease for the year ended December 31, 2004 is primarily attributable to intangible assets acquired in our September 2000 exchange offer for shares of Medis El that we did not already own becoming fully amortized during the year ended December 31, 2003, partially offset by amortization of intangible assets acquired in our March 2003 acquisition of the remaining 7% of More Energy that we did not already own.

     YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

         We sustained net losses of $9,837,000 during the year ended December 31, 2003, compared to $10,305,000 during the year ended December 31, 2002. The decrease in the net losses can primarily be attributed to decreases in amortization of certain intangible assets as such intangible assets become fully amortized, somewhat offset by an increases in research and development costs as we increase funding of our fuel cell related efforts, and selling, general and administrative expenses.

         We recognized revenues of approximately $131,000 and gross profit of approximately $85,000 during the year ended December 31, 2003, compared to revenues of approximately $192,000 and gross profit of approximately $62,000 during the year ended December 31, 2002. The revenue in 2003 is attributable to a January 2002 agreement to develop for a third party an application for the use of our inherently conductive polymers in its fuel cell products. In October 2003, such agreement was terminated by the other party to the agreement prior to its scheduled termination date, for reasons unrelated to our technology or performance. Since the inception of such agreement in January 2002, we received approximately $268,000 and expect to receive an additional amount of approximately $6,000 on billings for the period prior to the termination. We do not expect to receive the $26,000 balance that would have been due under such agreement had it run through its entire term. The revenues recognized in 2002 were attributed both to

$138,000 under the January 2002 agreement and to $54,000 under a one-time purchase order in which we designed a direct liquid fuel cell for use in a new energy pack for infantry soldiers. All of such revenues are non-recurring.

         Research and development costs amounted to $4,804,000 during the year ended December 31, 2003, compared to $4,054,000 during the year ended December 31, 2002. The increases in research and development costs incurred during 2003 compared to 2002 can be primarily attributed to an increase of approximately $1,222,000 related to our fuel cell technologies, somewhat offset by a decrease of approximately $221,000 in costs related to our CellScan and a net decrease of approximately $251,000 in costs related to our toroidal technologies, stirling cycle system, linear compressor and other costs. The research and development activities for the periods presented include:

     o FUEL CELL TECHNOLOGIES. We incurred costs relating to our fuel cell technologies of approximately $3,467,000 during the year ended December 31, 2003 (net of credits aggregating approximately $299,000 recognized pursuant to our contracts with General Dynamics), compared to costs of approximately $2,245,000 during the year ended December 31, 2002. The net increase in our research and development expenses relating to our fuel cell technologies of approximately $1,222,000 in 2003 compared to 2002 reflects our decision to continue to devote substantial and increasing amounts of resources to the further development of our fuel cell technologies and products.

     o CELLSCAN. We incurred costs relating to the refinement of the desktop CellScan system and on various CellScan research activities of approximately $961,000 during the year ended December 31, 2003, compared to costs of approximately $1,182,000 during the year ended December 31, 2002. The decrease in 2003 compared to 2002 can be primarily attributed to decreases in costs incurred related to the retention of third party researchers in the development and testing of new CellScan applications, labor costs and material costs, partially offset by an increase in other costs.

     o TOROIDAL TECHNOLOGIES, STIRLING CYCLE SYSTEM, LINEAR COMPRESSOR AND OTHER. We incurred aggregate costs relating to our toroidal engine and compressor, stirling cycle system, linear compressor and other costs of approximately $378,000 during the year ended December 31, 2003, compared to costs of approximately $627,000 during the year ended December 31, 2002. The decrease in 2003 compared to 2002 can be primarily attributed to decreases in costs incurred from the use of consultants and subcontractors, labor costs, and other costs reflecting management's decision to allocate more of our research and development resources to fuel cell development.

         Selling, marketing, general and administrative expenses during the year ended December 31, 2003 amounted to approximately $4,197,000, compared to approximately $3,749,000 during the year ended December 31, 2002. The increase of $448,000 during 2003 compared to 2002 is primarily attributable to an increase in non-cash charges relating to stock options and warrants of approximately $430,000, an increase in insurance costs of approximately $144,000 and an increase in selling and marketing expenses of approximately $142,000, somewhat offset by a decrease in executive and other consulting expenses of approximately $224,000 and a net decrease in various other SG&A cost categories aggregating to approximately $44,000.

         Amortization of intangible assets amounted to $997,000 during the year ended December 31, 2003, compared to $2,633,000 during the year ended December 31, 2002. The decrease is primarily attributable to intangible assets acquired in our June 2000 exchange offer for shares of Medis El that we did not already own becoming fully amortized during the year ended December 31, 2003, partially offset by amortization of intangible assets acquired in our March 2003 acquisition of the remaining 7% of More Energy that we did not already own.

LIQUIDITY AND CAPITAL RESOURCES

         We finance our operations primarily through the proceeds of investor equity financing, which we will continue to depend on, at the earliest, until such time as we successfully commercialize our fuel cell products or products derived from any of our other technologies.

         Our working capital and capital requirements at any given time depend upon numerous factors, including, but not limited to:

     o    the progress of research and development programs;

     o    the status of our technologies; and

     o the level of resources that we devote to the development of our technologies, patents, marketing and sales capabilities.

         Another possible source of revenue or other means to effect our cash expenditures are collaborative arrangements with businesses and institutes for research and development and companies participating in the development of our technologies. Since January 2002, we have realized revenues of $323,000 on costs of sales of $176,000, as well as credits against our research and development costs of approximately $452,000, with respect to collaborative arrangements with third parties relating to our fuel cell technologies. There can be no assurance that we will realize additional revenue or credits to our research and development expense from such collaborative arrangements still in existence or that we will enter into additional collaborative arrangements in the future. Furthermore, there can be no assurance that we will raise additional funds through any financing approach implemented by us.

         In January 2004, we issued 1,425,000 shares of our common stock in a private placement to institutional investors. We received gross proceeds of approximately $14,588,000, less related costs of approximately $309,000.

         In December 2004, we issued 220,000 shares of our common stock in a private placement to an accredited investor, for proceeds of approximately $3,080,000.

         During the year ended December 31, 2004, optionholders, including officers and a director, exercised outstanding options issued under our 1999 Stock Option Plan to acquire 285,450 shares of our common stock, for aggregate proceeds of approximately $1,656,000.

         During the year ended December 31, 2004, warrant holders, including officers and directors, exercised outstanding warrants to acquire 548,101 shares of our common stock, at exercise prices ranging from $4.92 to $9.60 per share, for aggregate proceeds of approximately $2,846,000.

         In January 2005, we issued 50,000 shares of our common stock in a private sale to an accredited investor, for proceeds of approximately $700,000.

         During the first quarter of 2005, warrant holders, including Stanoff Corporation, which is controlled by Robert K. Lifton, our chairman and chief executive officer, and Howard Weingrow, our president, and CVF, LLC, exercised outstanding warrants to acquire 108,805 shares of our common stock at exercise prices ranging from $5.41 to $9.60 per share, for aggregate proceeds of approximately $1,044,000. Of such warrants exercised, Stanoff Corporation exercised warrants to acquire 65,000 shares of our common stock and CVF exercised warrants to acquire 40,000 shares of our common stock, at a price of $9.60 per share for aggregate proceeds of $624,000 and $384,000, respectively. During the same period, optionholders exercised outstanding options issued under our 1999 Stock Option Plan to acquire 45,000 shares of our common stock, for aggregate proceeds of approximately $358,000.

         Proceeds from all of the above financing and option and warrant exercises have been and will continue to be used for working capital, including for the continued development and production of our direct liquid fuel cell technologies and related products, as well as for selling, marketing, general and administrative expenses.

         For the year ended December 31, 2004, net cash used in operating activities was $10,178,000, as compared to $7,974,000 for year ended December 31, 2003. The increase was primarily attributable to management's decision to continue to increase levels of spending on research and development related to our fuel cell technologies during the year ended December 31, 2004 compared to the year ended December 31, 2003, and increases in SG&A expenditures, as described more fully above.

         For the year ended December 31, 2004, net cash used in investing activities was $2,549,000, which represented the following: (i) investments in short-term deposits of $12,198,000, fully offset by maturities of $12,198,000;
(ii) purchases of property and equipment of approximately $2,408,000, of which approximately $1,635,000 represents leasehold improvements and other property and equipment costs for our new facility in Lod, Israel (including $935,000 of leasehold incentive obligation); and (iii) a loan of approximately $141,000 to Gennadi

Finkelshtain, the General Manager of More Energy, under an existing three year promissory note dated April 11, 2003, as amended, made principally to enable him to pay the final installment of certain taxes arising in connection with our March 2003 purchase from him of the remaining 7% of More Energy we did not already own. This is compared to net cash used in investing activities of $734,000 for the year ended December 31, 2003, which was comprised of capital expenditures aggregating approximately $576,000 and a loan of approximately $158,000 to Mr. Finkelshtain pursuant to the promissory note described above.

         For the year ended December 31, 2004, cash aggregating $21,865,000 was provided by financing activities, compared to $9,292,000 for the year ended December 31, 2003. During the year ended December 31, 2004, cash was provided by the financing activities described above. The cash provided by financing activities for the year ended December 31, 2003 aggregating $9,292,000 was generated from: (i) our March 11, 2003 rights offering from which we generated gross proceeds of approximately $5,000,000, less costs of such offering of approximately $122,000; (ii) proceeds of approximately $3,721,000, less related costs of approximately $112,000, pursuant to our offer to exchange and exercise which commenced September 3, 2003 and expired on November 13, 2003; (iii) warrant holders exercising warrants to purchase an aggregate of 38,051 shares of our common stock, for proceeds of approximately $184,000; and (iv) holders of options issued under our stock option plan exercised options to acquire an aggregate of 112,350 shares or our common stock, for proceeds of approximately $621,000.

         As of December 31, 2004, we had approximately $15,758,000 in cash and cash equivalents and an unused $5,000,000 revolving credit line which terminates in accordance with its terms on July 1, 2006. As of December 31, 2004, giving effect to the $700,000 we raised in our January 2005 private placement and to the approximately $1,400,000 we raised in the first quarter of 2005 from the exercise of outstanding stock options and warrants, we believe that our cash resources, including monies available to us from our unused credit facility, will be sufficient to support our projected expenditures for operating and developmental activities for our Power Pack products and purchases of capital equipment, for at least the next 14 months. However, our plans for volume manufacturing and marketing would require us very sharply to increase our spending levels prior to the end of such period, as our initial estimate is that preparing for volume production, including construction of a manufacturing line, will cost approximately $22 million. To accomplish those plans we will need to raise additional funds through public or private debt or equity financing. We also may require such financing in order to be competitive, to establish a stronger financial position and to continue our operations. We can offer no assurance that we will be able to secure additional funding, or funding on terms acceptable to us, to meet our financial obligations, if necessary, or that a third party will be willing to make such funds available. Our failure to raise additional funds could require us to delay or curtail the marketing and production programs relating to our planned roll-out of the disposable Power Pack, and research and product development efforts or cause us to default under the repayment terms of our revolving credit facility, if we were to borrow funds under that facility and we are unable to repay such borrowings. Furthermore, our failure to successfully develop or market our fuel cell products or products derived from any of our other technologies may materially adversely affect our ability to raise additional funds. In any event, it is not possible to make any reliable estimate of the funds required to complete the development of our fuel cell technologies or any of our other technologies or market and produce our fuel cell products.

COMMITMENTS AND CONTINGENCIES

         The following table sets forth our contractual obligations at December 31, 2004.

                                                                     PAYMENT DUE BY PERIOD
------------------------------------   ---------------------------------------------------------------------------
                                                                                                         2009 AND
  CONTRACTUAL OBLIGATIONS                 TOTAL        2005         2006         2007         2008      THEREAFTER
------------------------------------   ----------   ----------   ----------   ----------   ----------   ----------
Operating Lease Obligation             $  341,000   $  157,000     $ 116,00   $   68,000   $     --     $     --
Purchase Obligations                    6,736,000    4,736,000      699,000      454,000      454,000      393,000
Other Long-Term Liabilities (Note 1)    1,451,000      145,000      145,000      145,000      145,000      871,000
                                       ----------   ----------   ----------   ----------   ----------   ----------
Total                                  $8,528,000   $5,038,000   $  960,000   $  667,000   $  599,000   $1,264,000
                                       ==========   ==========   ==========   ==========   ==========   ==========

Note 1: Other Long-Term Liabilities represents our accrued severance pay as of December 31, 2004. Since we do not expect a high level of employee turnover giving rise to the payment of significant amounts of severance obligations, we have included approximately 10% of the total liability in each of the years 2005 through 2008 and the remainder in 2009 and thereafter.

TAX MATTERS

         As of December 31, 2004, for U.S. federal income tax purposes, we have net operating loss carry-forwards of approximately $10,702,000. For Israeli income tax purposes, we have net operating loss carry-forwards of approximately $51,130,000. Since our inception, we have not had any taxable income. Also, neither we nor any of our subsidiaries have ever been audited by the United States or Israeli tax authorities since incorporation.

         The availability of our U.S. net operating loss carry-forwards may be reduced to the extent one or more direct or indirect holders of 5% or greater amount of our common stock increases their equity interest in us by more than 50% in the aggregate.

GRANTS OBTAINED FROM THE STATE OF ISRAEL

         Medis El, our indirect wholly-owned subsidiary, received approximately $1,800,000 in research and development grants from the Office of the Chief Scientist of the Ministry of Commerce and Industry of the State of Israel from its inception to 1997. This is based upon a policy of the government of Israel to provide grants of between 50% and 66% of qualifying approved research and development expenditures to promote research and development by Israeli companies. Medis El received 50% of qualifying approved research and development expenditures, with $1,629,000 of such funds being allotted for the CellScan and $167,000 allotted for the neuritor. Pursuant to the grant arrangement, Medis El is required to pay 3% of its sales of CellScan and neuritor products developed with the grant funds until the grant amounts are paid in full. There is no requirement to repay the grants if the products developed with the grant funds are not sold. If Medis El sells the underlying technology prior to repaying the grant funds, it must first seek permission from the Israeli government for such sale. Prior to Medis El receiving grant funds in 1992, Medis El assumed from Israel Aircraft Industries Inc., our largest stockholder, its obligation relating to the repayment of grants out of future royalties, if any, of approximately $805,000. As of December 31, 2004, Medis El's total contingent obligation for the repayment of grants, which includes the $805,000, is $2,601,000. Neither we nor Medis El presently receive any grants from the State of Israel.

APPROVED ENTERPRISE

         Under the Israeli Law for the Encouragement of Capital Investments, 1959, Medis El was issued a certificate of approval as an "Approved Enterprise." Under the law, Medis El elected the "combined path," pursuant to which Medis El had the right to receive a government guaranteed bank loan of 66% of the amount of the approved investment. In addition, Medis El had the right to receive a grant of 24% of the approved investment, in which case the loan would be reduced by the amount of the grant. Medis El received investment grants of approximately $97,000 and loans of approximately $893,000. The investment grants were used to invest in equipment, furniture and fixtures and commercial vehicles. The loan proceeds were used for the above as well as to acquire know-how, leasehold improvements, marketing and working capital. The loans were paid-off in full during the year ended December 31, 2000. Additionally, the tax liability in respect of Medis El's income deriving from its Approved Enterprise activities is calculated at a rate of 20% of income for a ten-year period, with tax on dividends distributed of 15%, instead of 25%. These tax benefits expire in 2006.

         In September 2001, More Energy, our fuel cell subsidiary, was granted Approved Enterprise status. The plan provides a two-year tax exemption, as well as reduced tax (25%-10%) for a period of 5-8 years. The benefits from the Approved Enterprise programs depend upon More Energy fulfilling the conditions under the grant and the laws governing the grant. The commencement of the benefits period is determined beginning with the year in which taxable income is initially generated by the Approved Enterprise, provided that the earlier of 14 years have not elapsed from the year in which the approval was granted, or 12 years from the year in which the enterprise was initially operated. More Energy's initial approved enterprise plan was completed during 2004 and it is in the process of submitting a new plan.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities. On an on-going basis, we evaluate past judgments and our estimates, including those related to goodwill and intangible assets, stock options and warrants and deferred income taxes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

         We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

     GOODWILL AND INTANGIBLE ASSETS

         We consider accounting policies related to our goodwill and other intangible assets to be critical due to the estimation processes involved and their materiality to our financial statements. As of December 31, 2004, the net book values of our goodwill and intangible assets were $58,205,000 and $672,000, respectively. Our goodwill and other intangible assets arose primarily as a result of three purchase accounting transactions: our acquisition of the minority interest in Medis Inc. in 1997, our exchange of our shares for the minority interest in Medis El in 2000 and our acquisition of the remaining 7% of More Energy that we did not already own in 2003. In amortizing our goodwill through December 31, 2001 and our intangible assets through December 31, 2004, we made estimates and assumptions regarding the useful lives of such assets. If our estimates and assumptions change, the useful lives and resulting charges to operations for amortization of such assets would also change.

         Additionally, with respect to our goodwill and intangible assets, as of January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which was issued by the Financial Accounting Standards Board in June 2001. SFAS No. 142 requires enterprises, effective January 1, 2002, to discontinue amortizing goodwill, and instead requires that goodwill be subject to at least an annual assessment for impairment. As part of our initial evaluation of our goodwill and intangible assets for any possible impairment, as of January 1, 2002, we were required to use estimates and assumptions with respect to markets for our products, future cash flows, discount rates and timing of commercialization of our technologies in determining the fair value of our reporting units. We have also performed annual tests for impairment of our goodwill in 2002, 2003 and 2004. The estimates we used assume that our products will be accepted and that we will gain market share in the future and will experience growth in such market share. If we fail to deliver products or to achieve our assumed revenue growth rates or assumed gross margins, if the products fail to gain expected market acceptance, or if our estimates and/or other assumptions change or other circumstances change with respect to future cash flows, discount rates and timing of commercialization of our technologies, we may, in the future, be required to record charges to operations for impairment of our goodwill and/or our intangible assets.

     STOCK OPTIONS AND WARRANTS

         We also consider accounting policies related to stock options and warrants to be critical due to the estimation process involved. We utilize stock options and warrants as an important means of compensation for employees, directors and consultants and also warrants as an instrument in our fundraising process. Accounting for such options and warrants, in some circumstances, results in significant non-cash charges to our operations or accumulated loss. There are assumptions and estimates involved in determining the value of such stock options and warrants and the timing of related charges to our operations or accumulated loss. These estimates and assumptions include the expected term of the option, volatility of our stock price and interest rates. The market price of our stock also has a significant impact on charges we incur related to stock options and warrants. If these estimates and assumptions change or if our stock price changes, the charges to operations and/or accumulated loss could also change significantly.

         As provided for in SFAS No. 148, we have elected to continue to follow Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," and FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" in accounting for its employee stock options, under which compensation expense, if any, is generally based on the difference between the exercise price of an option or the amount paid for the award and the market price or fair value of the underlying common stock at the date of the grant. In December 2004, the Financial Accounting Standards Board ("FASB") issued the revised Statement of Financial Accounting Standards ("SFAS") No. 123, "Share-Based Payment" ("SFAS 123R"), which addresses the accounting for share-based payment transactions in which we obtain employee services in exchange for (a) equity instruments of the Company or (b) liabilities that are based on the fair value of the our equity instruments or that may be settled by the issuance of such equity instruments. This statement eliminates the ability to account for employee share-based payment transactions using APB No. 25 and requires instead that such transactions be accounted for using the grant-date fair value based method. This statement will be effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005 (for our quarterly period beginning July 1, 2005). We expect to incur significant non-cash charges to operations on any grants of stock options to employees and directors subsequent to our adoption of SFAS123R as well as on unvested grants at the date of our adoption of SFAS 123R.

     DEFERRED INCOME TAXES AND VALUATION ALLOWANCE

         We record a valuation allowance to reduce our deferred tax assets to zero. In the event that we were to determine that we are likely to be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax assets would be credited to operations in the period such determination was made.

RECENT ACCOUNTING PRONOUNCEMENTS

         In December, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), "Share-Based Payment," ("SFAS 123(R)") which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation." Statement 123(R) supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows." Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

         Statement 123(R) must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. We expect to adopt Statement 123(R) on July 1, 2005.

         Statement 123(R) permits public companies to adopt its requirements using one of two methods:

            1. A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.

            2. A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

         We plan to adopt Statement 123(R) using the modified-prospective method and expects that the adoption will have a significant effect on our consolidated financial statements.

         In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29" ("SFAS 153"). The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions" ("APB 29"), is based on the principle that exchanges of nonmonetary assets should be measure based on fair value of the assets exchanged. APB 29 included certain exceptions to that principle. SFAS 153 amends APB 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. We do not expect that the adoption of SFAS 153 will have a significant effect on its consolidated financial statements.

         FASB Staff Position ("FSP") No. 109-2, "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004" ("FSP 109-2"), provides guidance under FASB Statement No. 109, "Accounting for Income Taxes," with respect to recording the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the "Jobs Act") on enterprises' income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004. FSP 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying FASB Statement No. 109. We expect that the adoption of FSP109-2 will not have a significant effect on our consolidated financial statements.

                                    BUSINESS

INTRODUCTION

     Our primary business focus is on the development, manufacturing, marketing and distribution of direct liquid fuel cell products for portable electronic devices, for the consumer (personal and professional) and military markets. A discussion of our direct liquid fuel cell products and technology and of our other technologies, including our CellScan, inherently conductive polymers, stirling cycle system, toroidal technologies and Rankin cycle liner compressor, follows.

     We are a Delaware corporation organized in April 1992. Our executive offices are located at 805 Third Avenue, New York, New York 10022. Our telephone number is (212) 935-8484. Our website is located at www.medistechnologies.com. We make available free of charge through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically filed such material with, or furnished it to, the Securities and Exchange Commission. The information on our website is not part of this prospectus.

FUEL CELLS

     INTRODUCTION

     Our primary business focus is on the development, manufacturing, marketing and distribution of direct liquid fuel cell products to power and charge portable electronic devices, such as most cell phones (including the most advanced "3G" cell phones with a full range of functionality), digital cameras, PDAs (both for personal and professional use, including wireless versions with e-mail capability), MP3 players, hand-held video games and other devices with similar power requirements, as well as a broad array of military devices.

     Our first planned consumer fuel cell product, which we call our "Power Pack," is a disposable, portable auxiliary power source capable of providing power to operate and charge many of the most advanced portable electronic devices. When a device's battery is running low or is discharged, the Power Pack allows the continued use of the device while at the same time charging the battery. When the Power Pack has depleted its fuel, it can be disposed of by the consumer. By contrast, the military product we are developing and what we anticipate will be a second generation consumer product, is refuelable rather than disposable. When the fuel in those Power Packs is depleted, the user employs a removable fuel cartridge that replaces the fuel and the electrolyte in a matter of seconds.

     A fuel cell is an electro-chemical device that converts the chemical energy of a fuel, such as our patented fuel, hydrogen or methanol, into electrical energy. There are a number of different types of fuel cells being developed for commercial applications, some of which are intended for large scale applications such as automobiles and stationary power generation. By contrast, our fuel cells are not derivative or a miniaturization of these larger systems; rather we have specifically designed our system for small scale applications, and in particular for use with portable electronic devices. We also believe that certain technologies used in our fuel cells, particularly our patented fuel, may be applicable in the development of larger fuel cells delivering tens of kilowatts of power. While we have no current intention to divert our resources or funds to develop or manufacture larger fuel cells, we would consider the possibility of joint activity or licensing relationship with an appropriate company in that arena.

     Central to our fuel cell products is our patented highly-advanced liquid fuel. As reflected in our patents, the basic components of our fuels are borohydride - alkaline solutions combined with alcohols. These compounds are characterized by high levels of electrochemical activity which results in high levels of power density and energy capacity at a broad range of temperatures, even including room temperatures. These are important conditions for working with portable power sources. Our fuel is not flammable and the pH level of our fuel is approximately the same as that of alkaline batteries. This contrasts with methanol, the traditional fuel used in small fuel cells being developed for portable electronic devices, which has severe limitations due to its high flammability and toxicity levels.

     OUR FUEL CELLS COMPARED TO RECHARGEABLE BATTERIES

     Fuel cells for small-scale applications have many of the characteristics of rechargeable batteries and in certain applications could compete with them. A key distinguishing feature between fuel cells and rechargeable batteries is that a fuel cell transforms its fuel directly into electrical power and produces power as long as the fuel is supplied. Batteries are energy storage devices that release power until the chemical reactant stored in the battery is depleted. Once the chemical reactant is depleted, the battery must be recharged or discarded.

     As portable electronic devices continue to advance and to offer greater capabilities and functionality, the power gap that already exists between those ever-increasing power demands of electronic applications and the power that is available from batteries continues to widen. We believe that mobile operators (wireless carriers/service providers) and device manufacturers will seek significantly increased and longer lasting power to satisfy consumer desires. Since we believe that batteries presently used in these devices are approaching their technological limit, we expect the Power Pack to help fill that gap.

     OUR FUEL CELLS COMPARED TO OTHER FUEL CELLS

     Much of the traditional fuel cell development for the portable electronic device market centers around direct methanol fuel cells using a solid polymer membrane (proton exchange membrane, or PEM), unlike our use of our patented fuel and an alkaline electrolyte. Although the proton exchange membrane, itself, has the advantage of requiring less space than a liquid electrolyte, we believe that the use of PEM technology has other disadvantages which make it more difficult to reduce the overall size of the fuel cell, and increase the power densities to an amount needed for portable electronic devices at commercially acceptable temperature levels for broad consumer use. In a direct methanol fuel cell with a PEM, the concentration of methanol used in the fuel cell stacks is usually limited to 3% to 6%, reducing the performance of the fuel cell. In order to achieve such reduced concentrations of methanol, most traditional direct methanol fuel cells are constructed with an external cartridge delivery system containing concentrations of methanol as high as 99.5 to 100 percent to feed the methanol into the fuel cell system and a regulator to control and reduce the flow of methanol. We believe that such high concentrations of methanol raise issues of consumer health and safety and would preclude bringing such a methanol fuel cell in an airplane cabin, as well as impose other restrictions on transportability. Other direct methanol fuel cell external support systems may include a water management system, a temperature control system and where fuel cells are arranged in a stack, a forced air system. Such direct methanol fuel cell support systems could result in increased size, complexity and cost. Direct methanol fuel cells generally also use platinum or other expensive noble metals on both the anode and the cathode.

     Other companies have announced their use of reformers inside their fuel cells to convert methanol into hydrogen which is then used to create power. The public announcements thus far suggest the presence of heat of over 200 degrees Celsius in these products. Other announcements have suggested the planned use of nanotechnology methods to create new forms of fuel cells. We are not aware of any concrete evidence of successful development of fuel cells using nanotechnology. It should be noted, however, that considerable resources are being applied by many large companies to develop fuel cells using all of these, as well as other methods, and we can give no assurance that a fuel cell product will not be developed using highly concentrated methanol, reformers, nanotechnology or other approaches that would be competitive to our products.

     We have developed a fuel cell that we believe has obviated many of the problems that have affected traditional PEM-based fuel cells. Our fuel cell technology enables us to use a safer patented fuel which is not flammable, avoiding methanol's levels of toxicity and flammability. Our fuel cell is self-regulating, meaning it provides sufficient power to meet the draw-down of power as needed. It does not require an external fuel delivery or regulating system so it can be made as a disposable product or it can use a cartridge that replaces the fuel in a matter of seconds and need not constantly sit in the fuel cell. Furthermore, our fuel cell does not require a water management system, a forced air system, a heat control system, a reformer or other complex system. Instead, our fuel cell has a very simple design and architecture, consisting of an anode, a cathode, a chamber for the liquid electrolyte and a fuel chamber. We have also eliminated the use of platinum on the cathode, and while we are still using limited amounts of platinum on the anode, we are seeking to eliminate the use of any platinum on the anode, thereby eliminating all platinum and other noble metals in our fuel cells. In addition, the cost of the liquid electrolyte in our fuel cell is substantially lower than the cost of a PEM. Eliminating complex systems, using a low cost electrolyte and reducing or eliminating platinum from our fuel cells, we believe enables us to lower the component costs of our product significantly. Finally, our fuel cell technology has allowed us to improve our fuel cell's performance in power output and operating time relative to size and weight. As a result, we are able to use a single fuel cell in making a product, such as our Power Pack, rather than stacking a number of fuel cells with the additional complexity that approach may require. Since the initial voltage created by our fuel cell is 0.35 to 1.0 volt, our system uses a DC to DC converter that we have developed to be able to increase the initial voltage from
0.35 to 5 volts.

     STATE OF OUR FUEL CELL PRODUCTS

     Our first two fuel cell products are our disposable Power Pack for the consumer (both personal and professional) market and our refuelable Power Pack for military use.

     DISPOSABLE POWER PACK

     Our disposable Power Pack is a portable auxiliary power source that allows the continued use of a portable electronic device whose battery is depleted, while at the same time charging the battery. The disposable Power Pack is expected to provide sufficient power to operate and charge most of the advanced portable electronic devices on the market today, such as most cell phones (including the most advanced "3G" cell phones and those with built-in cameras), digital cameras, PDAs (both for personal and professional use, including wireless versions with e-mail capability), MP3 players, hand-held video games and other devices with similar power requirements, since our patent pending power management system provides the capability of charging a number of different devices using inexpensive connectors that access the particular device's battery. When used to power a cell phone, each disposable Power Pack is expected to deliver the equivalent of 15 to 20 hours of talk time, or about two to five full charges of the battery, depending on the individual cell phone power consumption and battery type. When used to power a rechargeable digital camera, the disposable Power Pack is expected to deliver two to five full charges of the battery, depending on the individual camera's power consumption and battery type. Before its use, the Power Pack is expected to have a shelf life in excess of a year. Once it is started, the disposable Power Pack is expected to be usable for four to six weeks.

     The disposable Power Pack has an anticipated maximum size of 80 x 50 x 30 mm (3.2 x 2 x 1.2 inches) and anticipated weight of up to 200 to 250 grams fully fueled. The disposable Power Pack is expected to have a price of $10.00 to $15.00 when offered by mobile operators to their subscribers and a suggested retail price of $19.99 when sold through traditional retail channels. By comparison with battery-operated portable cell phone chargers in the market today, we expect our disposable Power Pack to offer many advantages, including: substantially more hours of operation relative to cost; the ability to start a cell phone depleted of power in seconds rather than minutes; the ability to power a number of different devices; the use of a built-in fuel gauge that tells the user how much fuel is still available; and the avoidance of reverse polarity which discharges the cell phone battery when the charger is left connected.

     We expect that as manufacturers of portable electronic devices continue to offer new products and add functionality to existing products which require increased battery power and battery life, batteries now on the market will not be able to operate these new devices to the consumer's satisfaction. We expect that our Power Pack, by being able to supply power to operate continuously and charge the device repeatedly, will offer significant benefits to the mobile operators, the device manufacturers and the consumer. We anticipate that mobile operators will benefit by providing increased use time for the new products and functions, thereby increasing their average revenue per user ("ARPU") and the mobile operators also will have the opportunity to earn a new source of revenues on the sale of Power Packs to their existing customer base. Device manufacturers will benefit by the availability of more power for operation of their new products with increased capabilities. And consumers will be able to take greater advantage of the new device capabilities and benefit from the convenience and freedom of being able to operate and charge portable devices on the go.

     In June 2004, we successfully demonstrated our refuelable military Power Pack operating an advanced PDA together with General Dynamics C4 Systems at a fuel cell conference, and demonstrated both the military Power Pack and our disposable consumer Power Pack products charging and operating cell phones and digital cameras both at meetings attended by original equipment manufacturers (OEM's) and by our shareholders and members of the investment community. Starting at the end of February of 2005 and expected to continue through mid-May 2005, we have been making available pre-mass production units of our disposable Power Packs for review by different potential customers. These pre-mass-production Power Packs are able to demonstrate the capabilities of our planned volume production products. We plan to demonstrate these units to our distributors, Kensington Technology Group, Superior

Communications and ASE International Inc. and with them to demonstrate the units to some of their key customers. Furthermore, we are meeting with major mobile operators in the United States and Europe as well as large OEM's to demonstrate our Power Pack products. We are seeking feedback from these potential customers, which we will use to prepare our final designs as well as rely on as an indication of future orders. We plan to fix the final design for the disposable Power Pack and seek firm orders from our customers by May-June of 2005, which we expect will enable us to begin volume production at the end of 2005, with the aim by the second half of 2006 of having at least one full line running capable of producing up to 1.5 million units per month. To carry out this program on this schedule will require us at that time to have sufficient orders from our customers to warrant production lines; complete the tooling for production; have run the line and solved any problems that typically occur in new production lines; have production lines in place for the electrodes, the fuel and the balance of the Power Pack products, including funding for such lines; and have contracts with one or more manufacturers to produce our Power Pack. While we are making considerable progress towards our goals, there can be no assurance that all of these requirements will be met in a timely fashion and that there will be no delays in meeting our production program. We are already engaged in discussions with potential contract manufacturers capable of producing our Power Packs.

        REFUELABLE POWER PACK

     The refuelable Power Pack, which we anticipate will be a second generation consumer product, is expected to allow the user to refuel the Power Pack by using a cartridge which transfers new fuel and electrolyte into the Power Pack, replacing any remaining fuel, electrolyte and water by-products which are returned to the refueling cartridge. This refueling process is expected to take a matter of seconds and the cartridge can then be discarded.

     Pursuant to an agreement with General Dynamics, we are designing and developing a refuelable Power Pack capable of providing auxiliary power to a rugged PDA being developed by General Dynamics to meet military specifications. Under the present system, the PDA would be charged by a battery sleeve with eight lithium manganese oxide batteries. For a 72 hour mission, always on, the present system would require the military team to carry about 140 batteries costing approximately $450. Our refuelable Power Pack is expected to provide approximately 72 hours of operating time with the use of only six refueling cartridges, making it lighter and less expensive than the present system. In December 2004, we delivered sixteen fully functional prototype fuel cell Power Packs and fuel cartridges to General Dynamics for testing in connection with the rugged PDA. Each Power Pack is currently capable of delivering five watts and five volts of continuous power. Our technical team is working closely with General Dynamics to evaluate the ability of the Power Packs and cartridges to meet extended mission requirements and military environmental specifications with a view to incorporating product enhancements in future designs.

     We are also progressing in the development of a more powerful Power Pack of about eight watts for a tablet computer to fulfill an order we received from General Dynamics in August 2004, pursuant to a contract awarded to General Dynamics by the USAF. Delivery of the prototypes for that product to General Dynamics is planned for the third quarter of 2005.

     STATE OF OUR FUEL CELL TECHNOLOGY

     Even as we develop completed fuel cell products like our Power Packs, we continue to work towards substantial advances in the development of our technology to enhance the commercial value of our products. These advances include: supplying increased energy while also reducing size and weight; perfecting the discharge characteristics and length of operating time (discharge characteristics determine how much power the fuel cell can deliver over a period of time); improving the engineering design; and integrating our individual fuel cells into a seamless power source. We are also working to finalize the production model of the converter used in our power pack to step up voltage together with the power management system that allows the Power Pack to respond to differing voltage requirements of different devices.

     During 2004, we entered into the following two agreements to advance our fuel cell products and move towards volume production:

     On May 25, 2004, we entered into a Development Agreement with Eastman Kodak Company's Global Manufacturing Services operation for advancing the development of refueling cartridges and chemicals to be used in our fuel cell products.

     On May 3, 2004, we entered into a Product and Manufacturing Development Agreement with Flextronics International Ltd. In connection with this relationship, Flextronics developed a small Application Specific Integrated Circuit (ASIC) for our proprietary DC to DC converter to increase the voltage without having to connect a number of fuel cells in a series. We have also developed an innovative proprietary power management system (patent pending) that enables our Power Pack to respond to the voltage requirements of different devices using only an inexpensive connector to those devices. We have integrated the power management system with the DC to DC converter and, based on a new proprietary approach we have developed, we expect to significantly reduce the size of the combined unit in our Power Pack products. We have also succeeded in designing our Power Pack to allow for operation in any orientation.

MARKET OPPORTUNITIES

     PORTABLE ELECTRONIC DEVICE MARKET

     We view mobile operators as potentially a very significant distribution channel for our Power Pack products. With large existing subscriber bases and existing distribution networks to reach those subscribers, we believe that mobile operators are in a uniquely advantageous position to efficiently distribute our products. We believe that the mobile operators in turn will benefit by providing increased air time for their new products and functions, thereby increasing their average revenue per user ("ARPU") and at the same time, develop a new source of recurring revenues on the sale of Power Packs to their existing subscriber base.

     We estimate based on various reports of cell phone sales that there are currently over 2.0 billion users of portable electronic devices world wide, of which approximately 150 million are in the United States, with reported annual sales of approximately 650 million devices per year, representing new and replacement sets. In this market, device manufacturers are continuing to add more and more entertainment, communication and other features on their handsets, particularly phone manufacturers who are incorporating into the latest 3G cell phones functionality that includes digital cameras, internet access, video games, video clips, text messaging, PDA applications, MP3 players, FM radios and even television broadcasts. Thus, the cell phone which at the outset was simply a communications device has evolved into an entertainment device offering video, music, and sports and other programs. We believe that this trend is consistent with the strategies of mobile operators (service providers) worldwide who are requiring that products they make available to their subscribers have greater functionality in order to increase their income from air time usage. Published comments made by mobile operators and others suggest that they believe that the battery life of the cell phones being delivered by cell phone OEM's fall short of satisfying the consumer and prevents the consumer from making full use of all the capabilities presently being offered and planned for the phones and other devices. We believe that this affords us a significant market opportunity if the mobile operators decide to offer our Power Pack to their subscribers both when the subscriber first signs up for a cell phone, by an offer sent together with the bill or by providing the subscriber with a phone number to dial that activates the delivery of a Power Pack to the subscriber and bills the subscriber. Such an offer could suggest that the subscriber can solve the problem of "power frustration" by signing up for a number of Power Packs a year and having the charge included in the subscriber's monthly bill.

     Based on what we have learned from company-sponsored attitude surveys and focus groups dealing with cell phone use, we expect there to be a high level of demand for the Power Pack by those cell phone/PDA users who travel frequently and who would use the Power Pack to keep their devices charged while traveling. Also discerned from these groups was a surprisingly high level of demand by stay-at-home parents, a very high percentage of whom stated in these surveys and focus groups that they would purchase and frequently use a Power Pack-type product. Stay-at-home parents also make many of the purchasing decisions for their households and a very large percentage stated that they would purchase a Power Pack for their children who had cell phones, as well. By contrast, we would expect that cell phone users who charge their phones each night and work in an office during the day are less likely to buy a Power Pack unless they contemplate a trip, and others might buy it to keep in survival kits to protect against loss of power by reason of blackouts or for emergency use in case of natural disasters.

     One market that we believe has considerable potential for our Power Pack is the "kidult" market - the 13 to 24 year olds who represent prime users for many advanced portable devices. We, and our distributors believe that the Power Pack products offer a valuable opportunity for the distributors and their customers to access this very important market early in their lives as a way of relating to this consumer group as they grow older. Another growing market where we believe the Power Pack will be attractive is the "enterprise" market which focuses on the high-usage business market, which uses increasingly advanced portable devices to access corporate applications and data bases.

     At the same time, there is a fast growing market for digital cameras - expected to reach almost 100 million sold by the end of 2005, according to published reports. Yet, we have been advised by some digital camera OEM's that the single biggest consumer complaint about the performance of the digital camera is battery life. In our company-sponsored attitude surveys and focus groups, thus far, a very large percentage of those interviewees who owned a rechargeable digital camera said they would purchase and use a Power Pack to prevent failed battery life at a crucial picture taking time or a warning of reduced battery life that would result in rationing pictures. We would also expect that customers whose initial primary motivation to purchase a Power Pack was for use in connection with their digital cameras will soon start using the same Power Pack as a matter of convenience to charge their cell phones and other portable electronic devices and quickly make it a part of their every day lives. Similarly, we expect that cell phone Power Pack users would use them for charging their digital cameras and other portable devices.

MILITARY APPLICATIONS

     The U.S. Department of Defense has stated that it has a pressing need for lighter and more compact electrical power sources as the modern soldier is increasingly equipped with many new portable electronic devices. As with the latest portable electronics for consumers, these devices require significant power sources and are currently dependent on batteries that are heavy and expensive and must be recharged frequently at a central charging source. We intend that our refuelable Power Pack will satisfy these power needs. In May 2002, we received a $75,000 order from General Dynamics towards development of a fuel cell product. On May 5, 2003, we announced an agreement with General Dynamics to design and develop a pre-production prototype of our fuel cell military Power Pack product for the rugged personal digital assistant (PDA) system that they are developing for the military. In December 2004, we delivered sixteen fully functional prototype fuel cell Power Packs and fuel cartridges to General Dynamics for testing pursuant to this agreement. The total price for our services provided for in the agreement is $500,000, with an initial payment of $100,000 and the balance in accordance with the payment and performance milestones established in the agreement through 2005. Under these two agreements with General Dynamics we have already received nine payments totaling $475,000. We anticipate further payments totaling $100,000 during 2005, as we achieve the final two milestones.

     In August 2004, we received an additional order from General Dynamics to deliver five prototype fuel cell power packs and associated cartridges as power sources for 10 prototype tablet computers in support of the United States Air Force (USAF) Wearable Computer Power Program. The order provides for 10 milestone payments of $42,500 each through June 2005, or a total of $425,000. The order was issued pursuant to a contract awarded to General Dynamics by the USAF and announced on August 20, 2004. We have already received six payments totaling $255,000 under this order. We expect to deliver the five prototype fuel cell Power Packs and associated cartridges in the third quarter of 2005.

     Together with General Dynamics we are also evaluating other military products where our fuel cells could be valuable. General Dynamics has received the contract for the multiple department of defense instruments and applications including Joint Tactical Radio Systems (JTRS). Other military related areas that may offer potential are products carried by foot soldiers in the Land Warrior program of the U.S. Department of Defense. The Land Warrior program is designed to make each individual soldier function as a complete weapon system, integrating small arms with high-tech equipment such as special communications devices, weapons imaging systems, video, and global positioning systems.

BUSINESS STRATEGY

     Our business strategy with respect to our fuel cell technology is to translate our advanced fuel cell technology into commercially viable products sold to consumers throughout the world and sold to military users both in the United States and other countries. To accomplish those goals, we have put into place and are continuing to put in place manufacturing, marketing and distributions systems capable of providing, initially, for the commercial production, distribution and sale of our disposable Power Pack to the consumer and potentially, as a second generation product, for the refuelable Power Pack and attendant cartridges, as well as for our military fuel cell products.

MANUFACTURING AND DISTRIBUTION

     It is our target to begin volume production of our disposable Power Packs starting at the end of 2005 with the capability of manufacturing thousands of Power Packs units per month and increasing in volume to the point of having a full line in place during the second half of 2006 that is capable of manufacturing up to 1.5 million Power Pack units per month. We have focused much effort, human power and cost towards meeting this target. One key area for us has been the pre-production preparations for volume production. Because micro fuel cell products have never been produced in commercial volume before, we had to internally develop most of the tooling and processes for volume production. Towards this end, we have engaged the services of Eastman Kodak Company's Global Manufacturing Services operation. Additionally, we have engaged a number of Israel-based subcontractors and highly respected scientific groups world wide - university, government and commercial - to help us develop the engineering required for volume production of our electrodes, catalysts, fuel, electronics and other elements.

     Additionally, as part of the pre-production preparations for volume production, we have developed a line for electrode production and we expect to add to our electrode production capability during the coming months. We have recently exercised an option on 4,000 square feet as part of our new facility in Lod, Israel that we plan to use for our electrode production and we already have in place pilot production capability for our fuel and catalysts using machinery specifically designed by us. Our plan is to start our production program using the electrode, catalyst and fuel production lines in our own facilities. At the appropriate time in the development of the demand for our products we would consider making a technology transfer to manufacturing partners who would upscale these lines for higher rate production, while maintaining in our facility the basic capability at all times.

     Our goal is to have firm orders for our Power Pack products from mobile operators, distributors and/or OEM's sufficient to warrant constructing production line(s) capable of producing at least one million Power Packs per month. Sometime around the middle of 2005, we would look to firm up a relationship with one or more large-scale manufacturers to start tooling for producing our disposable Power Packs and later for producing our refuelable Power Packs and the cartridges. We are already in discussions with recognized international companies capable of high volume production and our goal is to finalize a transaction by the middle of 2005.

     There is no assurance that we can successfully complete our production lines to meet our planned schedule, or that we will have firm orders sufficient to warrant construction of such lines or that we will be able to enter into a satisfactory production arrangement, including acceptable pricing, with a contract manufacturer.

     Our initial estimate is that a construction line to make 1.5 million Power Packs a month will cost around $22 million. As part of this program, we are considering different ways of financing production lines. These include financing from the producing party, financing from a third party based on firm orders, and equity financing from us. The approximately $5.6 million of equity funding we obtained during December 2004 and January 2005 will help provide more flexibility regarding those decisions. Preparing for volume production has been a major effort in 2004, requiring significantly increased expenditures on our part, and we expect it to continue in even greater scale during 2005 as we ready for production. There is no assurance that we will be able to finance the construction of our Power Packs from any of the sources described above.

     During this past year we put in place key distribution relationships for our Power Pack products.

     On March 9, 2004, we entered into a distribution agreement with Kensington Technology Group, a leading maker of computer accessories and a division of ACCO Brands, Inc., a subsidiary of Fortune Brands, Inc. Pursuant to the distribution agreement, among other things, we have granted Kensington a limited, exclusive right to market and distribute our Power Pack and other products using our fuel cell technology under the Kensington and Medis brand names. We anticipate that Kensington/ACCO Brands will distribute our Power Pack products to the "big box" stores like Best Buy and Circuit City as well as office supply stores such as Office Max and Office Depot, which we expect will be excellent sources for the "enterprise" market. Kensington has a full time manager devoted to working with our team and they provide valuable resources for marketing, packaging and design know how.

     On August 3, 2004, we entered into a distribution agreement with Superior Communications, which provides wireless accessories to major mobile operators, retailers and distributors across the United States, for the distribution of the Company's fuel cell Power Packs, primarily to those stores where Superior Communications has relationships, namely to the Cingular, AT&T Wireless, T Mobile and Alltel stores where they provide important services such as supply chain management, product mix management and sales training for retail associates.

     On August 10, 2004, we entered into a distribution agreement with ASE International Inc., for the distribution of our fuel cell Power Pack products through various outlets not otherwise covered by our other distribution agreements. ASE has a broad outreach to various channels such as drugstores, convenience stores, department stores, airport stores and duty free shops, representing an estimated 50,000 "doors" in the United States and Canada.

     During 2004, we successfully demonstrated our Power Pack products. In June 2004, in Palo Alto, California, we demonstrated disposable and refuelable working Power Packs to representatives of major Original Equipment Manufacturers
(OEMs) and other potential customers and later, in New York, we demonstrated them to shareholders and members of the investment community. Presentations were also made at those showings by executives of Eastman Kodak Global Manufacturing Services, Flextronics International and General Dynamics Corporation.

COMPETITION

     We expect to compete against other fuel cell developers as well as against other advanced battery technologies and battery chargers. Our primary direct competitors are companies developing small fuel cells for the portable electronics market. These include Manhattan Scientifics Inc., which has reported that it is developing a fuel cell to provide auxiliary power to cellular phones and pagers. Motorola, with technology licensed from the Los Alamos National Laboratory in New Mexico, has been developing a direct methanol fuel cell for mobile phones and now is developing a fuel cell using a reformer. Mechanical Technology Inc., which is working with a number of scientists formerly with the Los Alamos National Laboratory, has also licensed certain fuel cell technology from Los Alamos National Laboratory to further its efforts to develop direct methanol fuel cells. Lawrence Livermore National Laboratory has also announced that it is developing small fuel cells for portable electronic devices. Other companies that have announced that they are developing fuel cells for portable electronic devices are PolyFuel, Inc. (which has announced that it has developed a new membrane that is superior to others) and Neah Powers Systems, Inc., with respect to both of these companies it has been announced that Intel has made investments and Smart Fuel Cell GmbH.

     We believe other large cell phone and portable electronic device companies are also be developing fuel cells for the portable electronics market. Some of such companies providing public information about their fuel cell development programs include Toshiba Corporation, NEC Corporation, Hitachi, Ltd., Casio Computer Co. Ltd., Samsung Electronics Co. Ltd. and Sony Corporation. Toshiba, Hitachi and other Japanese corporations have announced their intention to unify the technical standards for micro fuel cells powered by methanol they are each developing, in the hope of boosting the market for such fuel cells. We believe that there are other companies that we may not know of that are developing fuel cells for portable electronic devices.

     In addition, there are other fuel cell companies focusing on different markets than the portable electronic device market that we are targeting. These companies, including Plug Power, Avista Systems Inc. and Fuel Cell Energy Inc., are not primarily targeting the portable electronics market, although at any time these companies could introduce new products that compete directly in the markets we are targeting. Ballard Power Inc., a recognized leader in PEM fuel cell technology, has announced that it is developing a direct methanol fuel cell for transportation and portable applications, however, we do not know if this is intended for the portable electronic device market.

     Additionally, we expect to compete with companies that develop, manufacture, and sell battery-operated chargers for portable electronic devices, including alkaline batteries, lithium battery packages and zinc-air batteries offered as chargers for cell phones, PDAs and other portable electronic devices that target many of the same markets we intend to target with our Power Pack.

     We also expect indirect competition from battery manufacturers who utilize existing battery technologies (both rechargeable and non-rechargeable). Existing battery technologies have the significant advantage of having commercially available products today, and are backed by companies who are continuously investing in marketing and further research and development to improve their existing products and explore alternative technologies.

     We expect our fuel cell products to compete on the bases of size and weight, length of operating time, flexibility of use on different portable devices, ease of use and cost.

OUR OTHER TECHNOLOGIES

     Starting with our formation in 1992, we have been working to develop and commercialize new technologies. The first of these technologies, the CellScan, was the primary product of our indirect subsidiary, Medis El Ltd., through

1996. At the time of our formation, Medis El granted us distribution rights to the CellScan in the United States and its territories and possessions. In 1994, Medis El acquired its stirling cycle linear technologies and over the ensuing years, acquired additional technologies, including our direct liquid fuel cell technology and the other technologies listed below. In 1998, we became Medis El's exclusive agent in North America for coordinating licensing arrangements with respect to the stirling cycle and other technologies. In 2000, Medis El became our indirect, wholly-owned subsidiary. With the exception of our fuel cells, our inherently conductive polymers and our CellScan system, all of our technologies are in the development stage and no successful commercial prototypes have as yet been developed, nor can we assure you that any such prototypes will be developed or, if developed, commercialized.

     CELLSCAN

     The CellScan is a static cytometer; an instrument for measuring fluorescence emanating from living cells while the cells are in a static state. A key element of the CellScan is its patented cell carrier which can accommodate up to 10,000 cells, each in individual wells. Each well holds one living cell, such as a lymphocyte or a tumor cell. The CellScan can repeatedly and continuously monitor the fluorescence intensity and polarization emitted from stained living cells for purposes of cell research, disease diagnostics and determining the optimal chemotherapy to be given to a specific patient.

     We have completed the development and have built a much smaller and less expensive version of our original CellScan system which fits on a desk top and which has improved performance characteristics, including the number of cells that can be screened and analyzed per hour and the number of individual tests that can be completed per day. In using the new version of the CellScan, we continue to improve the methodology and the efficacy of the testing. As a result of this experience, we have updated our production drawings, and have built two CellScans during 2004.

     We are in the process of developing a new cell carrier specifically designed to allow the CellScan to measure cell reaction in cell configurations different from those that can currently be studied. If this program is successful, we expect that this new cell carrier will open another dimension of possible applications for the CellScan, including working with stem-like cancer cells.

     Our first focus for commercialization of the product is an in vitro test for determining chemosensitivity of a patient's cancer; that is to measure whether a patient's cancer cell is responsive to a particular chemotherapy protocol. In that connection, we are in the process of performing testing in conjunction with hospitals in Israel and establishing the system to carry out such testing in a commercial setting. After establishing a commercial test for chemosensitivity, we may also seek to offer other commercial tests, such as for atherosclerosis and drug allergies. As part of the commercialization process, we are also reviewing the practicality of entering into distribution agreements for the CellScan with entities that have strong marketing and distribution capabilities in various parts of the world.

     In the context of our program of moving towards commercialization of the CellScan, we are seeking to obtain quality certifications and regulatory authority marketing approval of the CellScan technology and its applications. Accordingly, we are in the process of seeking ISO 9001 (International Organization of Standardization) certification and CE marking (European Conformity). In addition, we are upgrading our equipment, techniques, and protocols to meet FDA pre marketing standards, with a view towards seeking FDA approval of the CellScan and eventually, our proposed test for chemosensitivity. We have retained counsel to begin working with us on this program. We cannot assure you that we will succeed in receiving FDA approval for our tests.

     Our strategy for the CellScan is to seek to create a viable commercial business and based on that business model, to carry out a program that would enable us to spin-off the assets relating to the CellScan and transfer the personnel to a subsidiary that has been formed for the commercialization of the CellScan. As part of such a program, we expect to seek public investment or private venture financing for the subsidiary or seek to enter into a transaction with a company in the biotechnology field whereby that company would acquire all or part of our interest in the CellScan. We can give no assurance that such a program can be carried out successfully.

     We are also continuing to collaborate with third-party researchers and institutions in the development of potential applications for the CellScan, including determining the efficacy of chemotherapeutic drugs for specific tumors, atherosclerosis, lupus, tuberculosis and drug allergy.

     Recent, on-going and planned studies for several CellScan applications include the following:

     CHEMOSENSITIVITY. We have on-going studies both in our laboratory in Israel and in collaboration with the Oncological Institute in Cluj, Romania, to determine whether the CellScan could be used as a tool in determining the efficacy of chemotherapy drugs for specific tumors. The first phase of a multi-patient study at the Oncological Institute was completed in 2004. We are continuing the study with more advanced stage cancer patients.

     BREAST CANCER. In two studies performed at Rebecca Sieff Medical Center in Israel and published in the scientific journal THE BREAST, the CellScan was used for both early detection of breast cancer and testing for the risk of benign tumors developing into malignant breast cancer tumors. We have established a CellScan laboratory in Tashkent, Uzbekistan and have performed a multi-patient breast cancer study in collaboration with the Uzbekistan Health Ministry, using a tetramer enhanced antigen, which is a new biological reagent. The initial phase of the study was completed in December 2003, and a subsequent phase of the study was completed in March 2004. The results of the study in Uzbekistan were consistent with those at Rebecca Sieff Medical Center in Israel.

     TUBERCULOSIS. The CellScan is taking part in a comparative multi center multidisciplinary clinical study of Tuberculosis in Tashkent, Uzbekistan during 2005 using the conventional PPD antigen in conjunction with a novel and more specific recently developed antigen.

     AUTOIMMUNE DISEASES. In collaboration with Sheba Medical Center in Israel, we have investigated in our laboratory the potential of the CellScan in the detection of autoimmune diseases such as Systemic Lupus Erythematosus (SLE) and atherosclerosis. The results published in the scientific journal CLINICAL APPLICATIONS OF IMMUNOLOGY state a strong correlation between CellScan results and other tests that measure cell stimulation, suggesting that the CellScan, used in conjunction with nucleosomal antigen, may be an efficient and much easier tool in the diagnosis and monitoring of lupus patients. CellScan was also used to determine the possibility of identifying patients with severe coronary heart disease through monitoring the response of their lymphocytes to disease-associated antigens. The report from CLINICAL APPLICATIONS OF IMMUNOLOGY states that results to date have demonstrated that approximately 85% of patients with severe coronary heart disease manifested a significant difference in fluorescence polarization when their lymphocytes were exposed to high doses of certain antigens.

     DRUG ALLERGY. In collaboration with Sheba Medical Center in Israel, there is an on going multi-year study underway in our laboratory to determine whether the CellScan can be used as a new method of diagnosing adverse reactions to drugs. The results recently published in the scientific journal CLINICAL & DEVELOPMENTAL IMMUNOLOGY indicate that the CellScan is a promising apparatus for monitoring drug allergies. The study is expected to be expanded and improved during 2005 using new recombinant allergens as lymphocytes stimulators.

     INHERENTLY CONDUCTIVE POLYMERS

     In allocating our limited resources of personnel and funds, we decided to hold off any efforts to establish sales programs for our inherently conductive polymers and we are currently not producing any ICPs for third parties. We are maintaining the know-how to produce ICPs in the future if we decide to actively pursue this business opportunity.

     STIRLING CYCLE SYSTEM

     Our stirling cycle system is a refrigeration system using our stirling cycle technologies and a compressor powered by two of our linear reciprocating motors. We believe that our stirling cycle system can offer advantages for certain applications over conventional refrigeration systems, including greater energy efficiency and environmental advantages due to the use of helium as its working gas instead of freon or freon compounds, which are commonly believed to be depleting the earth's ozone layer and contributing to the greenhouse effect and global warming. Because of our limited resources, we decided to hold off any efforts to further develop the stirling cycle system and are not actively investing in the further development and commercialization of this technology at this time. We are maintaining the know-how in case a third party is interested in the technology or we return to its development.

     TOROIDAL ENGINE

     We have been developing and have patents relating to a toroidal engine which would use a rotary motion as contrasted with the up and down motion of pistons in a conventional internal combustion engine. We believe that if we are able to successfully develop our toroidal engine, it could offer advantages over a conventional internal combustion engine. We have developed and have recently completed initial testing of an approximately 61 cubic inch demonstration engine ("GR 1000") based upon our toroidal technologies. In order to increase power and reduce fuel consumption, a new external and internal combustion system has been designed and is being manufactured by our contractor. Our contractor is now in receivership but we have been advised that it intends to continue this program. At this stage of development, we can give no assurance that contactor will complete the project or that such a toroidal engine can be successfully developed, manufactured or licensed or sold.

     RANKIN CYCLE LINEAR COMPRESSOR

     We have built an engineering prototype of a Rankin cycle linear compressor with circular magnet motors and we are developing a linear motor with flat magnets that we believe the low cost and simplicity of which will enhance the attractiveness of the Rankin cycle linear compressor. We intend to present our Rankin cycle linear compressor to major appliance manufacturers. We can give no assurance that the linear compressor will perform as we plan or that it will attract interest from such appliance manufacturers.

     We have also been carrying out experiments to develop a device to detect explosive materials. After preliminary testing of the device, we have decided to make various changes in the device before testing it again, which we intend to do later in 2005.

RESEARCH AND DEVELOPMENT

     Our research and development programs are generally pursued by scientists employed by us in Israel on a full-time basis or hired as per diem consultants. Most of the scientists working in the fuel cell field are from the former Soviet Union. We are also working with subcontractors in developing specific components of our technologies.

     The primary objective of our research and development program is to advance the development of our direct liquid fuel cell technology to enhance the commercial value of our products and technology. Another objective of our research and development program is to expand the applications for our CellScan, while we seek to commercialize the product. We also continue to carry on limited research related to completing development of certain of our other technologies and products, and continue to evaluate new technologies for development.

     We have incurred research and development costs of approximately $4,054,000 for the year ended December 31, 2002, $4,804,000 for the year ended December 31, 2003 and $9,799,000 for the year ended December 31, 2004, net of credits aggregating approximately $299,000 and $153,000 recognized during 2003 and 2004.

GOVERNMENT REGULATION

     Currently, the only regulations we encounter are the regulations that are common to all businesses, such as employment legislation, implied warranty laws, and environmental, health and safety standards, both in the United States and Israel, to the extent applicable. We will also encounter in the future industry-specific government regulations that would govern our fuel cell products, such as Underwriter Laboratory regulations and U.S. Department of Transportation regulations, as well as regulations that would govern our other technologies, if and when developed for commercial use. It may become the case that other regulatory approvals will be required for the design and manufacture of our fuel cells and the use of our proprietary fuel, and other components of the fuel cell such as the electrolyte. Furthermore, we must obtain from the State of Israel permits to work with certain chemicals used to make our fuel cells. To the extent that there are delays in gaining regulatory approval, our development and growth may be materially affected.

INTELLECTUAL PROPERTY

     We rely on a combination of patent, copyright, trademark, trade secret and contract laws, as well as international treaties, to protect our proprietary rights to our intellectual property which includes technical know-how, designs, special materials, manufacturing techniques, test equipment and procedures for fuel cells, fuel cell components and fuel cell systems, as well as our other technologies. Our policy is to secure, directly or through licensing arrangements, patent protection for significant innovations to the fullest extent practicable.

     We have been issued seven U.S. patents relating to our fuel cell technologies, four of which pertain to our liquid fuel. Furthermore, we have several other patents pending which we are pursuing and we continue to prepare new patent applications in the United States with respect to various aspects of our fuel cell technology, including our fuel, catalyst, electrodes, cartridge system and fuel cells.

     Corresponding applications have been filed or are intended to be filed under the Patent Cooperation Treaty, which allows us limited protection in member countries for periods ranging from 20-30 months from the initial filing date, during which time patent applications can be filed in such countries. Patent applications have been filed in 23 foreign countries (including Europe, Japan, China, Korea and Russia). Patent applications filed in foreign countries are subject to laws, rules and procedures which differ from those of the United States, and even if foreign patent applications issue, some foreign countries provide significantly less patent protection than the United States.

     We have been granted two patents relating to our stirling cycle system, four patents relating to our toroidal technologies (one of which is owned by a 75% indirect subsidiary), one patent relating to our reciprocating electrical machine and one patent relating to our direct current regulating device (which is owned by a 75% indirect subsidiary). We also have one patent pending relating to our inherently conductive polymers. Each of such patents expires either 17 years from the issue date of such patent or 20 years from the initial filing date of such patent, depending on the issue date of the patent, the earliest of which will be in 2014.

     Furthermore, we are the exclusive worldwide licensee of Bar-Ilan University's patents, patent applications and any other proprietary rights relating to the CellScan. Bar-Ilan owns, or has applied for, corresponding patents in Europe, Japan, Israel, Canada and various other countries, of which we are the licensees. We are required to pay Bar-Ilan a royalty through 2005 at the rate of 6.5% of proceeds of sales, after deducting sales commissions and other customary charges, and 4.5% of any fees received on account of the grant of territorial rights, and for the ensuing ten years a royalty of 3.5% of all revenues, whether from sales or fees. In addition, we are required to pay $100,000 to Bar-Ilan during the first year in which our post-tax profits relating to the CellScan exceed $300,000. The license contains provisions relating to the joint protection of the licensed patent rights and other provisions customary in such instruments. We have also been issued a patent relating to our CellScan cell carrier.

     In addition to patent protection, we rely on the laws of unfair competition and trade secrets to protect our licensed or proprietary rights. We attempt to protect our trade secrets and other proprietary information through agreements with our collaborators, through confidentiality agreements with employees, consultants, potential joint ventures and licensees and other security measures.

EMPLOYEES

     As of December 31, 2004, in addition to our chief executive officer and our president, we had 72 full time employees, of which approximately 58 were engineers, scientists and degreed professionals and 14 were technical, administrative and manufacturing support personnel. There are also approximately 15 engineers, scientists and degreed professionals who work with us as consultants researching and developing our technologies on a part time basis. We consider relations with our employees to be satisfactory.

PROPERTIES

     We presently maintain our U.S. executive offices in premises of approximately 3,000 square feet at 805 Third Avenue, New York, New York 10022 under a sublease from the Stanoff Corporation, which is controlled by Robert K. Lifton, our chairman and chief executive officer, and Howard Weingrow, our president. We pay approximately $117,000 for rent per year. The sublease is on a month to month basis.

     Our research laboratory and technology center, production facilities and Israel based executive offices and back office functions are located at leased facilities of approximately 38,000 square feet in Lod, Israel. The lease covering approximately 35,400 square feet of such facilities has an initial term of five years until November 30, 2009 with two options of a duration of 30 months each extending to November 30, 2014. The lease covering approximately 2,600 square feet has a initial term of five years until October 31, 2008. Both leases have a condition that we can unilaterally terminate the lease three years from the date of their inception; however, we would be required in the event of any such early termination to reimburse the lessor for a portion of the leasehold improvement costs paid by the lessor. The annual aggregate rent is approximately $435,000. We believe that our facilities are adequate for our present purposes and for the foreseeable future.

LEGAL PROCEEDINGS

     We are not party to any material litigation, and we are not aware of any threatened litigation that would have a material adverse effect on us or our business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors are as follows:

NAME                           AGE   POSITION
----                           ---   --------

Robert K. Lifton.............   77   Chairman of the Board, Chief Executive
                                     Officer and Secretary

Howard Weingrow..............   82   President, Treasurer and a Director

Zvi Rehavi...................   70   Executive Vice President

Jacob S. Weiss...............   52   Senior Vice President-Business Development
                                     and a Director

Israel Fisher................   57   Senior Vice President-Finance

Amos Eiran...................   68   Director

Zeev Nahmoni.................   64   Director

Jacob E. Goldman.............   83   Director

Philip Weisser...............   77   Director

Mitchell H. Freeman..........   54   Director

Steve M. Barnett.............   63   Director

     ROBERT K. LIFTON has been our Chairman of the Board, Chief Executive Officer and Secretary and a director since inception. He is also a director of our subsidiaries Medis Inc., Medis El Ltd. and More Energy Ltd. Mr. Lifton is a director and member of the executive and investment committees of Bank Leumi USA, a director of Leumi Investment Services, Inc., the co-chairman of the U.S.-Middle East Project of the Council on Foreign Relations, and serves on the boards of numerous philanthropic organizations. He also is an officer and director of a number of privately held companies. From 1988 to 1994, he was President of the American Jewish Congress and is the founding Chairman and Chairman Emeritus of the Israel Policy Forum. In 1983, he was a founder of Preferred Health Care Ltd. and served as its President. In 1961, he co-founded with Mr. Weingrow the Transcontinental Investing Corporation, serving as its President until 1968, when it was listed on the New York Stock Exchange, and then Chairman of the Board until its merger in 1972. Mr. Lifton was an associate attorney with the law firm of Kaye, Scholer, Fierman, Hays and Handler in 1955 and 1956, after receiving a law degree from Yale Law School and being admitted to the New York Bar, and has taught at Yale and Columbia law schools. Mr. Lifton has written extensively on business and political matters.

     HOWARD WEINGROW has been our President and Treasurer and a director since our inception. He is also a director of Medis Inc., Medis El and More Energy. Mr. Weingrow is a trustee of the Children's Medical Fund and the North Shore-Long Island Jewish Health System. He also is an officer and director of a number of privately held companies. Mr. Weingrow is the founder of the Weingrow Family Children's Urology Research Laboratory and the Center for Childhood Asthma of Long Island Jewish Hospital, and the Weingrow Collection of Avant Garde Art and Literature, and the Weingrow Family Endowed Scholarship Program at Hofstra University. In 1985, Mr. Weingrow was the recipient of the Hofstra University Presidential Medal and was in 2004 the recipient of a degree of Doctor of Humane Letters, Honoris Causa from Hofstra. He was a trustee until 2002 and founding treasurer of the Nassau County Museum of Art. He was Chairman and a director of Mercury Paging & Communications, Inc. from 1995 until its sale in 1997. In 1983, he was a founder of Preferred Health Care Ltd. and served on its Board of Directors. In 1961, he co-founded with Mr. Lifton the Transcontinental Investing Corporation, serving as its Executive Vice President until 1968 and then President until its merger in 1972. Mr. Weingrow served as Treasurer of the Democratic National Committee in 1971 and 1972 and as deputy finance chairman of the Carter for President campaigns in 1976 and 1980.

     ZVI REHAVI has been our Executive Vice President since June 2000 and the Executive Vice President and General Manager of Medis El since its inception in July 1992. Mr. Rehavi was also General Manager of More Energy from its inception in December 1998 to October 2000. From 1989 to 1991, he was Manager of Development and Production of Patriot Missile Sensors, a joint venture of Israel Aircraft and Martin Marietta. From 1984 to 1989, he was Israel Aircraft's Director of Sensors and Electro Mechanical Components. From 1966 to 1974, he was Manager, Inertial Components Laboratory at Israel Aircraft. From 1958 to 1966, he served with the Technical Office of the Ministry of Defense of Israel. He has a Masters of Engineering Science from the University of Pennsylvania. He was a Ph.D. candidate in Applied Physics at Hebrew University, Jerusalem, and an MBA candidate at the Wharton School.

     JACOB S. WEISS has been our Senior Vice President-Business Development since August 2000, a consultant to More Energy since July 2002 and a director since 1997. He was also engaged by us in a consulting capacity from November 1999 through August 2000. Mr. Weiss is also a director of Medis Inc., Medis El and More Energy. Mr. Weiss served as the Corporate Vice President and General Counsel to Israel Aircraft Industries Ltd., our largest stockholder, from 1996 to 2000. Prior to that, he was Deputy General Counsel International Division of Israel Aircraft. Mr. Weiss was the Chief Executive Officer until December 2001 of ImageSat International, a company established by Israel Aircraft to commercialize its remote sensing satellite technology.

     ISRAEL FISHER has been our Senior Vice President-Finance since February 2004 and our Vice President-Finance since June 2000 until that date. Mr. Fisher has been Vice President-Finance and Secretary of Medis El since its inception in 1992 and is also Vice President-Finance of More Energy. From 1990 to 1992, he served as the Deputy Manager of Israel Aircraft for financial planning and credit management. From 1987 to 1990, he served as the Deputy Finance Manager of the Tamam Plant of the Electronics Division of Israel Aircraft. He has a MBA from the University of Tel Aviv and two BA degrees from Bar-Ilan University: one in accounting and the other in Economics and Business Administration.

     AMOS EIRAN serves as Chairman of Atudot, a major Israeli pension fund, and Chairman of the Investments Committee of Clal Insurance Group, an Israeli insurance company. Since September 2004, Mr. Eiran has been Chairman and Chief Executive Officer of Tissera Inc., a biotechnology company involved in research and development in the field of tissue transplants. He also serves as a director of Deleck Oil Exploration. Through the summer of 2002, Mr. Eiran served as the Chairman of the Industrial Cooperation Authority, the agency in charge of the buy-back and offset programs of the State of Israel, for seven years. Mr. Eiran was Director General of the Prime Minister's office during Yitzhak Rabin's first term as Prime Minister. Prior to that, he was Director General and Chairman of Mivtahim, the largest pension fund in Israel. Mr. Eiran has been a director since 1997 and is also a director of Medis Inc. and Medis El.

     ZEEV NAHMONI is the Chief Executive Officer and Co-Chairman of Petrus Business Development and Marketing since December 2003. During 2004, he was the Chief Executive Officer of Cellot Inc., a start-up company seeking to develop electronic chips for digital applications. He retired in June 2003 from the position of Vice President of Marketing and Business Development of Israel Aircraft, which he held since 2002. Prior to that, he was the Vice President and General Manager of the Electronics Group of Israel Aircraft since 1997 and the Deputy General Manager of the Electronics Group of Israel Aircraft from 1995 to 1997. Prior to that, he was the General Manager of the Tamam Division of the Electronics Group of Israel Aircraft from 1992 to 1995. He has been a director since 1997 and is also a director of Medis Inc. and Medis El.

     JACOB E. GOLDMAN is Chairman of the Board and a consultant to Umbanet, Inc., a company developing software for securing e-mail messages, since April 2000. From 1996 to 1999, he was a consultant to Oxbridge Inc., an investment banking firm. From 1977 to the present, Dr. Goldman has served on the board of directors and as a member of the executive committee of Bank Leumi USA. From 1983 to 1994, he founded and served as Chairman and Chief Executive Officer of Softstrip, Inc. From 1968 to 1983 he served as Senior Vice President and Chief Technical Officer of Xerox Corporation where he founded and presided over its Palo Alto Research Center (PARC). Between 1955 and 1968 he served as director of Ford Motor Company's scientific research laboratory. Dr. Goldman has previously served on boards of various corporations and institutions including Xerox, GAF, Inc., General Instrument Corporation, Lex Services PLC, Peerlogic Inc. and United Brands and was President of the American Technion Society. He received his Ph.D. in physics from the University of Pennsylvania. Dr. Goldman has been a director since 2000 and is a member of our audit committee.

     PHILIP WEISSER was the founder in 1956 and is the President of Philip Weisser, CPA, P.C. which, since 1992, provides consulting services (business, tax and investment advisory). He is a Certified Public Accountant and an Accredited Estate Planner. Throughout Mr. Weisser's career, he has been active in the New York State Society of CPAs, lecturing, writing articles and chairing committees. Mr. Weisser began his career at Haskins & Sells, auditing public corporations. He is an active member of the Board of Trustees of the Jewish Child Care Association of New York since 1988. Mr. Weisser has a BBA degree in accounting from The College of the City of New York and an M.S. degree in management from Columbia University. Mr. Weisser has been a director since 2003 and is Chairman of our audit committee.

     MITCHELL H. FREEMAN is the Chief Executive Officer of Freeman Meyer and Associates, LLC, a financial advisory and consulting firm focused on strategic financial advisory activities, business development opportunities, turnaround situations and capital investment projects since January 2003. Mr. Freeman also serves as an advisor to Eye Care International, Inc., a publicly traded discount fee-for-service eye care company since May 2000. He was an advisor to icit America, Inc., a privately-held Canadian company introducing hospitality solutions for the U.S. hotel industry, from April 2003 through December 2004. Mr. Freeman founded in February 1994 and was the Chief Executive Officer of Interactive Ventures Incorporated, a value added reseller of interactive voice response systems providing automated telephone information and sales data collection systems to the regional shopping center industry, until the sale of its business in February 2001. He was also a founding director and shareholder of a major central station alarm company providing high level security to commercial businesses in New York City, until the sale of its business in 1997. From 1989 through July 1991, Mr. Freeman served as a Managing Director of Fuji-Wolfensohn Inc., a joint venture between James D. Wolfensohn, Inc., an international investment banking firm, and Fuji Bank. In addition, Mr. Freeman has served in other senior level management positions, primarily in the area of real estate investment banking, at Corporate Property Investors, Lazard Realty Inc. (a subsidiary of Lazard Freres & Co. LLC) and J.P. Morgan Investment Management Inc. Mr. Freeman is a founding board member of Replications Inc., a not-for-profit education organization committed to replicating successful public schools in new environments. Mr. Freeman received a Masters degree in Business Administration from Columbia University and holds a B.A. from George Washington University. Mr. Freeman has been a director since 2004 and is a member of our audit committee.

     STEVE M. BARNETT is an investor in, as well as an advisor to senior management of, marketing, manufacturing and distribution companies on improving operations. For more than two decades, Mr. Barnett has been President and Chairman of CDC, Inc. whose principal focus is the acquisition and management of small to mid-sized manufacturing and distribution companies. Since April 2000, Mr. Barnett has served as a director and Chairman of the Audit Committee of UCN, Inc., a technology based telephony company specializing in automated call distribution and call-center management, including a wide range of long distance, data transmission and related communication services. In April 2005, Mr. Barnett began serving as a director of DOBI Medical International, a medical imaging company. Mr. Barnett has also served as an advisor to senior management of Grayhill, Inc., a manufacturer of electrical systems since May 1993, and Joseph A. Freed & Associates, a national real estate development company since June 1998. He has been a Director of Bank Leumi USA since October 2001. He has served as Vice-Chairman of the Board and Director of Chicago's Jewish Federation since 1997, and as a member of the Board of Governors for the Reconstructionist Rabbinical College since 2003. Mr. Barnett received a J.D. degree from the University of Chicago Law School and holds a bachelors degree in chemistry and biology from Carleton College.

     Each director is elected for a one year term at our annual meeting of stockholders.

KEY EMPLOYEE

     GENNADI FINKELSHTAIN is director of More Energy Ltd., its General Manager since October 2000 and its Director of Research and Development since its establishment in 1998 to October 2000. He has also been our Chief Technical Officer-New Energies since 2002. From 1996 to 1998 he served as Production Manager at Limat electrochemical company in Israel. Following his immigration to Israel in 1990 he was employed, among other employers, by Homesh Contractors where he managed and installed systems at Hadera power station in Israel. Prior to this, from 1984 to 1989, he was the Chief Project Engineer at the Leningrad Technological Institute of Building Materials, being responsible for planning, installing, setting up and running various types of energy systems and production lines. Mr. Finkelshtain received his BSc. degree in power engineering from Leningrad Technological Institute of Pulp and Paper Industries in 1981. Mr. Finkelshtain has been included in "Who's Who in the World" for his innovations in the field of fuel cell technology for portable electronic applications.

SUMMARY COMPENSATION TABLE

     The following table sets forth information with respect to compensation earned by our Chief Executive Officer and our other executive officers who earned in excess of $100,000, for the years indicated.

                                                                                LONG TERM
                                                                               COMPENSATION
                                             ANNUAL COMPENSATION                  AWARDS
                                  -------------------------------------------   ----------
                                                                    OTHER       SECURITIES
                                                                    ANNUAL      UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR     SALARY      BONUS     COMPENSATION     OPTIONS    COMPENSATION
-------------------------------   ----    --------    -------    ------------   ----------   ------------
Robert K. Lifton
   Chairman and Chief
   Executive Officer...........   2004          --         --    $ 255,000(1)       35,000             --
                                  2003          --         --    $ 240,000(1)       50,000             --
                                  2002          --         --    $ 296,000(1)      100,000             --
Howard Weingrow
   President and Treasurer.....   2004          --         --    $ 160,000(1)       31,000             --
                                  2003          --         --    $ 145,000(1)       50,000             --
                                  2002          --         --    $ 244,000(1)      100,000             --
Zvi Rehavi
   Executive Vice President....   2004    $244,000    $97,000    $ 118,000(2)       60,000   $  71,000(3)
                                  2003    $244,000    $97,000    $ 119,000(2)       35,000   $  72,000(3)
                                  2002    $244,000    $96,000    $ 116,000(2)      100,000   $  73,000(3)
Jacob S. Weiss
   Senior Vice President -
   Business Development........   2004    $ 96,000         --    $ 147,000(4)       85,000   $  17,000(5)
                                  2003    $ 90,000         --    $ 146,000(4)       35,000   $  16,000(5)
                                  2002    $145,000         --    $  75,000(4)       75,000   $  30,000(6)
Israel Fisher
   Senior Vice President -
   Finance.....................   2004    $195,000    $    --    $   8,000          25,000   $  19,000(8)
                                  2003    $145,000    $ 6,000    $  41,000(7)       15,000   $  50,000(8)
                                  2002    $142,000    $19,000    $  43,000(7)       25,000   $  48,000(8)

----------------
(1) Messrs. Lifton and Weingrow are each paid as an independent consultant for their respective services.
(2) Includes an apartment allowance of $72,000 and a $30,000 payment for an educational fund.
(3) Represents an employer contribution to pension and savings funds and payments in lieu of such contributions of $53,000, $52,000 and $51,000 for 2002, 2003 and 2004, respectively, and a contribution of $20,000 to a key person life insurance policy whereby upon termination of employment, Mr. Rehavi shall receive a lump sum distribution based upon the number of years of premium payout.
(4) Includes $72,000 earned in 2002 and $144,000 earned in 2003 and 2004 under a consulting agreement.
(5)  Represents an employer contribution to pension and savings funds.
(6) Represents an employer contribution to pension and savings funds and payments in lieu of such contributions.
(7)  Includes a $31,000 payment for an educational fund.
(8) Represents an employer contribution to pension and savings funds and payments in lieu of such contributions of $28,000 and $50,000 in 2002 and 2003, respectively, an employer contribution to pension and savings funds of $19,000 in 2004 and a contribution of $20,000 in 2002, to an insurance pension fund.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to options grants issued by us in the fiscal year ended December 31, 2004 to the named executive officers in the Summary Compensation Table.

                        NUMBER OF      PERCENT OF                               POTENTIAL REALIZABLE VALUE AT ASSUMED
                        SECURITIES    TOTAL OPTION                                  ANNUAL RATES OF STOCK PRICE
                        UNDERLYING     GRANTED TO    EXERCISE                       APPRECIATION FOR OPTION TERM
                         OPTIONS      EMPLOYEES IN    PRICE        EXPIRATION       ----------------------------
NAME                     GRANTED      FISCAL YEAR   PER SHARE         DATE               5%              10%
-----------------------  --------     -----------   ---------   ----------------    -----------      -----------
Robert K. Lifton.......   35,000          4.8         13.08     November 3, 2008      $99,000         $212,000
Howard Weingrow........   31,000          4.2         13.08     November 3, 2008      $87,000         $188,000
Zvi Rehavi.............   25,000          3.4         10.95      January 2, 2007      $43,000         $ 91,000
Zvi Rehavi.............   35,000          4.8         13.08     November 3, 2008      $99,000         $212,000
Jacob S. Weiss.........   50,000          6.8         10.95      January 2, 2007      $87,000         $181,000
Jacob S. Weiss.........   35,000          4.8         13.08     November 3, 2008      $99,000         $212,000
Israel Fisher..........   10,000          1.4         10.95      January 2, 2007      $17,000         $ 36,000
Israel Fisher..........   15,000          2.0         13.08     November 3, 2008      $42,000         $ 91,000

FISCAL YEAR END OPTION VALUES

     The following table sets forth information with respect to each exercise of stock options during the fiscal year ended December 31, 2004 and the fiscal year-end value of unexercised options held by the named executive officers in the Summary Compensation Table. The value of unexercised in-the-money options at fiscal year end is based on the difference between the closing price of our common stock on December 31, 2004 of $18.35 and the exercise price of the option.

                                                          NUMBER OF SECURITIES                VALUE OF
                                                         UNDERLYING UNEXERCISED       UNEXERCISED IN-THE-MONEY
                             SHARES                    OPTIONS AT FISCAL YEAR-END    OPTIONS AT FISCAL YEAR-END
                          ACQUIRED ON       VALUE      --------------------------    --------------------------
NAME                        EXERCISE      REALIZED     EXERCISABLE  UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
-----------------------   -----------     --------     -----------  -------------    -----------  -------------
Robert K. Lifton.......            --           --         693,500         35,000    $ 5,868,000  $     185,000
Howard Weingrow........            --           --         600,000         31,000    $ 4,534,000  $     163,000
Zvi Rehavi.............        67,600     $549,000         535,000         60,000    $ 6,350,000  $     369,000
Jacob S. Weiss.........            --           --         210,000         85,000    $ 2,764,000  $     554,000
Israel Fisher..........            --           --          60,000         25,000    $   721,000  $     153,000

EMPLOYMENT AND CONSULTING AGREEMENTS

     We have an employment agreement with Zvi Rehavi. Mr. Rehavi's agreement is for a one year term expiring on March 31, 2006. The agreement, in addition to salary, stock options and fringe benefits, provides for six months salary upon notification of resignation or dismissal and upon a change of ownership of Medis El Ltd., an indirect wholly-owned subsidiary, with subsequent dismissal by the new owners. Furthermore, upon termination of employment, Mr. Rehavi is entitled to severance payments governed by Israeli law.

     We have an employment agreement with Israel Fisher. Mr. Fisher's agreement is for a one year term expiring on March 23, 2006 with automatic one year renewal terms commencing on the expiration of such term, and expires upon 30 days written notice by either party or without notice by us if Mr. Fisher is terminated for cause. The agreement provides for an annual salary, with increases to be determined at each anniversary of the agreement by us and Mr. Fisher, which increase shall reflect, among other things, cost of living increases and increases in the consumer price index. Under the agreement, Mr. Fisher receives employee benefits that are generally available to other of our senior management employees residing in the State of Israel. The agreement also provides for 6 months salary upon notification of resignation or dismissal and upon a change of ownership of Medis El with subsequent dismissal by the new owners. Furthermore, upon termination of employment, Mr. Fisher is entitled to severance payments governed by Israeli law.

     We have an employment agreement with Jacob Weiss. Mr. Weiss' agreement expires upon 30 days written notice by either party or without notice by us if Mr. Weiss is terminated for cause. The agreement provides for an annual salary, with increases to be determined at each anniversary of the agreement by us and Mr. Weiss, which increase shall reflect, among other things, cost of living increases and increases in the consumer price index. Under the agreement, Mr. Weiss receives employee benefits that are generally available to other of our senior management employees residing in the State of Israel. Upon termination of employment, Mr. Weiss is entitled to severance payments governed by Israeli law.

     Mr. Weiss also provides consulting services to More Energy, an indirect wholly-owned subsidiary, pursuant to a consultancy agreement dated as of July 1, 2002 between More Energy and a corporation majority-owned by Mr. Weiss. Such agreement was scheduled to expire on December 31, 2004; however, the parties have agreed to continue to be governed by the agreement. The agreement provides for payment to the consultant of a monthly retainer, reimbursement of business expenses and any applicable value added tax.

     We have entered into consulting agreements with each of Robert K. Lifton and Howard Weingrow. Each agreement is for a two year term which commenced January 2, 2000, with automatic yearly renewal terms commencing upon the expiration of each such term. The agreements each provide for annual retainers to be paid monthly and reimbursement of any business expenses incurred in the performance of services under the agreement. The annual retainers are subject to review by mutual agreement between the parties prior to the beginning of each renewal term. The current annual retainer being paid to Mr. Lifton is $255,000 and the current annual retainer being paid to Mr. Weingrow is $160,000. Each agreement further provides that either the consultant or we may terminate the agreement upon thirty days prior written notice if there is a material breach of the agreement and there was an opportunity to cure the breach. Each agreement subjects the consultant to a non-competition covenant in our favor.

DIRECTORS' COMPENSATION

     Non-employee directors receive $1,000 for each board of directors meeting attended and members of our audit committee receive $1,500 for each audit committee meeting attended. Furthermore, directors receive reimbursement for travel, lodging and a flat per diem of $85 for each board or committee meeting attended out of town. Directors also receive stock options as fixed by the board of directors upon becoming a director and each year thereafter, at the discretion of the board.

     We paid Amos Eiran, a non-employee director, an aggregate of approximately $15,000 for consulting services he provided to us in 2004.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     We do not have a compensation committee. Compensation of our executive officers is determined, or recommended for our board's determination, by a majority of our independent directors voting alone. On March 10, 2005, our board of directors authorized the formation of a compensation committee consisting of independent members of our board. As of the date of this prospectus, no members have been appointed.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding ownership of our common stock as of March 31, 2005 by:

      o     each beneficial owner of five percent or more of our common stock;

      o     each of our directors;

      o each of our executive officers named in the summary compensation table elsewhere in this prospectus; and

      o     all of our directors and executive officers as a group.

     The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission ("SEC") governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

     Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Additionally, unless otherwise indicated, the address of each beneficial holder of our common stock is our corporate address.

                                                NUMBER OF SHARES OF
                                                   COMMON STOCK       OWNERSHIP
    NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIALLY OWNED    PERCENTAGE
    ------------------------------------        ------------------    ----------



Israel Aircraft Industries Ltd.(1).............      5,553,957            18.5
Robert K. Lifton(2)............................      4,227,719            14.1
Howard Weingrow(3).............................      3,437,191            11.5
CVF, LLC(4)....................................      2,532,543             8.5
Zvi Rehavi(5)..................................        560,000             1.9
Jacob S. Weiss(6)..............................        265,816             *
Israel Fisher(7)...............................         70,000             *
Amos Eiran(7)..................................         20,000             *
Jacob E. Goldman(8)............................         21,698             *
Zeev Nahmoni(9)................................         29,771             *
Philip Weisser(10).............................        231,466             *
Mitchell H. Freeman(7).........................         10,000             *
Steve M. Barnett(11)...........................         22,000             *
All directors  and executive  officers as
   a group (10 persons)........................      8,895,661            29.7

* Represents beneficial ownership of less than 1%.

(1) Includes 37,500 shares of our common stock underlying warrants held by Israel Aircraft. Voting control of Israel Aircraft is held by the State of Israel. Israel Aircraft's address is Ben Gurion International Airport, Tel Aviv 70100, Israel.
(2) Includes 77,522 shares of our common stock underlying warrants and 693,500 shares of our common stock underlying options which are currently exercisable held by Mr. Lifton, as well as 1,070,541 shares of our common stock and 16,200 shares of our common stock underlying warrants held by the Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow. Does not include an aggregate of 102,016 shares of our common stock and an aggregate of 3,794 shares of our common stock underlying warrants held in trust for a relative of Mr. Weingrow of which Mr. Lifton is a trustee.
(3) Includes 70,118 shares of our common stock underlying warrants and 600,000 shares of our common stock underlying options which are currently exercisable held by Mr. Weingrow, as well as 1,070,541 shares of our common stock and 16,200 shares of our common stock underlying warrants held by the Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow.
(4)      Based on a Schedule 13D filed with the SEC on September 2, 2003, a
         Form 4 filed with the SEC on November 17, 2003, and other information known to us, CVF, LLC, Richard C. Goodman, Longview Management Group, LLC, James A. Star, The Edward Memorial Trust and Geoffrey F. Grossman, not individually, but as trustee of The Edward Memorial Trust, have shared voting power and shared dispositive power of such shares of common stock, which number includes 242,742 shares of common stock issuable upon exercise of outstanding warrants. These shares and shares underlying warrants are held of record by CVF. Based on such filings:
         o  Richard C. Goodman is the Executive Manager of CVF.
         o Longview Management Group, LLC provides investment advisory services to CVF.
         o  James A. Star is president of Longview Management Group.
         o The Edward Memorial Trust is a majority equity owner of Longview Management Group, LLC.
         o Geoffrey F. Grossman is the trustee of The Edward Memorial Trust. The address of CVF is 222 N. LaSalle Street, Suite 2000, Chicago, Illinois 60601.

(5) Includes options to acquire 560,000 shares of our common stock which are currently exercisable.
(6) Includes options to acquire 260,000 shares of our common stock which are currently exercisable.
(7) Represents options to acquire shares of our common stock which are currently exercisable.
(8) Includes options to acquire 20,000 shares of our common stock which are currently exercisable.
(9) Includes options to acquire 27,500 shares of our common stock which are currently exercisable.
(10) Includes 8,677 shares of our common stock underlying warrants and 10,000 shares of our common stock underlying options which are currently exercisable held by Mr. Weisser, as well as 170,233 shares of our common stock and 5,806 shares of our common stock underlying warrants held by two trusts for the benefit of Mr. Weisser's family members, of which Mr. Weisser is the trustee.
(11) Includes 8,000 shares of our common stock held by Barnett Partners, L.P., of which Mr. Barnett is the General Partner.

                              CERTAIN TRANSACTIONS

         In November 2000, we purchased an option for the remaining 7% of the outstanding shares of More Energy Ltd., an indirect subsidiary of ours which owns our fuel cell technology, held by Gennadi Finkelshtain, its general manager and director, at an exercise price of 1,714 shares of our common stock for each More Energy share. The aggregate purchase price of the option was US$520,000, which was paid in full in June 2001. On March 14, 2003, we (i) amended the terms of the option agreement to allow us to immediately exercise in full the entire 7% interest upon the payment to Mr. Finkelshtain of 120,000 shares of our common stock and (ii) exercised the option and acquired such remaining 7% interest, making More Energy a wholly owned indirect subsidiary of ours.

         In April 2003 and May 2004, we loaned an aggregate of approximately $264,000 to Mr. Finkelshtain, principally to enable him to pay certain tax obligations arising from the sale of his interest in More Energy to us. Mr. Finkelshtain has executed a non-recourse, interest bearing, secured promissory note (the "Note") in favor of us evidencing such loans. The interest rate under the Note is equal to the applicable federal rate for mid-term loans in effect in April 2003, which equals a rate of 2.94% per annum. Principal of, and accrued interest on, the Note must be paid in full by the December 31, 2006 maturity date of the Note. Mr. Finkelshtain has also entered into a pledge agreement with us under which he has pledged as collateral for the payment in full of his obligations under the Note 120,000 shares of our common stock owned by him. In December 2004, we loaned an additional $25,000 to Mr. Finkelshtain. Mr. Finkelshtain executed a second promissory note in favor of us. Such second promissory note has an interest rate equal to the applicable federal rate for mid-term loans in effect in December 2004 of 3.56%. Principal of, and accrued interest on, such second promissory note must be paid in full by the December 31, 2006 maturity date of the Note.

         On December 29, 2000, we entered into a $5 million revolving credit line loan agreement with Fleet National Bank. On October 24, 2002, we entered into an amendment to such loan agreement, which extended its termination date to December 26, 2003. On February 20, 2003, we entered into a second amendment to such loan agreement, which extended its termination date to July 1, 2004. On September 30, 2003, we entered into a third amendment to such loan agreement which extended its termination date to July 1, 2005. On October 18, 2004, we entered into a fourth amendment to such loan agreement which extended its termination date to July 1, 2006. Under the loan agreement, the outstanding balances bear interest based on either the LIBOR or Prime Rate. Furthermore, any outstanding balance would be collateralized by all cash and other assets on deposit with the bank at any time and an assignment of certain leases owned by a partnership in which Robert K. Lifton and Howard Weingrow are partners. Messrs. Lifton and Weingrow each personally guaranteed any principal and interest on and all other sums payable with respect to our obligations or liabilities to Fleet under the loan agreement.

         We paid rent of approximately $117,000, $115,000 and $112,000 for the years ended December 31, 2004, 2003, and 2002, respectively, for the use of office space in premises occupied by the Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow. Furthermore, we reimbursed Stanoff for the use of its administrative staff at such office in the amount of approximately $68,000, $60,000 and $56,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

                              SELLING STOCKHOLDERS

     This prospectus relates to our registration, for the account of the selling stockholders indicated below, of an aggregate of 170,669 shares of our common stock, pursuant to registration rights granted by us to the selling stockholders. We have agreed to pay all expenses and costs to comply with our obligation to register the selling stockholders' shares of common stock.

     The shares listed below represent shares issued upon exercise of warrants issued in private offering(s). The selling stockholders each received warrants as part of one or more private offerings of our securities in March 1998 through December 31, 1999, pursuant to which we sold an aggregate of 577,002 units at a purchase price per unit of $12.00, each unit consisting of three shares of our common stock and a warrant to purchase one share of our common stock at an exercise price of $5.00.

     We believe, based on information supplied by the following persons, that the persons named in the table have sole voting and investment power with respect to all shares of common stock which they beneficially own. The last column of the table assumes the sale of all of our shares offered by this prospectus. The registration of the offered shares does not mean that any or all of the selling stockholders will offer or sell any of these shares. Except as set forth in the notes to the table, there is not nor has there been a material relationship between us and any of the selling stockholders within the past three years.

                                                                              SHARES BENEFICIALLY
                                                         COMMON STOCK        OWNED AFTER OFFERING
                                NUMBER OF SHARES      OFFERED BY SELLING     --------------------
NAME OF SELLING STOCKHOLDER    BENEFICIALLY OWNED        STOCKHOLDER          NUMBER      PERCENT
---------------------------    ------------------     ------------------     --------     -------
Irwin Kaplan                         19,509                 19,509                 --          --
Leonard Moskowitz                   200,779(1)              30,000            170,779(1)       *
Arnold Saltzman                       3,950                  3,950                 --          --
Saltzman Foundation                   4,000                  4,000                 --          --
Edwin Wachtel                        22,099                 15,299              6,800          *
Arthur Borden                        35,024                  8,750             26,274          *
Barry Newman                         19,967                  6,765             13,202          *
Marcia Ross                           5,625                  5,625                 --          --
IT FBO Elizabeth A.
  & Amy S. Weisser
  Philip Weisser
  Trust 1-8-94 (2)                   32,452                  9,375             23,077          *
Victor Savitsky                      30,000                 30,000                 --          --
Mark Sonder                           7,013                  7,013                 --          --
Roslyn Sonder                        25,036                 18,962              6,074          *
Anthony Borden                        4,447                     47              4,400          *
Erica Baird                           6,832                    140              6,692          *
Ross Borden                           7,717                    140              7,577          *
Lindsay Borden                        5,149                     47              5,102          *
Caron Berwind                           293                     47                246          *
ITF Ian Gottschalk                    3,000                  3,000                 --          --
ITF Gabriel Saltzman                  4,000                  4,000                 --          --
ITF Michael Saltzman                  4,000                  4,000                 --          --

----------------------
* Less than 1%.
(1) Includes 170,642 shares held by the Leonard Moskowitz Family Limited Partnership.
(2)  Philip Weisser, a director of our company, is a trustee of this trust.


                              PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling stockholders, as well as on behalf of their donees, pledgees, transferees or other successors-in-interest, if any, who may sell shares received as gifts, pledges, partnership distributions or other non-sale related transfers. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders.

     Sales of the shares may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on any securities exchange, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, short sales versus the box, or a combination of such methods of sale, at fixed prices, market prices prevailing at the time of sale, prices related to market prices, varying prices determined at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

     The selling stockholders may effect such transactions by selling the shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate.

     The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We delivered to each of the selling stockholders a letter stating that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market, as well as outlining their duties and obligations under Regulation M in connection with a public offering and sale of their respective shares.

     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

     Sales of any shares of common stock by the selling stockholders may depress the price of the common stock in any market that may develop for the common stock.

     If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part under the Securities Act, disclosing:

         o the name of each such selling stockholder and of the participating broker-dealer(s);

         o  the number of shares involved;

         o  the price at which such shares were sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o  other facts material to the transaction.

     We will not receive any of the proceeds received by the selling stockholders in connection with any of their sales of our common stock.

                          DESCRIPTION OF OUR SECURITIES

GENERAL

     Our authorized capitalization consists of 38,000,000 shares of common stock, par value $.01 per share, and 10,000 shares of preferred stock, par value $.01 per share. As of March 31, 2005, approximately 27,220,624 shares of our common stock were issued and outstanding, held of record by approximately 562 persons. No shares of preferred stock are currently outstanding.

COMMON STOCK

     Each stockholder of record is entitled to one vote for each share of our common stock owned by that stockholder on all matters properly submitted to the stockholders for their vote. Our certificate of incorporation does not provide for cumulative voting for the election of our directors, with the result that stockholders owning or controlling more than 50% of the shares voted for the election of directors can elect all of the directors. Subject to the dividend rights of holders of preferred stock, if any, holders of common stock are entitled to receive dividends when, as and if declared by our board out of funds legally available for this purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive on a pro rata basis any assets remaining available for distribution after payment of our liabilities and after provision has been made for payment of liquidation preferences to all holders of preferred stock, if any. Holders of common stock have no conversion or redemption provisions or preemptive or other subscription rights. The outstanding shares of common stock are, and when issued as set forth in this prospectus, will be, fully paid and non-assessable.

LIMITATION OF LIABILITY

     As permitted by the General Corporation Law of the State of Delaware, our restated certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

         o for any breach of the director's duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         o under section 174 of the Delaware law, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock; and

         o for any transaction from which the director derives an improper personal benefit.

     As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Our restated certificate of incorporation provides for the indemnification of our directors and officers, and, to the extent authorized by our board in its sole and absolute discretion, employees and agents, to the full extent authorized by, and subject to the conditions set forth in the Delaware law.

DELAWARE ANTI-TAKEOVER LAW

     We are subject to the provisions of section 203 of the Delaware law.
Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. These provisions could have the effect of delaying, deferring or preventing a change of control of us or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

TRANSFER AGENT

     The transfer agent for our common stock is American Stock Transfer & Trust Company.

                                  LEGAL MATTERS

     The validity of the shares of our common stock covered by this prospectus has been passed upon by Sonnenschein Nath & Rosenthal LLP, New York, New York.

                                     EXPERTS

     Kost, Forer, Gabbay & Kasierer, a Member of Ernst & Young Global, independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2003 and 2004, and for the years then ended, as set forth in their report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Kost, Forer, Gabbay & Kasierer's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements for the year ended December 31, 2002 as set forth in this prospectus. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE CAN YOU FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act for the registration of the common stock offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and the common stock offered hereby, you should refer to the registration statement.

     We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, under that Act, we file reports, proxy statements and other information with the SEC. The registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC can be inspected and copied at prescribed rates at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC is publicly available through the SEC's site on the Internet, located at: http://www.sec.gov.

                                      INDEX



                                                                         PAGE
                                                                         ----

MEDIS TECHNOLOGIES LTD. CONSOLIDATED FINANCIAL STATEMENTS

Reports of Independent Registered Public Accounting Firms............  F-2 - F-3

Consolidated Financial Statements

  Consolidated Balance Sheets as of December 31, 2003 and 2004.......        F-4

  Consolidated Statements of Operations for the years ended
  December 31, 2002, 2003 and 2004...................................        F-5

  Statements of Stockholders' Equity for the years ended
  December 31, 2002, 2003 and 2004...................................        F-6

  Consolidated Statements of Cash Flows for the years ended
  December 31, 2002, 2003 and 2004...................................        F-7

Notes to Consolidated Financial Statements...........................        F-9

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors and Stockholders of
Medis Technologies Ltd.

         We have audited the accompanying consolidated balance sheets of Medis Technologies Ltd. (a Delaware corporation) and its subsidiaries (the "Company") as of December 31, 2003 and 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Medis Technologies Ltd. and its subsidiaries at December 31, 2003 and 2004, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

         We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Medis Technologies Ltd.'s and its subsidiaries internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control -- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2005 expressed an unqualified opinion thereon.


                                                  Kost Forer Gabay & Kasierer
                                               A MEMBER OF ERNST & YOUNG GLOBAL
Tel Aviv, Israel
March 14, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors and Stockholders of
Medis Technologies Ltd.


         We have audited the accompanying consolidated statement of operations, stockholders' equity and cash flows for the year ended December 31, 2002 of Medis Technologies Ltd. (a Delaware corporation) and subsidiaries (the "Company"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations, stockholders' equity and cash flows for the year ended December 31, 2002 of Medis Technologies Ltd. and subsidiaries in conformity with U.S. generally accepted accounting principles.


                                                             ERNST & YOUNG LLP

New York, New York
February 25, 2003

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                (IN U.S. DOLLARS)



                                                                                         DECEMBER 31,
                                                                                ------------------------------
                                                                                    2003              2004
                                                                                ------------      ------------
                                    ASSETS
Current assets
   Cash and cash equivalents..................................................  $  6,620,000      $ 15,758,000
   Accounts receivable--trade, net............................................        74,000                --
   Accounts receivable--other.................................................       347,000           325,000
   Prepaid expenses and other current assets..................................       110,000           162,000
                                                                                ------------      ------------
      Total current assets....................................................     7,151,000        16,245,000
Property and equipment, net (Note D)..........................................     1,360,000         3,493,000
Long-term note (Note C) ......................................................       158,000           299,000
Severance pay fund (Note B) ..................................................       697,000           859,000
Intangible assets, net (Note E)...............................................       880,000           672,000
Goodwill, net (Note E)........................................................    58,205,000        58,205,000
                                                                                ------------      ------------
          Total assets........................................................  $ 68,451,000      $ 79,773,000
                                                                                ============      ============


                                LIABILITIES AND
                             STOCKHOLDERS' EQUITY
Current liabilities
   Accounts payable...........................................................  $    323,000      $  1,128,000
   Accrued expenses and other current liabilities (Note F)....................       958,000         2,583,000
                                                                                ------------      ------------
      Total current liabilities...............................................     1,281,000         3,711,000
Leasehold incentive obligations...............................................            --           748,000
Accrued severance pay (Note B)................................................     1,193,000         1,451,000
Commitments and contingent liabilities (Note H)
Stockholders' equity (Note G)
   Preferred stock, $.01 par value; 10,000 shares authorized; none issued ....            --                --
   Common stock, $.01 par value; 35,000,000 and 38,000,000 shares authorized, at December 31, 2003 and 2004, respectively;
     24,538,268 and 27,016,819 shares issued and outstanding, at
     December 31, 2003 and 2004, respectively.................................       245,000           270,000

   Additional paid-in capital.................................................   173,185,000       198,774,000
   Accumulated deficit........................................................  (107,453,000)     (125,181,000)
                                                                                ------------      ------------
      Total stockholders' equity..............................................    65,977,000        73,863,000
                                                                                ------------      ------------
          Total liabilities and stockholders' equity..........................  $ 68,451,000      $ 79,773,000
                                                                                ============      ============



                   The accompanying notes are an integral part of these consolidated financial statements.

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                (IN U.S. DOLLARS)



                                                                             YEAR ENDED DECEMBER 31,
                                                                  --------------------------------------------
                                                                      2002            2003            2004
                                                                  ------------    ------------    ------------
Sales .........................................................   $    192,000    $    131,000    $         --

Cost of sales .................................................        130,000          46,000              --
                                                                  ------------    ------------    ------------

      Gross profit ............................................         62,000          85,000              --

Operating expenses:
   Research and development costs, net (Note H-6) .............      4,054,000       4,804,000       9,799,000
   Selling, marketing, general and administrative expenses.....      3,749,000       4,197,000       5,829,000
   Amortization of intangible assets ..........................      2,633,000         997,000         208,000
                                                                  ------------    ------------    ------------
      Total operating expenses ................................     10,436,000       9,998,000      15,836,000
                                                                  ------------    ------------    ------------
Loss from operations ..........................................    (10,374,000)     (9,913,000)    (15,836,000)
Other income (expenses)
   Interest income ............................................        151,000         131,000         246,000
   Interest expense ...........................................        (82,000)        (55,000)        (72,000)
                                                                  ------------    ------------    ------------
                                                                        69,000          76,000         174,000
                                                                  ------------    ------------    ------------

      NET LOSS ................................................    (10,305,000)     (9,837,000)    (15,662,000)
Value of warrants issued or extended (Note G) .................     (2,241,000)     (1,226,000)     (2,066,000)
                                                                  ------------    ------------    ------------

      Net loss attributable to common stockholders ............   $(12,546,000)   $(11,063,000)   $(17,728,000)
                                                                  ============    ============    ============

Basic and diluted net loss per share (Note B) .................   $       (.57)   $       (.47)   $       (.68)
                                                                  ============    ============    ============
Weighted-average number of common shares used in computing
   basic and diluted net loss per share (Note B) ..............     21,897,871      23,429,829      26,142,150
                                                                  ============    ============    ============




                   The accompanying notes are an integral part of these consolidated financial statements.

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                (IN U.S. DOLLARS)


                                                     COMMON STOCK       ADDITIONAL                 DEFERRED STOCK      TOTAL
                                                 --------------------    PAID-IN      ACCUMULATED   COMPENSATION    STOCKHOLDERS'
                                                   SHARES     AMOUNT     CAPITAL        DEFICIT        COSTS           EQUITY
                                                 ----------  --------  ------------  -------------  ------------   -------------
Balance at December 31, 2001 ..................  17,532,779  $175,000  $152,425,000  $ (83,844,000) $   (122,000)  $  68,634,000
Net loss ......................................          --        --            --    (10,305,000)           --     (10,305,000)
Issuance of common stock pursuant to rights
   offering, net ..............................   3,500,000    35,000     6,504,000             --            --       6,539,000
Issuance of common stock ......................      69,522     1,000       323,000             --            --         324,000
Amortization of deferred stock compensation....          --        --            --             --       122,000         122,000
Stock options granted to consultants ..........          --        --        91,000             --            --          91,000
Value of warrants issued pursuant
   Shareholder Loyalty Program ................          --        --     2,241,000     (2,241,000)           --              --
                                                 ----------  --------  ------------  -------------  ------------   -------------

Balance at December 31, 2002 ..................  21,102,301   211,000   161,584,000    (96,390,000)           --      65,405,000
Net loss ......................................          --        --            --     (9,837,000)           --      (9,837,000)
Issuance of common stock pursuant to rights
   offering, net ..............................   2,325,600    23,000     4,855,000             --            --       4,878,000
Issuance of common stock pursuant to offer
   to exchange and exercise, net ..............     839,966     8,000     3,601,000             --            --       3,609,000
Issuance of common stock in acquisition of
   minority interest of subsidiary ............     120,000     1,000       524,000             --            --         525,000
Issuance of common stock ......................     150,401     2,000       803,000             --            --         805,000
Stock options granted to directors ............          --        --       131,000             --            --         131,000
Stock options and warrants granted to
   consultants ................................          --        --       461,000             --            --         461,000
Value of warrants issued pursuant to offer
   to exchange and exercise ...................          --        --     1,226,000     (1,226,000)           --              --
                                                 ----------  --------  ------------  -------------  ------------   -------------

Balance at December 31, 2003 ..................  24,538,268   245,000   173,185,000   (107,453,000)           --      65,977,000
Net loss ......................................          --        --            --    (15,662,000)           --     (15,662,000)
Issuance of common stock pursuant to private
   placements, net ............................   1,645,000    17,000    17,346,000             --            --      17,363,000
Exercise of stock warrants ....................     548,101     5,000     2,841,000             --            --       2,846,000
Exercise of stock options .....................     285,450     3,000     1,653,000             --            --       1,656,000
Stock options granted to directors ............          --        --       147,000             --            --         147,000
Stock options and warrants granted to
   consultants ................................          --        --       572,000             --            --         572,000
Extension of stock options granted to
   employees, directors and consultants .......          --        --       964,000             --            --         964,000
Extension of warrants granted to stockholders..          --        --     2,066,000     (2,066,000)           --              --
                                                 ----------  --------  ------------  -------------  ------------   -------------
BALANCE AT DECEMBER 31, 2004 ..................  27,016,819  $270,000  $198,774,000  $(125,181,000) $         --   $  73,863,000
                                                 ==========  ========  ============  =============  ============   =============

                   The accompanying notes are an integral part of these consolidated financial statements.

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN U.S. DOLLARS)

                                                                      YEAR ENDED DECEMBER 31,
                                                           --------------------------------------------
                                                               2002            2003            2004
                                                           ------------    ------------    ------------
Cash flows from operating activities
   Net loss ............................................   $(10,305,000)   $ (9,837,000)   $(15,662,000)
   Adjustments to reconcile net loss to net cash used
   in operating activities
      Depreciation and amortization of property and
        equipment ......................................        256,000         305,000         502,000
      Leasehold incentive obligations ..................             --              --         935,000
      Amortization of intangible assets ................      2,633,000         997,000         208,000
      Non-cash compensation expense ....................        213,000         592,000       1,683,000
      Loss from sale of property and equipment .........         11,000              --              --
      Changes in operating assets and liabilities
        Accounts receivable--trade .....................             --         (74,000)         74,000
        Accounts receivable--other .....................         24,000        (187,000)         22,000
        Prepaid expenses and other current assets ......        157,000         (58,000)        (52,000)
        Accounts payable ...............................        (37,000)        195,000         606,000
        Accrued expenses and other current liabilities..        151,000         (15,000)      1,410,000
        Accrued severance pay, net .....................        115,000         108,000          96,000
                                                           ------------    ------------    ------------
           Net cash used in operating activities .......     (6,782,000)     (7,974,000)    (10,178,000)
                                                           ------------    ------------    ------------
Cash flows from investing activities
   Capital expenditures ................................       (263,000)       (576,000)     (2,408,000)
   Investment in short-term deposits ...................             --              --     (12,198,000)
   Maturity of short-term deposits .....................             --              --      12,198,000
   Proceeds from disposition of property and equipment..         25,000              --              --
   Long-term note ......................................             --        (158,000)       (141,000)
                                                           ------------    ------------    ------------
           Net cash used in investing activities .......       (238,000)       (734,000)     (2,549,000)
                                                           ------------    ------------    ------------
Cash flows from financing activities
   Proceeds from issuance of common stock and exercise
     of stock options and warrants, net.................      7,057,000       9,292,000      21,865,000
                                                           ------------    ------------    ------------
   Net cash provided by financing activities ...........      7,057,000       9,292,000      21,865,000
                                                           ------------    ------------    ------------
           Net increase in cash and cash equivalents....         37,000         584,000       9,138,000
Cash and cash equivalents at beginning of year .........      5,999,000       6,036,000       6,620,000
                                                           ------------    ------------    ------------
Cash and cash equivalents at end of year ...............   $  6,036,000    $  6,620,000    $ 15,758,000
                                                           ============    ============    ============

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                                (IN U.S. DOLLARS)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                      ----------------------------------------------
                                                                          2002             2003             2004
                                                                      ------------     ------------     ------------
Supplemental disclosures of cash flow information:
   Cash paid during the year for:
   Interest .....................................................     $     24,000     $     32,000     $     29,000
   Non-cash investing and financing activities:
      Non cash capital expenditure ..............................     $       --       $       --       $    227,000
      Acquisition of shares of  majority-owned  subsidiary -
        purchase price  allocated to intangible  assets (see
        Note C): ................................................     $       --       $  1,045,000     $       --
        Financed as follows:
        Issuance of Common Stock ................................     $       --       $    525,000     $       --
        Cost of option purchased in prior period ................     $       --       $    520,000     $       --
      Value of warrants issued pursuant to shareholder
        loyalty program (see Note G) ............................     $  2,241,000     $       --       $       --
      Value of warrants issued pursuant offer to exchange
        and exercise (see Note G) ...............................     $       --       $  1,226,000     $       --
      Value of extension of warrants granted to
        stockholders (see Note G) ...............................     $       --       $       --       $  2,066,000



















              The accompanying notes are an integral part of these consolidated financial statements.

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS

NOTE A--NATURE OF BUSINESS AND GENERAL MATTERS

         Medis Technologies Ltd. ("MTL"), a Delaware corporation, is a holding company, which through its wholly-owned subsidiaries, Medis Inc., Medis El Ltd. ("Medis El") and More Energy Ltd. ("More Energy") (collectively, the "Company"), engages in research and development of technology products to license, sell, or enter into joint ventures with large corporations. The Company's primary business focus is on the development, manufacturing, marketing and distribution of direct liquid fuel cell products to power and charge portable electronic devices, such as most cell phones (including "3G" cell phones with a full range of functionality), digital cameras, PDAs (both for personal and professional use, including wireless versions with e-mail capability), MP3 players, hand-held video games and other devices with similar power requirements, as well as a broad array of military devices. The Company's other technologies, which are in various stages of development, include the CellScan, inherently conductive polymers, the toroidal engine, stirling cycle system, and the Rankin cycle linear compressor.

         Since inception, the Company has incurred operating losses and has used cash in its operations. Accordingly, the Company has relied on external financing, principally through the sale of its stock, to fund its research and development activities. The Company believes this dependence will continue unless it is able to successfully develop and market its technologies. On October 18, 2004, the Company entered into a fourth amendment to an agreement governing its existing $5,000,000 revolving credit line. Pursuant to the amendment, the termination date of the revolving credit line was extended from July 1, 2005 to July 1, 2006. No other terms of the agreement were amended by the amendment. Any outstanding balances would be collateralized by all deposits with the bank and an assignment of certain leases owned by a partnership in which the Company's chief executive officer and its president are partners. Additionally, the Company's chief executive officer and its president have personally guaranteed any amounts due under such credit line. As of December 31, 2004, the Company had not borrowed any funds under this credit line (see also Note H).

         See Note C for discussion of acquisitions of minority interests.

NOTE B--SIGNIFICANT ACCOUNTING POLICIES

         The Company's consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles. The significant accounting policies followed in the preparation of the consolidated financial statements, applied on a consistent basis, are as follows:

         1. PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of MTL and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

         2. CASH AND CASH EQUIVALENTS

         Cash and cash equivalents consist of cash and highly liquid investments with a maturity of three months or less when purchased.

         3. RESEARCH AND DEVELOPMENT COSTS

         Research and development costs are charged to operations as incurred. Amounts funded to the Company under Federal Government contractor-related fixed price, best efforts, research and development arrangements are recognized as offsets to research and development costs.

         4. USE OF ESTIMATES

         In preparing the Company's consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         5. FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying value of all financial instruments potentially subject to valuation risk (principally consisting of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other current liabilities) approximates their fair value due to the short term maturities of such investments.

         6. TRANSLATION OF FOREIGN CURRENCIES

         The financial statements of foreign subsidiaries have been prepared in U.S. dollars, as the dollar is their functional currency. A substantial portion of the foreign subsidiaries costs are incurred in dollars. The Company's management believes that the dollar is the primary currency of the economic environment in which the foreign subsidiaries operate.

         Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into U.S. dollars in accordance with Statement of the Financial Accounting Standards ("SFAS") No. 52 "Foreign Currency Translation" ("SFAS No. 52"). All transaction gains and losses of the remeasured, monetary balance sheet items are reflected in the statement of operations as financial income or expense, as appropriate and were immaterial to date.

         7.  PROPERTY AND EQUIPMENT, NET

         Property and equipment are stated at cost, net of accumulated depreciation and amortization, and net of investment grants from the State of Israel. Depreciation is provided on the straight-line basis over the estimated useful lives of such assets.

         The estimated useful lives of property and equipment are as follows:

                                                         USEFUL LIVES IN YEARS
                                                         ---------------------
Machinery and equipment...............................             7
Computers.............................................             3
Furniture and office equipment........................            15
Vehicles..............................................             7
Leasehold improvements................................     Over the  shorter
                                                           of  the  term  of
                                                           the  lease or the
                                                           life of the asset

         8.  STOCK-BASED COMPENSATION

         SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS No. 148") amends SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") to provide alternative methods of transition for a voluntary change to the fair value based methods of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

         As provided for in SFAS No. 148, the Company has elected to continue to follow Accounting Principles Board Opinion ("APB") No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," and FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation," in accounting for its employee stock options, under which compensation expense, if any, is generally based on the difference between the exercise price of an option or the amount paid for the award and the market price or fair value of the underlying common stock at the date of the grant. To the extent that compensation expense is recognized with respect to stock options issued to employees or directors, such expense is amortized over the vesting period of such options. Stock-based compensation arrangements involving non-employees or non-directors are accounted for under SFAS No. 123 and Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" ("EITF No. 96-18"), under which such arrangements are accounted for based on the fair value of the option or award at the measurement date.

         The following table illustrate the effect on net loss attributed to common stockholders and net loss per share, assuming that the Company had applied the fair value recognition provision of SFAS No. 123 on its stock-based employee compensation:

                                                                        YEAR ENDED DECEMBER 31,
                                                            ------------------------------------------------
                                                                2002              2003              2004
                                                            ------------      ------------      ------------
Net loss attributable to common stockholders for
   the year as reported ...............................     $(12,546,000)     $(11,063,000)     $(17,728,000)
Add:  Stock-based employee compensation expense
   included in the reported loss ......................          122,000           131,000           930,000
Deduct:  Stock-based employee compensation expense
   determined under fair value based method ...........       (4,976,000)       (1,150,000)       (5,192,000)
                                                            ------------      ------------      ------------
Pro forma net loss attributable to common
   shareholders .......................................     $(17,400,000)     $(12,082,000)     $(21,990,000)
                                                            ============      ============      ============
Basic and diluted net loss per share as
reported (Note B) .....................................     $       (.57)     $       (.47)     $       (.68)
Pro forma basic and diluted net loss per share ........     $       (.80)     $       (.52)     $       (.84)

         The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                               YEAR ENDED DECEMBER 31,
                                        ------------------------------------
                                        2002           2003             2004
                                        ----           ----             ----

Dividend yield.....................       0%               0%              0%
Risk-free interest rate............    2.50%            2.50%           2.25%
Expected life in years.............      2.0              1.6             1.4
Volatility.........................      94%              87%             65%

         The average fair value of each option granted in 2002, 2003 and 2004 was $3.06, $1.82 and $4.00, respectively. The weighted average fair value of each option granted at or below market price (none were granted above market price) in 2002, 2003 and 2004 was as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                          ------------------------------
                                                          2002         2003         2004
                                                          ----         ----         ----
Options granted at an exercise price equal to
   market price ..................................       $ 3.24       $ 1.18       $ 4.37
Options granted at an exercise price below
   market price ..................................       $ --         $ 4.48       $ 8.05

         9. GOODWILL AND OTHER INTANGIBLE ASSETS

         Goodwill and other purchased intangible assets have been recorded as a result of the Company's acquisitions. Goodwill is not amortized, but rather is subject to an annual impairment test. Other intangible assets are amortized on a straight-line basis over the weighted average remaining useful lives of approximately 39 months.

           The Company is required to perform an annual impairment test of goodwill. The impairment test shall consist of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess. SFAS No. 142 requires goodwill to be tested for impairment at least annually or between annual tests if certain events or indicators of impairment occur. Goodwill is tested for impairment at the reporting unit level by a comparison of the fair value of a reporting unit with its carrying amount. During 2002, 2003 and 2004, no impairment losses were identified.

         10. LONG-LIVED ASSETS

         The Company's long-lived assets are reviewed for impairment in accordance with Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. During 2002, 2003 and 2004, no impairment losses have been identified.

         11. REVENUE RECOGNITION

         Revenues relating to development services agreements are recognized as services are rendered over the term of the agreement. Amounts billed and/or received where revenue recognition criteria have not been fully met, and thus the revenue is not yet earned, are reflected as liabilities and are offset against the related receivable.

         12. NET LOSS PER SHARE

         The Company computes net loss per share in accordance with SFAS No. 128, "Earnings Per Share" ("SFAS No. 128"). Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted-average number of common shares plus dilutive potential common stock considered outstanding during the period. However, as the Company generated net losses in all periods presented, potentially diluted securities, composed of incremental common shares issuable upon the exercise of warrants and stock options, are not reflected in diluted net loss per share because such shares are antidilutive. The total number of shares related to the outstanding options and warrants excluded from the calculation of diluted net loss per share was 5,122,239, 5,049,363 4,943,053 as of December 31, 2002, 2003 and 2004,
respectively.

         In accordance with SFAS No. 128, the Company has adjusted its net loss per share for the year ended December 31, 2002 to give retroactive effect to shares issued in its March 11, 2003 rights offering. Accordingly, as a result of such retroactive adjustments, the net loss per share decreased from $(.60) to $(.57), or by $(.03) per share, for the year ended December 31, 2002 (see Note G-1).

         13. SEVERANCE PAY

         The liability of the Company's subsidiaries in Israel for severance pay, which comprises the Company's entire severance pay obligation, is calculated pursuant to Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month's salary for each year of employment or a portion thereof. The liability for all of its employees in Israel is fully provided by monthly deposits with insurance companies and other financial institutions and by an accrual. The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of these deposited funds is recorded as an asset in the Company's consolidated balance sheets.

         Severance expenses for the years ended December 31, 2002, 2003 and 2004 amounted to approximately $261,000, $290,000 and $321,000, respectively.

         14. INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). This Statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

         15. CONCENTRATION OF CREDIT RISK

         Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company's cash and cash equivalents are invested in a bank and other short-term investments, on-demand insurance contracts and money market funds with major international financial institutions. Such cash and cash equivalents in the United States may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Company's cash and cash equivalents are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

         Sales to two customers during 2002 were in excess of 10% (approximately 72% and 28%) of the Company's revenue and in the aggregate amounted to 100% of total revenue in 2002. In 2003, sales to one customer amounted to 100% of total revenues. The Company had no sales in 2004.

         16. RECENT PRONOUNCEMENTS

         In December, 2004, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 123 (revised 2004), "Share-Based Payment," ("SFAS 123(R)") which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123(R) supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows." Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

         SFAS 123(R) must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. The Company expects to adopt SFAS 123(R) on July 1, 2005.

         SFAS 123(R) permits public companies to adopt its requirements using one of two methods:

            1. A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date.

            2. A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

         The Company plans to adopt SFAS 123(R) using the modified-prospective method and expects that the adoption will have a significant effect on its consolidated financial statements.

         In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29" ("SFAS 153"). The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions" ("APB 29"), is based on the principle that exchanges of nonmonetary assets should be measure based on fair value of the assets exchanged. APB 29 included certain exceptions to that principle. SFAS 153 amends APB 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect that the adoption of SFAS 153 will have a significant effect on its consolidated financial statements.

         FASB Staff Position ("FSP") No. 109-2, "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004" ("FSP 109-2"), provides guidance under FASB Statement No. 109, "Accounting for Income Taxes," with respect to recording the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the "Jobs Act") on enterprises' income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004. FSP 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying FASB Statement No. 109. The Company expects that the adoption of FSP109-2 will not have a significant effect on its consolidated financial statements.

         17. RECLASSIFICATION

         Certain comparative data in these financial statements has been reclassified to conform with current year's presentation.

NOTE C--EXCHANGE OFFER AND ACQUISITION OF MINORITY INTERESTS

         On April 24, 2000, MTL commenced an offer for the approximately 36% of Medis El it did not already beneficially own, offering 1.37 of its shares of common stock for each ordinary share tendered (the "Exchange Offer"). In accordance with APB No. 16 and Emerging Issues Task Force Issue No. 99-12, the Company accounted for the exchange using the purchase method. Accordingly, the Company calculated the purchase price of the 3,825,910 shares and 184,000 options of Medis El not owned by it based on the market price of Medis El ordinary shares. Such purchase price was $89,393,000. The Company allocated the excess of purchase price over net assets acquired to goodwill ($81,867,000), CellScan technology assets ($6,071,000) and in-process research and development for the fuel cells, stirling cycle and toroidal engine projects, which was charged to research and development expense on the acquisition date ($561,000). Such allocation was based on a valuation using the cost method, which represents the fair value of the assets underlying each project.

         The Company amortizes the acquired technology assets over their remaining useful lives of three years, and, through December 31, 2001, the Company had amortized its goodwill over five years. In accordance with SFAS 142 "Goodwill and Other Intangible Assets," the Company discontinued amortization of its goodwill beginning on January 1, 2002. Furthermore, in accordance with SFAS 142, the Company performs an annual assessment for impairment of its goodwill (see Note E). During the years ended December 31, 2002, 2003 and 2004, the Company recorded amortization expense aggregating approximately $2,024,000, $812,000 and none, respectively, related to this transaction.

         From January to June 2000, Medis El purchased an additional 11.5% of the outstanding shares of More Energy, giving Medis El a 93% interest in such company, for an aggregate purchase price of $320,000. Medis El accounted for these acquisitions of minority interests using purchase accounting. The excess of purchase price over the book value of the net assets acquired aggregated $320,000. This excess purchase price was allocated to in-process research and development and, therefore, was charged to research and development costs as of the dates of the acquisitions.

     On March 14, 2003, MTL acquired the remaining 7%, or 70 shares, of More Energy that it did not already own through Medis El. Such acquisition was pursuant to an agreement dated March 14, 2003 with the General Manager of More Energy and owner of the remaining 7% interest of More Energy (the "Seller"), which amended the terms of the MTL's existing option agreement to acquire such interest. Pursuant to the amendment, the vesting schedule of the option was accelerated such that the MTL could immediately exercise its option in full to acquire the remaining 7% interest. Such acquisition was undertaken in order to make More Energy a wholly-owned subsidiary of the Company.

         The acquisition was accounted for under the purchase method of accounting. The total purchase price of $1,045,000 was comprised of $520,000 paid in full in June 2001 for the purchase of the original option to acquire such interest in More Energy and the issuance as of March 14, 2003 of 120,000 shares of MTL's common stock. The common stock was valued at $4.374 per share, representing the average closing price of MTL's common stock for three days before and after March 14, 2003 - the date of the acquisition agreement, or an aggregate of approximately $525,000.

         Based on a purchase price allocation analysis performed by the Company, the entire purchase price of $1,045,000 was allocated to intangible fuel cell technology assets of More Energy. No goodwill was generated in the transaction. Such intangible assets acquired are being amortized over five year useful lives. During the year ended December 31, 2003 and 2004, the Company recorded amortization expense of approximately $165,000 and $208,000, respectively, related to such intangible assets acquired.

         As of the date of the acquisition, More Energy's total stockholder's equity reflected a deficit. Since the Company, from More Energy's inception, has consolidated in its financial statements 100% of the losses of More Energy, such deficit is already included in the Company's accumulated deficit as of date of the acquisition and was not reflected in the purchase price allocation.

         In April 2003 and May 2004, the Company loaned an aggregate of approximately $299,000, including accrued interest through December 31, 2004, to the Seller, principally to enable him to pay certain tax obligations arising from the sale of his interest in More Energy to MTL. The seller has executed a non-recourse, interest bearing, secured promissory note (the "Note") in favor of MTL evidencing such loans. The interest rate under the Note is equal to the applicable federal rate for mid-term loans in effect in April 2003, which equals a rate of 2.94% per annum. Principal of, and accrued interest on, the Note must be paid in full by December 31, 2006, the maturity date of the Note. The seller has also entered into a pledge agreement with the Company under which he has pledged as collateral for the payment in full of his obligations under the Note 120,000 shares of the Company's common stock owned by the Seller.

         As of December 15, 1997, MTL acquired Israel Aircraft Industries Ltd.'s ("IAI") 40% interest in Medis Inc., for aggregate consideration of 3,600,457 shares of MTL stock. As this was an acquisition of a minority interest, the Company accounted for this transaction using purchase accounting. The purchase price was valued based on the value of Medis Inc.'s investment in Medis El, using the quoted market price of Medis El shares as of December 15, 1997. The aggregate purchase price was valued at $13,125,000. Acquired intangible technology assets, consisting primarily of patents, know-how and other technology-related assets, aggregated $2,975,000, of which $2,814,000 related to the CellScan technology. Goodwill, which represented the excess of the purchase price over the value of the acquired tangible and intangible technology assets, aggregated $9,252,000. Intangible technology assets have been amortized over a five-year period and goodwill had been amortized through December 31, 2001 based on a five year useful live (see Note E).

NOTE D--PROPERTY AND EQUIPMENT, NET

         Property and equipment consists of the following:

                                                                        DECEMBER 31,
                                                                 -------------------------
                                                                    2003           2004
                                                                 ----------     ----------
         Machinery and equipment ...........................     $2,115,000     $2,764,000
         Computers .........................................        443,000        702,000
         Furniture and office equipment ....................        173,000        331,000
         Vehicles ..........................................         47,000         47,000
         Leasehold improvements ............................        442,000      1,606,000
                                                                 ----------     ----------
                                                                  3,220,000      5,450,000
         Less accumulated depreciation and amortization ....      1,860,000      1,957,000
                                                                 ----------     ----------
         Property and equipment, net .......................     $1,360,000     $3,493,000
                                                                 ==========     ==========

     Depreciation and amortization expense on property and equipment for the years ended December 31, 2002, 2003 and 2004 amounted to $256,000, $305,000 and $502,000, respectively. During the year ended December 31, 2004, the Company reduced its leasehold improvements and corresponding accumulated amortization balances for certain fully amortized leasehold improvements that are no longer in service in the amount of approximately $ 405,000.

NOTE E--GOODWILL AND INTANGIBLE ASSETS, NET

         As of December 31, 2003 and 2004, the Company's intangible assets consisted of Goodwill and fuel cell technology assets. 1.

         INTANGIBLE ASSETS

     The following table summarizes the cost and related accumulated amortization for intangible assets that are subject to amortization.

                                                      DECEMBER 31,
                                              -----------------------------
                                                  2003             2004
                                              ------------     ------------
         Cost:

         CellScan technology assets .....     $  9,113,000     $  9,113,000
         Fuel Cell technology assets ....        1,045,000        1,045,000
                                              ------------     ------------
         Total intangible assets ........       10,158,000       10,158,000

         Accumulated amortization:

         CellScan technology assets .....        9,113,000        9,113,000

         Fuel Cell technology assets ....          165,000          373,000
                                              ------------     ------------
                                              $    880,000     $    672,000
                                              ============     ============

        The Company recorded amortization expense of $2,633,000, $997,000 and $208,000 for the years ended December 31, 2002, 2003 and 2004, respectively. Based on the current amount of intangible assets subject to amortization, the estimated amortization expense for each of the years ending December 31, 2005 through 2007 is $209,000 and $45,000 for the year ending December 31, 2008.

        The Company has also reassessed the useful lives of its other intangible assets previously recorded in connection with earlier purchase acquisitions.

         GOODWILL

         The following table summarizes the activity in goodwill for the periods indicated:
                                                      DECEMBER 31,
                                              -----------------------------
                                                  2003             2004
                                              ------------     ------------
         Beginning balance ..............     $ 58,205,000     $ 58,205,000

         Amortization expense ...........             --               --
                                              ------------     ------------
                                              $ 58,205,000     $ 58,205,000
                                              ============     ============

NOTE F-- ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

         Accrued expenses and other current liabilities consist of the following:

                                                                               DECEMBER 31,
                                                                       -----------------------------
                                                                           2003             2004
                                                                       ------------     ------------
         Employees and related liabilities .......................     $    599,000     $    725,000
         Professional services ...................................           90,000          200,000
         Related parties .........................................           82,000           45,000

         Subcontractors and consultants ..........................           89,000        1,206,000

         Leasehold improvement obligations - current portion .....             --            187,000
         Others ..................................................           98,000          220,000
                                                                       ------------     ------------
         Total accrued expenses and other current liabilities ....     $    958,000     $  2,583,000
                                                                       ============     ============

NOTE G--STOCKHOLDERS' EQUITY

         1. MEDIS TECHNOLOGIES LTD. COMMON STOCK

         Each stockholder is entitled to one vote for each share of common stock owned by that stockholder on all matters properly submitted to the stockholders for their vote. Stockholders owning or controlling more than 50% of the shares can elect all of the directors. Subject to the dividend rights of holders of preferred stock, if any, holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for this purpose. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to receive on a pro rata basis any assets remaining available for distribution after payment of liabilities and after provision has been made for payment of liquidation preferences to all holders of preferred stock. Holders of common stock have no conversion or redemption provisions or preemptive or other subscription rights.

         In February and March 2002, certain officers and employees of the Company exercised options to acquire an aggregate of 66,180 shares of the Company's common stock, for an aggregate exercise price of approximately $309,000.

         On March 18, 2002, the Company completed a rights offering and initiated a shareholder loyalty program. Pursuant to the rights offering, it offered to its existing stockholders subscription rights to purchase an aggregate of 3,500,000 shares of its common stock at a purchase price of $2.00 per share. The Company received gross proceeds of $7,000,000 from the rights offering, which proceeds, after deducting related expenses of approximately $461,000, have been used for working capital, including for the continued development of its direct liquid fuel cell technology, as well as for selling, general and administrative expenses.

         Additionally, pursuant to the Company's shareholder loyalty program, all stockholders who purchased shares in the rights offering and who have met other specified requirements, have received at no cost one-tenth of a warrant for each share of common stock owned in such stockholder's name on February 13, 2002. Accordingly, as of December 31, 2003, the Company issued an aggregate of approximately 865,000 warrants to stockholders in the shareholder loyalty program. Each full warrant entitles the holder to purchase one share of the Company's common stock at a price of $4.43, increasing to $4.92 on September 18, 2003 and to $5.41 on September 18, 2004. Such warrants expire on September 18, 2005. The Company has estimated the fair value of such warrants to be approximately $2,241,000, using the Black-Scholes option pricing model, and has accounted for such amount as a preferred dividend during the year ended December 31, 2002. During the years ended December 31, 2002 and 2003 through the commencement of the offer to exchange and exercise on September 3, 2003 (see below), stockholders exercised loyalty program warrants at an exercise price of $4.43 per share to acquire an aggregate of 3,342 shares of the Company's common stock for aggregate proceeds of approximately $15,000 and 12,542 shares of the Company's common stock for aggregate proceeds of approximately $56,000, respectively. See the discussion below regarding the Company's offer to exchange and exercise such loyalty program warrants.

         On March 11, 2003, the Company completed a rights offering in which it offered to its existing stockholders subscription rights to purchase an aggregate of 2,325,600 shares of its common stock at a purchase price of $2.15 per share. The Company received gross proceeds of approximately $5,000,000 from the rights offering, which proceeds, after deducting related expenses of approximately $122,000, are being used for working capital, including for the continued development of its direct liquid fuel cell technology, as well as for selling, general and administrative expenses.

         In accordance with SFAS No. 128, the Company has adjusted its net loss per share for the year ended December 31, 2002 to give retroactive effect to shares issued in its March 11, 2003 rights offering (see Note G-1). Accordingly, as a result of such retroactive adjustments, the net loss per share decreased from $(.60) to $(.57), or $(.03) per share, for the year ended December 31, 2002.

         On November 13, 2003, the Company completed an offer to exchange and exercise to holders of its approximately 848,000 outstanding warrants issued pursuant to its 2002 shareholder loyalty program (the "Offer"). In order to participate in the Offer, holders of loyalty program warrants who exchanged such warrants for new warrants exercisable at $4.43 per share were also required to exercise the new warrants at the time of the exchange. Each holder of a new warrant, upon its exercise, received one share of common stock and a one-year warrant to purchase an additional share of common stock at $9.60 for every two new warrants exercised. Pursuant to the Offer, the Company issued 839,966 shares of its common stock for gross proceeds of approximately $3,721,000, less related costs of approximately $112,000, upon the exchange and exercise of 839,966 warrants at a price of $4.43 per share. The Company has estimated the fair value of the approximately 420,000 one-year warrants issued pursuant to the Offer using the Black-Scholes option pricing model - assuming a 2.5% risk free interest rate, 0% dividend yield, expected life of one year and 76% volatility - to be approximately $1,226,000 and has accounted for such amount as a preferred dividend for the year ended December 31, 2003.

         During the year ended December 31, 2003, warrant holders exercised outstanding warrants to acquire 25,509 shares of the Company's common stock, at an exercise price of $5.00 per share, for aggregate gross proceeds of approximately $128,000.

         During the year ended December 31, 2003, an officer, a director, employees and consultants of the Company exercised options to acquire an aggregate of 112,350 shares of its common stock, for an aggregate exercise price of approximately $621,000.

         In January 2004, MTL issued 1,425,000 shares of its common stock in a private placement to institutional investors, for gross proceeds of approximately $14,588,000, less related costs of approximately $309,000.

         In December 2004, MTL issued 220,000 shares of its common stock in a private placement to an accredited investor, for proceeds of approximately $3,080,000.

         During the year ended December 31, 2004, warrant holders, including officers and directors of the Company, exercised outstanding warrants to acquire 548,101 shares of the Company's common stock, at exercise prices ranging from $4.92 to $9.60 per share, for aggregate gross proceeds of approximately $2,846,000.

         During the year ended December 31, 2004, officers, a director, employees and consultants of the Company exercised options to acquire an aggregate of 285,450 shares of its common stock, for an aggregate exercise price of approximately $1,656,000.

         See Note C for a discussion of shares of the Company's common stock issued in connection with the acquisition of the remaining interest in a subsidiary.

         2.   MEDIS TECHNOLOGIES LTD. WARRANTS

         MTL warrants outstanding are summarized below:

                                                                  WEIGHTED
                                                                   AVERAGE
                                                 WARRANTS       EXERCISE PRICE
                                               ------------      ------------
         Balance at January 1, 2002 ......        1,892,618      $      14.26
         Granted .........................          868,163              4.43
         Exercised .......................           (3,342)             4.43
         Cancelled or Forfeited ..........          (18,000)            20.00
                                               ------------
         Balance at December 31, 2002 ....        2,739,439             11.12
         Granted .........................        1,318,457              6.11
         Exercised .......................         (878,017)             4.45
         Exchanged (see Note G-1) ........         (839,966)             4.43
                                               ------------
         Balance at December 31, 2003 ....        2,339,913             13.20
         Granted .........................            8,241              9.45
         Exercised .......................         (548,101)             5.19
         Cancelled or Forfeited ..........             --                --
                                               ------------
         BALANCE AT DECEMBER 31, 2004 ....        1,800,053             15.83
                                               ============      ============

         On April 1, 2003, the Company granted to a consultant warrants to purchase an aggregate of 50,000 shares of the Company's common stock, in connection with a consulting agreement of the same date. Such warrants provide for an exercise price of $5.35 per share, the market price on the date of the grant, and expire three years from the date of the grant. Warrants to purchase 25,000 shares vest one year from the date of the grant and warrants to purchase the remaining 25,000 shares vest two years from the date of the grant; provided that if the Company does not extend the term of the consulting agreement for a second twelve month period, all of the warrants shall vest one year from the date of the grant. The Company accounted for such warrant in accordance with SFAS No. 123 and EITF No. 96-18. For the year ended December 31, 2003, using the Black-Scholes option pricing model assuming a 2.5% risk free interest rate, 0% dividend yield, expected life of 2.5 years and 87% volatility, the Company recorded selling, marketing, general and administrative expense of approximately $268,000 with connection with this grant. For the year ended December 31, 2004, using the Black-Scholes option pricing model assuming a 2.5% risk free interest rate, 0% dividend yield, expected life of 2 years and 83% volatility, the Company recorded selling, marketing, general and administrative expense of approximately $190,000 with connection with this grant.

         On June 6, 2004, the Company granted warrants to purchase an aggregate of 7,946 shares of the Company's common stock to those shareholders who exercised warrants received in the Company's 2002 shareholder loyalty program prior to the November 13, 2003 completion of the Company's offer to exchange and exercise. Such warrants have the same terms as those issued in connection with the offer to exchange and exercise and, accordingly, vested upon issuance, provide for an exercise price of $9.60 per share and expire on November 14, 2004. The Company accounted for such warrant in accordance with SFAS No. 123. Using the Black-Scholes option pricing model assuming a 1.5% risk free interest rate, 0% dividend yield, expected life of 0.5 years and 54% volatility, the Company has estimated the fair value of such warrants to be approximately $43,000.

         In August 2004, MTL extended through December 31, 2005 the expiration dates of its outstanding warrants that were issued to shareholders of the Company in connection with the Company's November 13, 2003 offer to exchange and exercise and those issued on June 6, 2004 (see above). Such warrants had original expirations dates of November 14, 2004. The Company accounted for such warrants in accordance with SFAS No. 123. Using the Black-Scholes option pricing model, the Company calculated the incremental fair value resulting from the extensions by calculating the fair value of the warrants immediately before the extension assuming a 1.4% risk free interest rate, 0% dividend yield, expected life of 0.22 years and 62% volatility, and by calculating the fair value of the warrants immediately after the extension assuming a 2.0% risk free interest rate, 0% dividend yield, expected life of 1.35 years and 63% volatility. The incremental fair value resulting from the extension of such warrants in the amount of $671,000 was accounted for as a preferred dividend during the year ended December 31, 2004.

         In October, 2004, MTL extended through December 31, 2005 the expiration dates of certain outstanding warrants that were issued to shareholders of the Company and to members of its corporate advisory board. Such warrants were all scheduled to expire on December 31, 2004. The Company accounted for such warrants held by shareholders of the Company in accordance with SFAS No. 123 and for such warrants held by members of its corporate advisory board in accordance with SFAS No. 123 and EITF No. 96-18. Using the Black-Scholes option pricing model, the Company calculated the incremental fair value of the extensions by calculating the fair value of the warrants immediately before the extension assuming a 1.6% risk free interest rate, 0% dividend yield, expected life of
0.21 years and 74% volatility, and by calculating the fair value of the warrants immediately after the extension assuming a 2.0% risk free interest rate, 0% dividend yield, expected life of 1.21 years and 64% volatility. The Company has estimated the incremental fair value resulting from the extension of all such warrants to be approximately $1,534,000 and has accounted for approximately $1,395,000 related to such warrants held by shareholders as a preferred stock dividend and has accounted for approximately $139,000 related to such warrants held by advisory board members as expense, during the year ended December 31, 2004.

         See Note G-1 for a discussion of warrants issued in connection with the issuance of the Company's common stock, the Company's loyalty program and the Company's offer to exchange and exercise.

         3.  MEDIS TECHNOLOGIES LTD. STOCK OPTIONS

         On July 13, 1999, the Company's Board of Directors approved the 1999 Stock Option Plan, and reserved 1,000,000 shares of common stock for issuance as stock options or stock appreciation rights pursuant to the plan. The plan provides for the issuance of both incentive and nonqualified stock options. On October 11, 2000, the Company's Board of Directors increased the number of shares of its common stock reserved under the 1999 Stock Option Plan to 2,000,000, subject to stockholder approval. At the Annual Meeting of Stockholders held on June 21, 2001, the Company's stockholders approved the increase in the number of shares of common stock reserved under the 1999 Stock Option Plan. On April 25, 2002, the Company's Board of directors increased the number of shares of its common stock reserved under the 1999 Stock Option Plan to 3,000,000, subject to stockholder approval. At the Annual Meeting of Stockholders held on June 12, 2002, the Company's stockholders approved the increase in the number of shares of common stock reserved under the 1999 Stock Option Plan. On April 28, 2003, the Company's Board of directors increased the number of shares of its common stock reserved under the 1999 Stock Option Plan to 3,300,000, subject to stockholder approval. At the Annual Meeting of Stockholders held on June 24, 2003, the Company's stockholders approved the increase in the number of shares of common stock reserved under the 1999 Stock Option Plan. On May 13, 2004, the Company's Board of directors increased the number of shares of its common stock reserved under the 1999 Stock Option Plan to 3,800,000, subject to stockholder approval. At the Annual Meeting of Stockholders held on June 30, 2004, the Company's stockholders approved the increase in the number of shares of common stock reserved under the 1999 Stock Option Plan.

         On January 31, 2002, the Board of Directors of the Company granted options to purchase an aggregate of 647,000 shares of common stock under its 1999 Stock Option Plan to employees, officers, directors and consultants of the Company. Such options are exercisable at $8.75 (the market price on the grant date), vest after one year and expire after three years. The Company accounted for those options issued to employees, officers and directors in accordance with APB No. 25 and FASB interpretation ("FIN") No. 44 and those issued to consultants in accordance with SFAS No. 123 and EITF No. 96-18 using the Black-Scholes option pricing model to estimate their fair value. In August 2004, the Company extended the expiration date of such options through December 31, 2006 (see below).

         During the year ended December 31, 2003, the Company issued options to purchase an aggregate of 441,000 shares of common stock under its 1999 Stock Option Plan, as follows:

         o February 12, 2003 - options to purchase an aggregate of 391,000 shares of common stock to employees, officers, directors and consultants of the Company. Such options are exercisable at $4.00 (the market price on the grant date), vest after one year and expire after three years. The Company accounted for those options issued to employees, officers and directors in accordance with APB No. 25 and FIN 44 and those issued to consultants in accordance with SFAS No. 123 and EITF No. 96-18 using the Black-Scholes option pricing model to estimate their fair value.

         o March 31, 2003 - options to purchase 5,000 shares of common stock to a director of the Company. Such options are exercisable at $5.12 (the market price on the grant date), vest after one year and expire after three years. The Company accounted for such options issued in accordance with APB No. 25 and FIN 44.

         o August 11, 2003 - options to purchase an aggregate of 20,000 shares of common stock to a consultant of the Company. Of such options, 10,000 are exercisable at $5.00, vest upon issuance with an expiration date of December 31, 2004. The other 10,000 of such options are exercisable at $8.75, vest upon issuance and expire on January 31, 2005. The Company accounted for all such options in accordance with SFAS No. 123 and EITF No. 96-18 using the Black-Scholes option pricing model to estimate their fair value. In August 2004, the Company extended the expiration date of such options through December 31, 2006 (see below).

         o November 6, 2003 - options to purchase an aggregate of 25,000 shares of common stock to a director of the Company. Of such options, (i) 10,000 are exercisable at $5.00, vest upon issuance and expire on December 31, 2004. In August 2004, the Company extended the expiration date of such options through December 31, 2006 (see below); (ii) 10,000 are exercisable at $8.75, vest upon issuance and expire on January 31, 2005. In August 2004, the Company extended the expiration date of such options through December 31, 2006 (see below) and (iii) 5,000 are exercisable $4.00, vest on February 12, 2004 and expire on February 12, 2006. The Company accounted for all such options in accordance with APB No. 25 and FIN 44.

         During the year ended December 31, 2004, the Company issued options to purchase an aggregate of 734,000 shares of common stock under its 1999 Stock Option Plan, as follows:

         o January 2, 2004 - options to purchase an aggregate of 289,000 shares of common stock to employees, officers, directors and consultants of the Company. Such options are exercisable at $10.95 (the market price on the grant date), vest after one year and expire after three years. The Company accounted for those options issued to employees, officers and directors in accordance with APB No. 25 and FIN 44 and those issued to consultants in accordance with SFAS No. 123 and EITF No. 96-18 using the Black-Scholes option pricing model to estimate their fair value.

         o July 2, 2004 - options to purchase 10,000 shares of common stock to a director of the Company. Such options are exercisable at $12.55, vest on April 30, 2005 and expire on April 30, 2007. The Company accounted for such options issued in accordance with APB No. 25 and FIN 44.

         o July 9, 2004 - options to purchase an aggregate of 15,000 shares of common stock to a consultant of the Company. Such options are exercisable at $14.69 (the market price on the grant date), vest after one year and expire after three years. The Company accounted for such options in accordance with SFAS No. 123 and EITF No. 96-18 using the Black-Scholes option pricing model to estimate their fair value.

         o August 30, 2004 - options to purchase 10,000 shares of common stock to a director of the Company. Such options are exercisable at $10.88 (the market price on the grant date), vest after one year and expire after three years. The Company accounted for such options issued in accordance with APB No. 25 and FIN 44.

         o November 3, 2004 - options to purchase an aggregate of 410,000 shares of common stock to employees, officers, directors and consultants of the Company. Of such options, 390,000 are exercisable at $13.08 (the market price on the grant date), vest after one year and expire after four years. The remaining 20,000, of which 10,000 vest on October 18, 2005 and 10,000 vest on October 18, 2006, are exercisable at $12.30 and expire on October 18, 2008. The Company accounted for those options issued to employees, officers and directors in accordance with APB No. 25 and FIN 44 and those issued to consultants in accordance with SFAS No. 123 and EITF No. 96-18 using the Black-Scholes option pricing model to estimate their fair value.

         In August 2004, MTL extended through December 31, 2006 the expiration dates of its outstanding options that were scheduled to expire on December 31, 2004 and January 31, 2005. The Company accounted for those options issued to employees, officers and directors in accordance with APB No. 25 and FIN 44 and those issued to consultants in accordance with SFAS No. 123 and EITF No. 96-18 using the Black-Scholes option pricing model to estimate their fair value. The Company calculated the incremental intrinsic value of approximately $784,000 related to the extension of options issued to employees, officers and directors. Using the Black-Scholes option pricing model the Company calculated the incremental fair value of approximately $41,000 related to the extensions of options issued to consultants by calculating the fair value of the warrants immediately before and immediately after the extension and recorded such amount as expense during the year ended December 31, 2004.

           During the years ended December 31, 2002, 2003 and 2004, the chief executive officer of the Company received options to purchase 100,000, 50,000 and 35,000 shares of the Company's common stock, respectively, in his capacity as a director.

The Company's option activity and options outstanding are summarized as follows:

                                                                    OPTIONS
                                                                WEIGHTED AVERAGE
                                                     OPTIONS     EXERCISE PRICE
                                                  ------------    ------------
   Options outstanding at January 1, 2002 ......     1,822,000    $       8.72
   Granted .....................................       647,000            8.75
   Exercised ...................................       (66,200)           4.67
   Cancelled or forfeited ......................       (20,000)          20.50
                                                  ------------
   Options outstanding at December 31, 2002 ....     2,382,800            8.74
   Granted .....................................       441,000            4.27
   Exercised ...................................      (112,350)           5.52
   Cancelled or forfeited ......................        (2,000)           6.75
                                                  ------------
   Options outstanding at December 31, 2003 ....     2,709,450            8.15
   Granted .....................................       734,000           12.22
   Exercised ...................................      (285,450)           5.80
   Cancelled or forfeited ......................       (15,000)           7.79
                                                  ------------
   OPTIONS OUTSTANDING AT DECEMBER 31, 2004 ....     3,143,000            9.31
                                                  ------------
EXERCISABLE DECEMBER 31, 2004 ..................     2,411,000            8.43

Exercisable December 31, 2003 ..................     2,308,450            8.86

Exercisable December 31, 2002 ..................     1,454,800            8.84
                                                  ============    ============

                          OPTIONS OUTSTANDING                                     OPTIONS EXERCISABLE
----------------------------------------------------------------------   -----------------------------------
                                  WEIGHTED AVERAGE
                     NUMBER           REMAINING                              NUMBER
  EXERCISE       OUTSTANDING AT    CONTRACTUAL LIFE   WEIGHTED AVERAGE    EXERCISABLE AT    WEIGHTED AVERAGE
   PRICE        DECEMBER 31, 2004        YEARS         EXERCISE PRICES   DECEMBER 31, 2004  EXERCISE PRICES
   -----        -----------------        -----         ---------------   -----------------  ---------------
 $   2.93            450,000             2.00          $    2.93             450,000         $    2.93
     4.00            305,000             1.10               4.00             305,000              4.00
    5-5.26           242,500             1.40               5.15             242,500              5.15
     6.75              5,000             0.60               6.75               5,000              6.75
     8.75            558,500             2.00               8.75             558,500              8.75
    10.50            150,000             0.60              10.50             150,000             10.50
 10.88-10.95         297,000             2.00              10.95                --                 --
 12.30-12.55          30,000             3.40              12.40                --                 --
    13.08            390,000             3.80              13.08                --                 --
    13.50            500,000             2.00              13.50             500,000             13.50
    14.69             15,000             2.50              14.69                --                 --
    16.42            200,000             2.00              16.42             200,000             16.42
                 -----------                                             -----------
                   3,143,000                                               2,411,000
                 ===========                                             ===========

         As of December 31, 2004, approximately 152,000 options were available for grant pursuant to the 1999 stock option plan, as amended.

         Compensation costs charged to operations which the Company recorded for options granted to employees and directors at exercise prices below the fair market value at the date of grant and for options and warrants granted to consultants, including the value of the extensions of the expiration dates in 2004 of employee, director and consultant options and warrants, aggregated $213,000, $592,000 and $1,683,000 in 2002, 2003 and 2004, respectively.

         See Note B-8 for discussion of pro forma effects of applying SFAS No. 123 to employee stock options.

NOTE H--COMMITMENTS AND CONTINGENT LIABILITIES

         1. CELLSCAN LICENSE--Medis El acquired the rights to the CellScan in August 1992 by assignment from IAI of a license from Bar Ilan University (the "University") to IAI. Medis El paid IAI $1,000,000 in consideration of the assignment of the license and for certain tooling and equipment. The license is a perpetual worldwide license to develop, manufacture and sell the CellScan, and to sublicense the right to manufacture and sell the device. The license includes all rights to the University's CellScan patents, know-how and inventions including any subsequently acquired, and all improvements thereto. Medis El is obligated to pay the University a royalty for a twenty-year period beginning in 1995. For the first ten years, the royalty is at the rate of 6.5% of proceeds of sales (after deducting sales commissions and other customary charges) and 4.5% on any fees received from granting territorial rights. The royalty for the second ten-year period is 3.5% on all revenues whether from sales or fees. In addition to such royalty payments, the Company is required to grant $100,000 to the University during the first year that the Company's after-tax profits exceed $300,000. No royalties were required to be paid during the three years ended December 31, 2004.

         2. NEURITOR LICENSE--In consideration of grants by the State of Israel, Medis El is obligated to pay royalties for a license from Imexco General Ltd. ("Imexco"), for which assignment Medis El paid $500,000. An additional sum of $125,000 was paid in December 1995. In 1996, Medis El relinquished its exclusive right to market the Neuritor in consideration of relief of its obligation to pay minimum royalties. Medis El has to pay Imexco royalties at rates ranging from 2% to 7% of the revenue generated by the sale of the Neuritor. No royalties were required to be paid during the three years ended December 31, 2004.

         3. OTHER ROYALTIES--In consideration of grants by the State of Israel, Medis El is obligated to pay royalties of 3% of sales of products developed with funds provided by the State of Israel until the dollar-linked amount equal to the grant payments received by Medis El is repaid in full. All grants received from the State of Israel related to the CellScan and Neuritor technologies. Total grants received, net of royalties paid as of December 31, 2002, aggregate $2,601,000, which includes those received by IAI relating to such technologies of $805,000. No royalties were required to be paid during the three years ended December 31, 2004.

         4. LEASE COMMITMENTS--MTL's office space is provided to MTL for an annual rental fee of approximately $117,000, by a company which is controlled by the chairman and chief executive officer and by the president of MTL. The sublease is on a month to month basis.

         In December 2004, Medis El and More Energy moved their offices and technology center operations to an industrial compound in Lod, Israel, where More Energy had existing production facilities. Medis El and More Energy are committed under two leases for its facilities, which provide aggregate space of approximately 38,000 square feet. The lease covering approximately 35,400 square feet of such facilities has an initial term of five years until November 30, 2009 with two options of duration of 30 months each extending to November 30, 2014. The lease covering approximately 2,600 square feet has a initial term of years until October 31, 2008. Medis El has collateralized its obligations under such leases up to an aggregate of approximately $275,000 by obtaining a bank guarantee in favor of the lessor. Such guarantee is secured by Medis El's deposits with the bank from time to time. During the years ended December 31, 2002, 2003 and 2004, the Company incurred expenses under its facility lease commitments aggregating approximately $293,000, 341,000 and $387,000 respectively.

         In addition, the Company is committed under vehicle lease with various termination dates in 2005 through 2007.

     Future minimum operating lease (facility and vehicle) payments for the next five years and thereafter are as follows:

                                         OPERATING
                                           LEASES
                                         ----------
            2005 ...................     $  592,000

            2006 ...................        570,000

            2007 ...................        522,000

            2008 ...................        454,000

            2009 and thereafter ....        392,000
                                         ----------
         Total future minimum
            lease payments .........     $2,530,000
                                         ==========

         5. REVOLVING CREDIT LINE--On October 18, 2004, the Company entered into a fourth amendment to the agreement governing its existing $5,000,000 revolving credit line. The loan agreement bears interest on any outstanding balances based on either the LIBOR or Prime Rate. Pursuant to the amendment, the termination date of the revolving credit line was extended from July 1, 2005 to July 1, 2006. No other terms of the agreement were changed. Any outstanding balances would be collateralized by all deposits with the bank and an assignment of certain leases owned by a partnership in which the Company's chairman and chief executive officer and its president are partners. Additionally, the Company's chairman and chief executive officer and its president have personally guaranteed any amounts due under such credit line. As of December 31, 2004, the Company had not borrowed any funds under this credit line.

         6. FUEL CELL TECHNOLOGY COOPERATION AGREEMENTS--In April 2001, the Company entered into a mutually exclusive agreement with General Dynamics Government Systems Corporation, a unit of General Dynamics Corporation ("GD"), to develop and market fuel cells and fuel cell-powered portable electronic devices for the United States Department of Defense (the "DOD"). As part of such agreement, among other things, GD agreed to market the Company's fuel cell products to the DOD. In May 2002, the Company received a $75,000 purchase order from GD to develop an initial prototype of such a fuel cell charger. In March 2003, the Company developed, on schedule, the prototype designated under the May 2002 purchase order and recorded the $75,000 as a credit to research and development expense.

         In May 2003, the Company entered into a second agreement with GD to design and develop on a best efforts basis a pre-production prototype of its fuel cell Power Pack for the ruggedized personal digital assistant system that GD is developing for the U.S. military (the "Agreement"). The total price for the Company's services provided for in the Agreement is $500,000, with an initial payment of $100,000 and the balance in accordance with the payment and performance milestones established in the Agreement through January 2005. The Company expects that it will benefit from the development effort beyond the scope of the Agreement and development costs will exceed the $500,000 price. The Company is accounting for the Agreement as a fixed priced, best efforts research and development arrangement. The Company received payments aggregating $350,000 from the inception of the Agreement through December 31, 2004. During the year ended December 31, 2004, the Company recorded approximately $147,000, as a credit to research and development expense, and from the inception of the agreement through December 31, 2004, the Company recorded approximately $370,000 as credits to research and development expense related to the Agreement.

         In August 2004, the Company received an additional order from GD to deliver five prototype fuel cell Power Packs and associated cartridges as power sources for 10 prototype tablet computers in support of the United States Air Force (USAF) Wearable Computer Power Program. The order provides for 10 milestone payments of $42,500 each through June 2005, or a total of $425,000. The order was issued pursuant to a contract awarded to GD by the USAF and announced on August 20, 2004. Through December 31, 2004, the Company has billed GD for five payments aggregating $212,500, has incurred costs under the contract of approximately $54,000 and has received payments aggregating $170,000, pursuant to the agreement.

         7. DISTRIBUTION AGREEMENTS--On March 9, 2004, the Company entered into a distribution agreement with Kensington Technology Group, a leading maker of computer accessories and a division of ACCO Brands, Inc. Pursuant to the distribution agreement, among other things, the Company has granted Kensington the limited, exclusive right to market and distribute its Power Pack and other products using its fuel cell technology under the Kensington and Medis brand names.

         On August 3, 2004, the Company entered into a distribution agreement with Superior Communications, which provides wireless accessories to major mobile operators, retailers and distributors across the United States, for the distribution of the Company's fuel cell Power Pack products through outlets not otherwise covered by the Company's other distribution agreements.

         On August 10, 2004, the Company entered into a distribution agreement with ASE International Inc., which distributes a variety of consumer products to mass distribution outlets such as department stores, drug stores and duty free shops, for the distribution of the Company's fuel cell Power Pack products through outlets not otherwise covered by the Company's other distribution agreements.

         8. PRODUCT AND MANUFACTURING DEVELOPMENT AGREEMENT--On May 3, 2004, the Company entered into a Product and Manufacturing Development Agreement with Flextronics International Ltd. for commencing an industrialization program leading to high volume production of the Company's Power Pack products.

         9. DEVELOPMENT AGREEMENT--On May 25, 2004, the Company entered into a Development Agreement with Eastman Kodak Company's Global Manufacturing Services operation for advancing the development of refueling cartridges and chemicals to be used in the Company's fuel cell products.

NOTE I--RELATED PARTY TRANSACTIONS

         1. INSURANCE--During 2004, Medis El was included as an additional insured party on IAI's product, casualty, and third party liability coverage. This arrangement ended during the second half of 2004. During the years ended December 31, 2002, 2003 and 2004, IAI charged Medis El approximately $5,000, $5,000 and $3,000 for insurance premiums.

         2. CONSULTING AGREEMENTS--The Company has entered into consulting agreements with its chairman and chief executive officer and with its president. Such agreements have initial terms through December 31, 2001 and provide for automatic extension on a year to year basis. During the years ended December 31, 2002, 2003 and 2004, the Company incurred fees relating to its agreement with its chairman and chief executive officer of approximately $296,000, $240,000 and $255,000, respectively, as compensation for his services as an officer of the Company. During the years ended December 31, 2002, 2003 and 2004, the Company incurred fees relating to its agreement with its president of approximately $244,000, $145,000 and $160,000, respectively, as compensation for his services as an officer of the Company.

             During the year ended December 31, 2002, the Company entered into a consulting agreement with a corporation wholly owned by its senior vice president of business development for selling, marketing and other promotional services. Such agreement has an initial term through December 31, 2003 and provides for automatic extension on a year to year basis. During the years ended December 31, 2002, 2003 and 2004, the Company incurred fees of approximately $72,000, $144,000 and $144,000, respectively, as compensation for consulting services under such agreement.

         3. ADMINISTRATIVE SERVICES -- Secretarial and bookkeeping services are provided to MTL through a costs sharing arrangement with a company that is controlled by the chairman and chief executive officer and by the president of MTL. During the years ended December 31, 2002, 2003, and 2004, fees for such services amounted to approximately $56,000, $60,000 and $68,000, respectively.

NOTE J--INCOME TAXES

         The following represents the components of the Company's pre-tax losses for each of the three years in the period ended December 31, 2004.

                                       YEAR ENDED DECEMBER 31,
                           ------------------------------------------------
                               2002              2003              2004
                           ------------      ------------      ------------
         Foreign .....     $ (4,104,000)     $ (7,017,000)     $(12,960,000)
         Domestic ....       (6,201,000)       (2,820,000)       (2,702,000)
                           ------------      ------------      ------------
                           $(10,305,000)     $ (9,837,000)     $(15,662,000)
                           ============      ============      ============

         The Company files a consolidated Federal income tax return, which includes MTL and Medis Inc. At December 31, 2004, the Company has a net operating loss ("NOL") carryforward for United States Federal income tax purposes of approximately $10,702,000, expiring through 2024.

         Pursuant to United States Federal income tax regulations, the Company's ability to utilize this NOL may be limited due to changes in ownership, as defined in the Internal Revenue Code.

         The Company, through Medis El, has net operating losses, for Israeli tax purposes, aggregating approximately $51,130,000 as of December 31, 2004, which, pursuant to Israeli tax law, do not expire.

         Deferred income tax assets arising mainly from NOL carryforwards have been reduced to zero through a valuation allowance. The Company continually reviews the adequacy of the valuation allowance and will recognize deferred tax assets only if a reassessment indicates that it is more likely than not that the benefits will be realized.

         Medis El is an Israeli corporation and is subject to income taxes under the relevant Israeli tax law. Medis El has been issued a certificate of approval as an "Approved Enterprise," which allows Medis El to have lower tax rates under Israeli tax law. Such rates include a corporate tax on income derived from Approved Enterprise activities at a rate of 10% to 20% and a tax rate on distributed dividends of 15%. These benefits expire in 2006.

         If Medis El distributes a cash dividend from retained earning which were tax exempt due to its approved enterprise status, Medis El would be required to pay a 25% corporate tax on the amount distributed and a further 15% withholding tax would be deducted from the amount disturbed to the recipients. Should Medis El derive income form sources other than the approved enterprise programs during the relevant period of benefits, this income would be taxable at the regular corporate tax rate of 35% in 2004, 34% in 2005, 32% in 2006 and 30% in 2007 and thereafter.

         The benefits from Medis El's approved enterprise programs are dependent upon it fulfilling the conditions stipulated by the Laws for Encouragement of Capital Investments, 1959 and the regulations published under this law, as well as the criteria in the approval for the specific investment in Medis El's approved enterprise programs. If Medis El does not comply with these conditions, the tax benefits may be canceled, and it may be required to refund the amount of the canceled benefit, with the addition of linkage difference and interest. As of December 31, 2004, the Company believes that Medis El has complied with these conditions.

         In September 2001, More Energy, the Company's fuel cell subsidiary, was granted Approved Enterprise status. The plan provides a two-year tax exemption, as well as reduced tax (25%-10%) for a period of 5-8 years. The benefits from the Approved Enterprise programs depend upon More Energy fulfilling the conditions under the grant and the laws governing the grant. The commencement of the benefits period is determined beginning with the year in which taxable income is initially generated by the Approved Enterprise, provided that the earlier of 14 years have not elapsed from the year in which the approval was granted, or 12 years from the year in which the enterprise was initially operated. The Company's initial approved enterprise plan was completed during 2004 and the Company is in the process of submitting a new plan.

         No tax expense on income has been recorded in the financial statements of the Company, as the Company has a loss in the current year, in each tax-paying jurisdiction.

         Temporary differences that give rise to deferred tax assets are as follows:

                                                                     DECEMBER 31,
                                                            ------------------------------
                                                                2003              2004
                                                            ------------      ------------
Net operating loss carryforward--United States ........     $  3,862,000      $  4,486,000
Net operating loss carryforward--Israel ...............       15,350,000        15,339,000
Other differences .....................................          279,000         1,183,000
                                                            ------------      ------------
                                                              19,491,000        21,008,000
Valuation allowance ...................................      (19,491,000)      (21,008,000)
                                                            ------------      ------------
   Deferred tax assets, net of valuation allowance ....     $       --        $       --
                                                            ============      ============

         A reconciliation of the income tax benefit computed at the United States Federal statutory rate to the amounts provided in the financial statements is as follows:

                                                          YEAR ENDED DECEMBER 31,
                                              ------------------------------------------------
                                                  2002              2003              2004
                                              ------------      ------------      ------------
Income tax benefit computed at
   Federal statutory rate (34%) .........     $ (3,504,000)     $ (3,344,000)     $ (5,325,000)
Other ...................................         (143,000)           46,000           345,000
Effect of change in foreign tax rate ....             --                --           2,550,000
Effect of permanent differences .........          968,000           645,000           913,000
Valuation allowance .....................        2,679,000         2,653,000         1,517,000
                                              ------------      ------------      ------------
                                              $       --        $       --        $       --
                                              ============      ============      ============

NOTE K--SUMMARY INFORMATION ABOUT GEOGRAPHIC AREAS

         The Company manages its business on a basis of one reportable segment. See Note A for a brief description of the Company's business. The following data is presented in accordance with Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information". Total revenues are attributed to geographic areas based on the location of the entity making the sale.

         The following data presents total revenues for the years ended December 31, 2002, 2003 and 2004 and long-lived assets as of December 31, 2002, 2003 and 2004:

                                   2002                              2003                              2004
                       -----------------------------     -----------------------------     -----------------------------
                          Total          Long-lived         Total          Long-lived         Total          Long-lived
                         Revenues          assets          Revenues          assets          Revenues          assets
                       ------------     ------------     ------------     ------------     ------------     ------------
United States ....     $       --       $       --       $       --       $    158,000     $       --       $    299,000

Israel ...........          192,000       60,756,000          131,000       60,445,000             --         62,370,000
                       ------------     ------------     ------------     ------------     ------------     ------------
                       $    192,000     $ 60,756,000     $    131,000     $ 60,603,000     $       --       $ 62,669,000
                       ============     ============     ============     ============     ============     ============

NOTE L--CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

QUARTER ENDED                                        MARCH 31          JUNE 30         SEPTEMBER 30      DECEMBER 31
-------------                                      ------------      ------------      ------------      ------------
Fiscal 2004
Sales ........................................     $       --        $       --        $       --        $       --
Gross profit .................................     $       --        $       --        $       --        $       --
Loss from operations .........................     $ (3,300,000)     $ (3,402,000)     $ (4,206,000)     $ (4,928,000)
Net loss .....................................     $ (3,241,000)     $ (3,363,000)     $ (4,157,000)     $ (4,901,000)
Net loss attributable to common
   stockholders ..............................     $ (3,241,000)     $ (3,363,000)     $ (4,828,000)     $ (6,296,000)
Basic and diluted net loss per share .........     $       (.13)     $       (.13)     $       (.18)     $       (.24)

Weighted-average number of shares used in
   computing basic and diluted net loss
   per share .................................       25,880,979        26,206,147        26,252,602        26,335,126
                                                   ============      ============      ============      ============

Fiscal 2003
Sales ........................................     $     37,000      $     38,000      $     38,000      $     18,000
Gross profit .................................     $     19,000      $     29,000      $     22,000      $     15,000
Loss from operations .........................     $ (2,508,000)     $ (2,664,000)     $ (2,264,000)     $ (2,477,000)
Net loss .....................................     $ (2,485,000)     $ (2,658,000)     $ (2,231,000)     $ (2,463,000)
Net loss attributable to common
   stockholders ..............................     $ (2,485,000)     $ (2,658,000)     $ (3,457,000)     $ (2,463,000)
Basic and diluted net loss per share .........     $       (.11)     $       (.11)     $       (.15)     $       (.10)

Weighted-average number of shares used in
   computing basic and diluted net loss
   per share .................................       22,446,271        23,562,873        23,591,557        24,106,764
                                                   ============      ============      ============      ============

NOTE M--SUBSEQUENT EVENTS

         1. PRIVATE PLACEMENTS OF COMMON STOCK - In January 2005, the Company issued 50,000 shares of its common stock in a private sale for proceeds of approximately $700,000.




                        ********************************

                                                                ALTERNATIVE PAGE

     The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   * * * * * *

                   Subject to Completion, dated April 7, 2005

PRELIMINARY PROSPECTUS

                             MEDIS TECHNOLOGIES LTD.

                        2,504,236 Shares of Common Stock
                             _______________________


     This prospectus relates to:

         o 305,528 shares of our common stock issuable upon exercise of outstanding one year warrants issued in our November 2003 offer to exchange and exercise, which were previously registered on our Registration Statement in Form S-4 to Form S-3 (Registration No. 333-107801); and

         o 9,208 shares of our common stock issuable upon exercise of outstanding loyalty program warrants issued in our September 2002 shareholder loyalty program, which were previously registered on our Registration Statement on Form S-3 to Form S-1 (Registration No. 333-73276).

     This prospectus also relates to the offer and sale from time to time of up to 2,189,500 shares of our common stock by the persons described in this prospectus, whom we call the "selling stockholders." Of such shares, 382,250 shares may be issued upon exercise of warrants held by the selling stockholders. All of such shares were previously registered on one of our Registration Statements on Form S-3 (Registration Nos. 333-63874 and 333-112623).

     Pursuant to Rule 429 under the Securities Act of 1933, this prospectus updates all of the above-mentioned Registration Statements and only includes shares of our common stock previously registered by us pursuant to such Registration Statements.

     Registering these shares does not mean, in the case of the one year warrants and the loyalty program warrants, that the holders will exercise any of such warrants, and in the case of the shares held by the selling stockholders, that the selling stockholders will actually offer or sell any of these shares.

     We will receive aggregate proceeds of approximately $2,933,000 if all of the one year warrants are exercised and $49,815 if all of the loyalty program warrants are exercised. We will receive no proceeds from the sale of any of the selling stockholder shares if the selling stockholders sell them.

     Our common stock is currently traded on the Nasdaq National Market under the symbol "MDTL." The closing price of our common stock on March 31, 2005 was $14.34 per share.

     THIS INVESTMENT INVOLVES RISKS. YOU SHOULD REFER TO THE DISCUSSION OF RISK FACTORS, BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                             _______________________
                                     , 2005

                                                                ALTERNATIVE PAGE

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Forward Looking Statements.....................................................i
Prospectus Summary.............................................................1
Risk Factors....................................................................
Price Range of Common Stock.....................................................
The Offering and Use of Proceeds................................................
Selected Financial Data.........................................................
Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations..................................................................
Business........................................................................
Management......................................................................
Principal Stockholders..........................................................
Certain Transactions............................................................
Selling Stockholders............................................................
Plan of Distribution............................................................
Description of Our Securities...................................................
Legal Matters...................................................................
Experts.........................................................................
Where Can You Find More Information.............................................
Index To Financial Statements................................................F-1

                                                                ALTERNATIVE PAGE

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU IN MAKING A DECISION TO ACQUIRE OUR COMMON STOCK. FOR A MORE COMPLETE UNDERSTANDING OF OUR COMPANY AND OUR COMMON STOCK, YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE RISKS DESCRIBED UNDER "RISK FACTORS" FOUND ELSEWHERE IN THIS PROSPECTUS.

                                    OVERVIEW

         Our primary business focus is on the development, manufacturing, marketing and distribution of direct liquid fuel cell products for portable electronic devices, for the consumer (personal and professional) and military markets. A discussion of our direct liquid fuel cell products and technology and of our other technologies, including our CellScan, inherently conductive polymers, stirling cycle system, toroidal technologies and Rankin cycle liner compressor, can be found elsewhere in this prospectus.

         We are a Delaware corporation organized in April 1992. Our principal executive offices are located at 805 Third Avenue, New York, New York 10022. Our telephone number is (212) 935-8484. Our website is located at www.medistechnologies.com. The information on our website is not a part of this prospectus. All of our operating and research facilities are located in the State of Israel.



                                  THE OFFERING

Common Stock offered by us upon
exercise of outstanding warrants...................   314,736 shares
Common stock offered for sale
by the selling stockholders........................   2,189,500 shares (1)
Common stock to be outstanding
after this offering................................   27,917,610 shares (1)(2)
_______________
(1)  Includes 382,250 shares of common stock underlying warrants.
(2) Based upon our issued and outstanding shares of common stock as of March 31, 2005. This number excludes 743,114 and 3,103,000 shares of our common stock which are issuable upon exercise of additional outstanding warrants and outstanding options granted under our stock option plan, respectively. An additional 147,000 shares are reserved for future grants under our stock option plan.

                                                                ALTERNATIVE PAGE

                        THE OFFERING AND USE OF PROCEEDS

     This prospectus relates to:

         o 305,528 shares of our common stock issuable upon exercise of outstanding one year warrants issued in our November 2003 offer to exchange and exercise, which were previously registered on our Registration Statement in Form S-4 to Form S-3 (Registration No. 333-107801); and

         o 9,208 shares of our common stock issuable upon exercise of outstanding loyalty program warrants issued in our September 2002 shareholder loyalty program, which were previously registered on our Registration Statement on Form S-3 to Form S-1 (Registration No. 333-73276).

     This prospectus also relates to the offer and sale from time to time of up to 2,189,500 shares of our common stock by the selling stockholders. Of such shares, 382,250 shares may be issued upon exercise of warrants held by such selling stockholders. All of such shares were previously registered on one of our Registration Statements on Form S-3 (Registration Nos. 333-63874 and 333-112623).

     The exercise price of the one year warrants is $9.60 per share and the exercise price of the loyalty program warrants is $5.41 per share.

     Registering these shares does not mean, in the case of the one year warrants and the loyalty program warrants, that the holders will exercise any of such warrants, and in the case of the shares held by the selling stockholders, that the selling stockholders will actually offer or sell any of these shares.

     We will receive aggregate proceeds of approximately $2,933,000 if all of the one year warrants are exercised and $49,815 if all of the loyalty program warrants are exercised. We will not receive any of the proceeds received by the selling stockholders in connection with any of their sales of our common stock. However, we will receive proceeds of up to $6,880,500 if all of the warrants which relate to the common stock being offered by the selling stockholders listed in this prospectus are exercised. We intend to use such proceeds, if any, for working capital and general corporate purposes.

                                                                ALTERNATIVE PAGE

                              SELLING STOCKHOLDERS

     We are registering, for the account of the selling stockholders indicated below, an aggregate of 2,189,500 shares of our common stock, including 382,250 shares underlying certain of our warrants, pursuant to registration rights granted by us to the selling stockholders. We have agreed to pay all expenses and costs to comply with our obligation to register the selling stockholders' shares of common stock.

     The selling stockholders listed in Selling Stockholder Table A below each received their shares in January 2004 as part of a private offering of our common stock in which we sold 1,425,000 shares of common stock for aggregate proceeds of approximately $14,580,000. The shares listed in Selling Stockholder Table A for resale were previously registered pursuant to our Registration Statement on Form S-3 (Registration No. 333-112623). Pursuant to Rule 429 promulgated under the Securities Act of 1933, this prospectus and the registration statement of which it forms a part updates such Registration Statement.

     The selling stockholders listed in Selling Stockholder Table B below each received their shares and common stock purchase warrants in May 2001 as part of a private offering of our securities in which we sold 413,500 shares of our common stock and warrants to purchase an additional 413,500 shares of our common stock at an exercise price of $18.00 per share for aggregate proceeds of approximately $6,600,000. The shares listed in Selling Stockholder Table B for resale were previously registered pursuant to our Registration Statement on Form S-3 (Registration No. 333-63874). Pursuant to Rule 429 promulgated under the Securities Act of 1933, this prospectus and the registration statement of which it forms a part updates such Registration Statement.

     We believe, based on information supplied by the following persons, that the persons named in these tables have sole voting and investment power with respect to all shares of common stock which they beneficially own. The last column of each of these tables assumes the sale of all of our shares offered by this prospectus listed in that table. The registration of the offered shares does not mean that any or all of the selling stockholders will offer or sell any of these shares. Except as set forth in the notes to these tables, there is not nor has there been a material relationship between us and any of the selling stockholders within the past three years.

SELLING STOCKHOLDER TABLE A

                                                                                              SHARES BENEFICIALLY
                                                                                              OWNED AFTER OFFERING
                                                                            COMMON STOCK      --------------------
                                                   NUMBER OF SHARES      OFFERED BY SELLING
  NAME OF SELLING STOCKHOLDER                     BENEFICIALLY OWNED        STOCKHOLDER       NUMBER       PERCENT
  ---------------------------                     ------------------        -----------       ------       -------
Sherleigh Associates Profit Sharing Plan               343,783                200,000         143,783         *
SLS Offshore Fund Ltd.                                 359,000                359,000            --           --
SLS Investors LP                                       141,000                141,000            --           --
Atlas Capital (Q.P.), L.P.                              93,720                 93,720            --           --
Atlas Capital Master Fund, L.P.                        236,280                236,280            --           --
Gryphon Master Fund, LP                                150,000                150,000            --           --
Sandler Technology Partners, L.P.                       30,000                 20,000          10,000         *
MLIIF New Energy Fund                                   78,300                 23,000          55,300         *
ML New Energy Technology Fund                          286,071                180,000         106,071         *
ML Natural Resources Hedge Fund                         22,000                 22,000            --           --
__________

*    Less than 1%

                                                                ALTERNATIVE PAGE
SELLING STOCKHOLDER TABLE B

                                                                                              SHARES BENEFICIALLY
                                                                                              OWNED AFTER OFFERING
                                                                            COMMON STOCK      --------------------
                                                   NUMBER OF SHARES      OFFERED BY SELLING
  NAME OF SELLING STOCKHOLDER                     BENEFICIALLY OWNED        STOCKHOLDER(1)    NUMBER       PERCENT
  ---------------------------                     ------------------        -----------       ------       -------
CVF, LLC                                             2,532,543                125,000       2,407,543        8.04
Peking Holdings Ltd.                                   185,666                 75,000         110,666         *
Howard R. Scharlin                                       2,000                  2,000            --           --
Howglo LP                                               52,875                 18,750          34,125         *
Jane  Katcher, Trustee under 1999 Trust FBO              6,250                  6,250            --           --
Elizabeth Katcher
Jane  Katcher, Trustee under 1999 Trust FBO              6,250                  6,250            --           --
Katherine Katcher
Jane  Katcher, Trustee under 1999 Trust FBO              6,250                  6,250            --           --
Margaret Katcher
Louis Perlmutter                                        62,500                 62,500            --           --
Sherleigh Associates Profit Sharing Plan               563,783                 60,000         503,783        1.68
Pristar Enterprises                                    159,502                 60,000          99,502         *
Martin Lifton                                          294,213                 20,000         274,213         *
Venture Invest LLC                                     214,918                 80,000         134,918         *
David H. Hirsch & Gerald Cohen as Tenants in            12,000                 12,000            --           --
Common
Polaris Partners                                        20,000                 20,000            --           --
Investcom International Corp.                           62,500                 62,500            --           --
Stanley Spielman                                       145,847                 40,000         105,847         *
HDG Associates                                          12,500                 12,500            --           --
MBK Partners Inc.                                       43,272                 10,000          33,272         *
Anthony E. Meyer                                        12,500                 12,500            --           --
Sabbatical Ventures LLC                                 20,000                 20,000            --           --
Kenneth Moskowitz                                       14,245(2)              12,500           1,745         *
Leonard Moskowitz                                      200,779(3)              12,500         165,640         *
Israel Aircraft Industries Ltd.(4)                   5,541,457                 25,000       5,516,457       18.42
Patrick Lang                                            32,177(5)               3,000          29,177         *
__________
*   Less than 1%
(1) One-half of such shares represent shares underlying outstanding common stock purchase warrants.
(2) Includes 5,984 shares held by the Kenneth Moskowitz Family Limited
    Partnership.
(3) Includes 170,642 shares held by the Leonard Moskowitz Family Limited
    Partnership.
(4) Israel Aircraft Industries Ltd. is our largest single stockholder.
(5) Includes 29,702 shares held in joint tenancy with Marguerite Lang.

                                                                ALTERNATIVE PAGE

                              PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling stockholders, as well as on behalf of their donees, pledgees, transferees or other successors-in-interest, if any, who may sell shares received as gifts, pledges, partnership distributions or other non-sale related transfers. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders.

     Sales of the shares may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on any securities exchange, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, short sales versus the box, or a combination of such methods of sale, at fixed prices, market prices prevailing at the time of sale, prices related to market prices, varying prices determined at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

     The selling stockholders may effect such transactions by selling the shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate.

     The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We delivered to each of the selling stockholders a letter stating that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market, as well as outlining their duties and obligations under Regulation M in connection with a public offering and sale of their respective shares.

     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule. Sales of any shares of common stock by the selling stockholders may depress the price of the common stock in any market that may develop for the common stock.

     If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part under the Securities Act, disclosing:

         o the name of each such selling stockholder and of the participating broker-dealer(s);

         o the number of shares involved; o the price at which such shares were sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o  other facts material to the transaction.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth various expenses that will be incurred in connection with this offering as it relates to this Registration Statement:

              Filing Fee.....................................   $     367
              Legal Fees and Expenses........................       5,000*
              Accounting Fees and Expenses...................       6,000
              Printing Expenses..............................       2,000*
              Miscellaneous Expenses.........................       1,633*
                                                                ---------
                     Total...................................   $  15,000*
                                                                =========
              _____
              *  Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     The Registrant's Bylaws provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant), by reason of the fact that he is or was a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation provides for such limitation of liability.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since May 2001, the Registrant has issued the following securities that were not registered under the Securities Act of 1933:

     In May and June 2001, we sold in private placements to accredited investors an aggregate of 660,688 units, each unit consisting of one share of our common stock and a warrant to purchase one share of common stock, at a price of $16.00 per unit, for aggregate gross proceeds of approximately $10,571,000. Warrants issued with 413,500 units have an exercise price of $18.00 per share and warrants issued with 247,188 units have an exercise price of $19.00 per share. All of such warrants are exercisable for two years from their respective issue date. The Company's chief executive officer and its president each purchased 15,625 units and Israel Aircraft Industries Ltd., the Company's largest stockholder, purchased 12,500 units. The placement agents for the sale of certain units were McDonald Investments Inc. and Atlas Capital Services, Inc. We paid commissions and other expenses to the placement agents aggregating approximately $188,000.

     In July 2001, an existing warrantholder exercised warrants to purchase 10,275 shares of our common stock, for an aggregate exercise price of $38,000.

     In February and March 2002, certain of our officers and employees exercised outstanding options to acquire an aggregate of 66,180 shares of our common stock, for aggregate proceeds of approximately $309,000.

     On March 14, 2003, we issued to one of our officers 120,000 shares of our common stock, as partial payment of the purchase price for the remaining 7% of More Energy Ltd., an Israeli corporation, we did not already own. The common stock was valued at $4.374 per share, or an aggregate of approximately $525,000.

     On April 1, 2003, we granted to a consultant warrants to purchase an aggregate of 50,000 shares of our common stock, in connection with a consulting agreement of the same date. Such warrants provide for an exercise price of $5.35 per share and expire three years from the date of the grant. Warrants to purchase 25,000 shares vest one year from the date of the grant and warrants to purchase the remaining 25,000 shares vest two years from the date of the grant; provided that if we do not extend the term of the consulting agreement for a second twelve month period, all of the warrants shall vest one year from the date of the grant.

     In January 2004, we sold in a private placement to accredited investors an aggregate of 1,425,000 share of our common stock for aggregate gross proceeds of approximately $14,588,000. The placement agent for the sale of an aggregate of 510,000 of such shares was Stonegate Securities, Inc. We paid commissions and other expenses to Stonegate Securities aggregating approximately $255,000.

     During the three months ended March 31, 2004, warrant holders exercised outstanding warrants to acquire 12,950 shares of our common stock, at an exercise price of $5.00 per share, for aggregate proceeds of approximately $64,750.

     In December 2004, we issued 220,000 shares of our common stock in a private placement to an accredited investor, for proceeds of approximately $3,080,000.

     In January 2005, we issued 50,000 shares of our common stock in a private sale to an accredited investor, for proceeds of approximately $700,000.

     Exemption from registration under the Securities Act of 1933, as amended, in connection with the foregoing transactions, is claimed under Section 4(2) of the Securities Act as a transaction or transactions by the issuer not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following is a list of Exhibits filed herewith as part of the registration statement:

   3.(i)     Restated Certificate of Incorporation of Medis Technologies Ltd.
             (1)
   3.(ii)    Restated By-Laws of Medis Technologies Ltd., as amended (1)
   4.1       Form of certificate evidencing shares of common stock (1)
   5.1*      Opinion of Sonnenschein Nath & Rosenthal LLP
   10.1      Medis Technologies Ltd.'s 1999 Stock Option Plan, as amended (2)
   10.2      Employment Agreement dated November 2, 2000 between Zvi Rehavi and
             Medis El Ltd. (3)
   10.3      Employment Agreement dated March 23, 1999 between Israel Fisher and
             Medis El Ltd. (3)
   10.4      Loan Agreement dated as of December 29, 2000 between Fleet National
             Bank, as the lender and Medis Technologies Ltd., as the borrower
             (3)
   10.5      Amendment to Loan Agreement dated October 24, 2002 but effective as of September 30, 2002 between Medis Technologies Ltd. and Fleet
             National Bank (4)
   10.6      Amendment No. 2 to Loan Agreement dated as of December 29, 2000 between Fleet National Bank, as the lender and Medis Technologies
             Ltd., as the borrower, dated February 20, 2003 (5)

   10.7 Amendment No. 3 to Loan Agreement dated December 29, 2000 between Fleet National Bank, as the lender, and Medis Technologies Ltd., as the borrower, dated September 30, 2003 (8)
   10.8 Amendment No. 4 to Loan Agreement dated as of December 29, 2000 between Fleet National Bank, as the lender and Medis Technologies Ltd., as the borrower, dated February 20, 2003 (2)
   10.9 Strategic Agreement dated April 5, 2001 by and between General Dynamics Government Systems Corporation and Medis Technologies Ltd.
             (3)
   10.10 Option Agreement dated November 9, 2000, by and between Medis Technologies Ltd. and Gennadi Finkelstein, and amendment thereto
             (3)
   10.11 Letter Agreement dated March 14, 2003 by and between Medis Technologies Ltd. and Gennadi Finkelshtain, amending the exercise terms of the Option Agreement dated November 9, 2000 and exercising the option in full (5)
   10.12 Letter Agreement dated June 1, 1993 between Medis El Ltd. and The Industrial Research and Development Institute of the Chief Scientist's Office of the State of Israel (6)
   10.13 Agreement dated October 17, 1991 between Bar-Ilan University and Israel Aircraft Industries Ltd. (6)
   10.14 Amendment of License dated August 8, 1992 between Bar-Ilan University and Israel Aircraft Industries Ltd. and Medis El (6)
   10.15 Assignment of License Agreement between Israel Aircraft Industries between Israel Aircraft Industries Ltd. and Bar-Ilan University dated August 13, 1992 between Israel Aircraft Industries Ltd. and Medis Israel Ltd. (6)
   10.16 Letter Agreement dated July 18, 1996 between Medis El Ltd. and Bar-Ilan University (6)
   10.17 Consultancy Agreement dated as of January 2, 2000 between Medis Technologies Ltd. and Robert K. Lifton (7)
   10.18 Consultancy Agreement dated as of January 2, 2000 between Medis Technologies Ltd. and Howard Weingrow (7)
   10.19** Distribution Agreement dated as of March 9, 2004 by and between ACCO Brands, Inc. through its Kensington Technology Group, and Medis Technologies Ltd. (8)
   10.20     Summary of Material Lease Terms to Lod, Israel Facility (14)
   10.21** Product and Manufacturing Development Agreement, dated as of May 3, 2004, between Medis Technologies Ltd. and Flextronics International Ltd. (9)
   10.22 Agreement dated May 5, 2003 between Medis Technologies Ltd. and General Dynamics C4 Systems, Incorporated (10)
   10.23** Distribution Agreement, dated as of August 10, 2004, between ASE International Inc. and Medis Technologies Ltd. (11)
   10.24** Distribution Agreement, dated as of August 3, 2004, between Superior Communications and Medis Technologies Ltd. (12)
   10.25** Development Agreement dated as of May 25, 2004 between Eastman Kodak Company and Medis Technologies Ltd. (13)
   10.26 Consultancy Agreement dated as of July 1, 2002 between More Energy Ltd. and JSW Consulting Inc. (10)
   10.27 Special Personal Employment Contract dated as of July 15, 2002 between Medis El Ltd. and Yaacov Weiss (10)
   10.28** Purchase Order dated August 27, 2004 with General Dynamics C4 Systems, Inc. (14)
   10.29     Personal Employment Contract with Zvi Rehavi, dated March 29, 2005
             (15)
   14.1      Code of Ethics (8)
   21.1      Subsidiaries of the Registrant (6)
   23.1      Consent of Ernst & Young LLP
   23.2      Consent of Kost Forer Gabay & Kasierer, a Member of Ernst & Young
             Global
   23.4      Consent of Sonnenschein Nath & Rosenthal LLP (to be included in
             Exhibit 5.1)
   24.1* Power of Attorney (included on the signature page of Part II of this Registration Statement)
___________________
* Previous filed as part of this Registration Statement.
**Portions of this document have been omitted and submitted separately with the Securities and Exchange Commission pursuant to a request for "Confidential Treatment."
(1) Filed as an exhibit to the Registration Statement on Form S-1, as amended (File No.: 333-83945), of Medis Technologies Ltd. and incorporated herein by reference.
(2) Filed as an exhibit to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 of Medis Technologies Ltd. and incorporated herein by reference.

(3) Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2000 of Medis Technologies Ltd. and incorporated herein by reference.
(4) Filed as an exhibit to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 of Medis Technologies Ltd. and incorporated herein by reference.
(5) Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2002 of Medis Technologies Ltd. and incorporated herein by reference.
(6) Filed as an exhibit to the Registration Statement on Form S-1, as amended (File No.: 333-73276), of Medis Technologies Ltd. and incorporated herein by reference.
(7) Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2001 of Medis Technologies Ltd. and incorporated herein by reference.
(8) Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2003 of Medis Technologies Ltd. and incorporated herein by reference.
(9) Filed as an exhibit to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 of Medis Technologies Ltd. and incorporated herein by reference.
(10) Filed as an exhibit to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 of Medis Technologies Ltd. and incorporated herein by reference.
(11) Filed as an exhibit to the Current Report on Form 8-K dated August 10, 2004 of Medis Technologies Ltd. and incorporated herein by reference.
(12) Filed as an exhibit to the Current Report on Form 8-K dated August 3, 2004 of Medis Technologies Ltd. and incorporated herein by reference.
(13) Filed as an exhibit to the Current Report on Form 8-K dated May 25, 2004 of Medis Technologies Ltd. and incorporated herein by reference.
(14) Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2004 of Medis Technologies Ltd. and incorporated herein by reference.
(15) Filed as an exhibit to the Current Report on Form 8-K dated March 29, 2005 of Medis Technologies Ltd. and incorporated herein by reference.

(b)      Financial Statement Schedules

         None

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total Dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

         (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (4) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 14 of this Part II to the registration statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day of April, 2005.

                                        MEDIS TECHNOLOGIES LTD.

                                        By: /s/  ROBERT K. LIFTON
                                           -------------------------------------
                                            Robert K. Lifton
                                            Chairman and Chief Executive Officer

                         ______________________________

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


      SIGNATURE                                    TITLE                                   DATE
      ---------                                    -----                                   ----
/s/ ROBERT K. LIFTON        Chairman and Chief Executive Officer, Secretary and       April 7, 2005
--------------------------  Director (Principal Executive Officer)
Robert K. Lifton

/s/ HOWARD WEINGROW         President, Treasurer and Director                         April 7, 2005
--------------------------
Howard Weingrow

*                           Senior Vice President-Finance                             April 7, 2005
--------------------------  (Principal Financial Officer)
Israel Fisher

*                           Senior Vice President-Business Development and            April 7, 2005
--------------------------  Director
Jacob S. Weiss

*                           Senior Vice President and Controller                      April 7, 2005
--------------------------  (Principal Accounting Officer)
Michael S. Resnick

*                           Director                                                  April 7, 2005
--------------------------
Amos Eiran

*                           Director                                                  April 7, 2005
--------------------------
Zeev Nahmoni

*                           Director                                                  April 7, 2005
--------------------------
Jacob E. Goldman

*                           Director                                                  April 7, 2005
--------------------------
Philip Weisser

*                           Director                                                  April 7, 2005
--------------------------
Mitchell H. Freeman

                            Director
--------------------------
Steve Barnett

* Robert K. Lifton, pursuant to Powers of Attorney (executed by each of the officers and directors listed above and indicated as signing above, and filed with the Securities and Exchange Commission), by signing his name hereto does hereby sign and execute this Post-Effective Amendment No. 1 to the Registration Statement on behalf of each of the persons referenced above.


April 7, 2005
                                          /s/  ROBERT K. LIFTON
                                         -----------------------------
                                               Robert K. Lifton